UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.   )

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AXIS CAPITAL HOLDINGS LIMITED
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March 22, 2012

Dear Shareholder:

You are cordially invited to attend the 2012 Annual General Meeting of Shareholders of AXIS Capital Holdings Limited (“AXIS”), to be held at AXIS Overbay Cottage, 11 Waterloo Lane, Pembroke HM 08, Bermuda, on Thursday, May 3, 2012 at 8:30 a.m. local time.

The attached Notice of Annual General Meeting of Shareholders and proxy statement describe the formal business to be transacted at the annual meeting. During the annual meeting, we will make available information relating to the operations of AXIS during the past year. Representatives from our independent registered public accounting firm, Deloitte & Touche Ltd., will be present to respond to appropriate questions from shareholders.

Please mark, date, sign and return your proxy card in the enclosed envelope by following the instructions on the proxy card at your earliest convenience. You may also vote over the Internet or by telephone by following the voting instructions printed on your proxy card. This will assure that your shares will be represented and voted at the meeting even if you do not attend.

Sincerely,

Michael A. Butt

Chairman of the Board

AXIS CAPITAL HOLDINGS LIMITED

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 3, 2012

Notice is hereby given that the Annual General Meeting of Shareholders of AXIS Capital Holdings Limited will be held at AXIS Overbay Cottage, 11 Waterloo Lane, Pembroke HM 08, Bermuda, on Thursday, May 3, 2012 at 8:30 a.m. local time for the following purposes:

1.	To elect the four Class I Directors listed herein to hold office until 2015;

2.	To approve, in a non-binding vote, the compensation of our named executive officers;

3.	To approve an amendment to our 2007 Long-Term Equity Compensation Plan which (i) increases the aggregate number of shares of common stock authorized for issuance by 6,000,000; and (ii) makes certain administrative changes;

4.	To appoint Deloitte & Touche Ltd., Hamilton, Bermuda, to act as our independent registered public accounting firm for the fiscal year ending December 31, 2012 and to authorize the Board of Directors, acting through the Audit Committee, to set the fees for the independent registered public accounting firm; and

5.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

Only shareholders of record, as shown by the AXIS transfer books at the close of business on March 5, 2012, are entitled to notice of and to vote at the meeting.

Our financial statements for the year ended December 31, 2011 together with the report of our independent registered public accounting firm in respect of these financial statements will be presented at the meeting.

By Order of the Board of Directors,

Richard T. Gieryn, Jr.

Corporate Secretary

Pembroke, Bermuda

March 22, 2012

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Shareholders to Be Held on May 3, 2012:

The Proxy Statement, the 2011 Annual Report to Shareholders and the Form 10-K of AXIS Capital Holdings Limited for 2011 are available at https://materials.proxyvote.com/G0692U.

PLEASE COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE RETURN ENVELOPE FURNISHED FOR THAT PURPOSE AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU LATER DESIRE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT. YOU ALSO MAY VOTE OVER THE INTERNET OR BY TELEPHONE BY FOLLOWING THE VOTING INSTRUCTIONS PRINTED ON THE ACCOMPANYING PROXY CARD.

AXIS CAPITAL HOLDINGS LIMITED

92 PITTS BAY ROAD, PEMBROKE HM 08, BERMUDA

PROXY STATEMENT

FOR

THE ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 3, 2012

March 22, 2012

We are furnishing this proxy statement to the shareholders of AXIS Capital Holdings Limited in connection with the solicitation of proxies by the Board of Directors (the “Board”) of AXIS Capital Holdings Limited to be voted at the 2012 Annual General Meeting of Shareholders to be held at AXIS Overbay Cottage, 11 Waterloo Lane, Pembroke HM 08, Bermuda, on Thursday, May 3, 2012 at 8:30 a.m. local time, and at any postponements or adjournments of that meeting. Directions to the 2012 Annual General Meeting of Shareholders at AXIS Overbay Cottage may be obtained by contacting our Corporate Secretary at: +1.441.496.2600.

When used in this proxy statement, the terms “we,” “us,” “our,” “the Company,” “AXIS” and “AXIS Capital” refer to AXIS Capital Holdings Limited.

The approximate date on which we are first sending this proxy statement and the accompanying proxy card is March 22, 2012.

This proxy statement, our 2011 Annual Report to Shareholders and our Form 10-K for the fiscal year ended December 31, 2011 are available at https://materials.proxyvote.com/G0692U.

When the accompanying proxy card is properly executed and returned, the proxies named on the proxy card will vote the common shares, par value U.S. $0.0125 per share, of AXIS Capital at the meeting as specified on the following proposals:

•	the election of the four nominees for Class I Directors as identified in this proxy statement;

•	the approval, by non-binding vote, of the compensation of the named executive officers;

•

the approval of an amendment to our 2007 Long-Term Equity Compensation Plan which (i) increases the aggregate number of shares of common stock authorized for issuance under the plan by 6 million; and (ii) makes certain administrative changes;

•

the appointment of Deloitte & Touche Ltd. (“Deloitte”) to act as our independent registered public accounting firm for the fiscal year ending December 31, 2012 and the authorization of our Board, acting through the Audit Committee, to set the fees for the independent registered public accounting firm; and

•	such other business as may properly come before the meeting or any postponements or adjournments thereof.

Shareholders of record as of the close of business on March 5, 2012, the record date, are entitled to vote at the meeting. As of March 5, 2012, there were 129,808,851 outstanding common shares entitled to vote at the meeting. Except as set forth in our bye-laws, each common share entitles the holder of record to one vote. In accordance with our bye-laws, shareholders whose shares constitute 9.5% or more of the voting power of our common shares are entitled to less than one vote for each common share held by them, but only in the event that a U.S. Shareholder, as defined in our bye-laws, owning 9.5% or more of our common shares is first determined to exist. We will notify any shareholder whose voting power is reduced prior to the meeting.

Assuming that there is a quorum consisting of two or more persons present in person and representing in person or by proxy shares representing more than fifty percent (50%) of the aggregate voting power of the Company, the affirmative vote of a majority of the votes cast at the meeting by the holders of shares represented in person or by proxy at the annual meeting is required for the election of directors, the non-binding approval of the compensation paid to our named executive officers, the approval of the amendment to our 2007 Long-Term Equity Compensation Plan and the ratification of the appointment of Deloitte. Abstentions and instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy (so-called “broker non-votes”) will be counted for purposes of determining a quorum. In determining whether (i) a director nominee has been elected by the shareholders and (ii) the compensation of our named executive officers has been approved, abstentions and “broker non-votes” will have no effect on the outcome of any of these proposals because such shares are not considered votes cast. In determining whether the amendment to our 2007 Long-Term Equity Compensation Plan has been approved, current New York Stock Exchange (“NYSE”) rules require the affirmative vote of a majority of the shares of common stock cast on the proposal, provided that a majority of the outstanding shares of common stock are voted on the proposal. With respect to the proposal to adopt the 2007 Long-Term Equity Compensation Plan, abstentions are considered “votes cast” under NYSE rules and thus: (i) will have the same effect as a vote “against” the proposal, and (ii) will be counted in determining whether a majority of the outstanding shares of common stock are voted on the proposal. Broker non-votes will have no effect on the outcome of the proposal, assuming a majority of the outstanding shares of common stock are otherwise voted on the proposal. Under NYSE rules, the proposal to ratify the appointment of Deloitte as our independent registered public accounting firm is considered a “discretionary” item. This means that brokers may vote in their discretion on this matter on behalf of their clients who have not furnished voting instructions. Therefore, there will be no “broker non-votes” on the ratification of the appointment of Deloitte and in determining whether the proposal has received the requisite number of affirmative votes to be approved, abstentions will have no effect on such proposal because such shares are not considered votes cast. We will count common shares held by shareholders who have signed their proxy cards or properly submitted their proxy by phone or over the Internet but have not specified how their shares are to be voted towards the presence of a quorum, and we will vote those shares in accordance with management’s recommendations for each of the proposals contained in this year’s proxy statement.

Any shareholder giving a proxy has the power to revoke it prior to its exercise by sending notice of revocation to our Secretary in writing, by executing and delivering a subsequent proxy card or by voting in person at the meeting. To revoke a proxy previously submitted over the Internet or by telephone, you may simply vote again at a later date, using the same procedures, in which case your later submitted vote will be recorded and your earlier vote revoked. You may also vote in person at the Annual General Meeting.

Our financial statements for the year ended December 31, 2011 together with the report of our independent registered public accounting firm in respect of these financial statements will be presented at the meeting.

PROPOSAL 1. ELECTION OF DIRECTORS

Our Board is divided into three classes, designated Class I, Class II and Class III. The term of office for each Class I director expires at the Annual General Meeting in 2012; the term of office for each Class III director expires at the annual general meeting in 2013; and the term of office for each Class II director expires at the annual general meeting in 2014. At each annual general meeting, the successors of the class of directors whose term expires at that meeting will be elected to hold office for a term expiring at the annual general meeting to be held in the third year following the year of their election.

Four Class I directors are to be elected at the meeting to hold office until the annual general meeting in 2015. All of the nominees currently are directors. Our Corporate Governance and Nominating Committee recommended all of the nominees to our Board for election at the meeting. All nominees have consented to serve if elected. We do not expect that any of the nominees will become unavailable for election as a director, but if any nominee should become unavailable prior to the meeting, proxy cards authorizing the proxies to vote for the nominees will instead be voted for substitute nominees recommended by our Board.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE FOLLOWING NOMINEES.

The table below sets forth the names, ages, classes and positions of the nominees who are standing for election at the meeting:

Name	Age	Class	Position
Michael A. Butt	69	I	Chairman of the Board*
John R. Charman	59	I	Chief Executive Officer, President and Director**
Charles A. Davis	63	I	Independent Director
Sir Andrew Large	69	I	Independent Director

*	Mr. Butt will retire as Chairman, effective as of the close of business on May 3, 2012, the date of our 2012 Annual General Meeting of Shareholders. The Board has requested, and Mr. Butt has agreed, to continue to serve the Company as a member of the Board, subject to shareholder approval.

**	Mr. Charman will retire as Chief Executive Officer and President, effective as of the close of business on May 3, 2012. Mr. Charman will be succeeded by Albert A. Benchimol, who will become Chief Executive Officer and President, also effective as of the close of business on May 3, 2012. Mr. Benchimol currently serves as the Company’s Chief Financial Officer and a member of its management Executive Committee and was appointed to the Board of Directors in January 2012. The Board has requested, and Mr. Charman has agreed, to remain with the Company in the position of Chairman of the Board of Directors, succeeding Mr. Butt, subject to shareholder approval.

Michael A. Butt has been Chairman of the Board since September 2002. Mr. Butt also is Chairman of the Board of AXIS Specialty Holdings Bermuda Limited and AXIS Specialty Limited. Mr. Butt has over 45 years of insurance industry experience. From 1982 to 1986, Mr. Butt was the Chairman of Sedgwick Limited and Vice Chairman of the Sedgwick Group plc. From 1987 to 1992, Mr. Butt served as Chairman and Chief Executive Officer of Eagle Star Holdings plc and Eagle Star Insurance Company. From 1993 to 1998, Mr. Butt was Chief Executive Officer and President of Mid Ocean Limited. From 1998 to August 2002, Mr. Butt was a director of XL Capital Ltd. Mr. Butt also is a former director of the Farmers Insurance Group, BAT Industries and Instituto Nazionale delle Assicuranzioni. Mr. Butt also was the Chairman of the Association of Bermuda Insurers and Reinsurers from January 2008 through December 2009. In 2011, Mr. Butt was appointed as an Officer of the Order of the British Empire to commemorate his distinguished contributions over the past 20 years toward the building of the Bermuda reinsurance industry.

John R. Charman has been Chief Executive Officer and President and a director since our inception. Mr. Charman also is Chief Executive Officer and President and a director of AXIS Specialty Limited and AXIS Specialty Holdings Bermuda Limited, Chairman of AXIS Specialty Europe Limited, AXIS Specialty Holdings Ireland Limited and AXIS Specialty Global Holdings Limited and a director of AXIS Re Limited. Mr. Charman has over 41 years of experience in the insurance industry and has been in a senior underwriting position since 1975. From 2000 to 2001, he served as Deputy Chairman of ACE INA Holdings and President of ACE International. Mr. Charman also was Chief Executive Officer at ACE Global Markets from 1998 to 2001. Prior to that, Mr. Charman was the Chief Executive Officer of Tarquin plc (a joint venture company among Insurance Partners, Harvard University and the Charman Group), the parent company of the Charman Underwriting Agencies at Lloyd’s. He also was a Deputy Chairman of the Council of Lloyd’s and a member of the Lloyd’s Core Management Group and Lloyd’s Market Board between 1995 and 1997. He is currently a director of HSBC Bank Bermuda Limited and is also a member of the Board of the Masterworks Museum of Bermuda Art. In 2011, Mr. Charman was appointed second Deputy Chairman of the Association of Bermuda Insurers and Reinsurers.

Charles A. Davis has served as a director since our inception. Since June 2005, Mr. Davis has been a member and the Chief Executive Officer of Stone Point Capital LLC (“Stone Point”). From 1998 until May 2005, he was with MMC Capital, Inc., a subsidiary of Marsh & McLennan Companies, Inc., serving as the Chief Executive Officer from 1999 to 2005 and Chairman from 2002 to 2005. He also served as a Vice Chairman of Marsh & McLennan Companies, Inc. from 1999 to November 2004. Prior to joining MMC Capital in 1998, Mr. Davis spent 23 years at Goldman, Sachs & Co., where, among other positions, he served as head of Investment Banking Services worldwide, head of the Financial Services Industry Group, a General Partner, a Senior Director and a Limited Partner. Mr. Davis also is a director of The Hershey Company and The Progressive Corporation.

Sir Andrew Large has served as a director since December 2006. He retired as Deputy Governor for Financial Stability at the Bank of England and as a member of the Bank’s Monetary Policy Committee in 2006. Prior to his appointment to the Bank of England in September 2002, he was Deputy Chairman of the Board of Barclays Bank plc from May 1998 when he also chaired the Group of 30 Project on Clearing and Settlement. From 1992 to 1997, he chaired the Securities and Investments Board in the United Kingdom. He was an investment banker from 1970 through 1990 at Orion Bank and Swiss Bank Corporation of which he was a member of the Management Board from 1987 through 1989. He began his career at British Petroleum in 1964.

The table below sets forth the names, ages, classes and positions of the directors who are not standing for election at the meeting:

Name	Age	Class	Position
Geoffrey Bell	72	III	Independent Director
Albert A. Benchimol	54	III	Chief Financial Officer*
Robert L. Friedman	69	II	Independent Director
Donald J. Greene	78	II	Independent Director
Christopher V. Greetham	67	III	Independent Director
Maurice A. Keane	70	III	Independent Director
Cheryl-Ann Lister	54	II	Independent Director
Thomas C. Ramey	68	II	Independent Director
Henry B. Smith	63	III	Independent Director
Wilhelm Zeller	67	II	Independent Director

*	Mr. Benchimol has been appointed as Chief Executive Officer and President, effective as of the close of business on May 3, 2012, the date of our 2012 Annual General Meeting of Shareholders.

Geoffrey Bell has served as a director since September 2006. He currently is President of Geoffrey Bell and Company formed in 1982 as a consultant to major corporations and banks internationally providing advice on capital market transactions as well as undertaking economic, financial and country risk analysis. He also is the Founder and is a member of the Board of Directors of the Consultative Group of International Economic and Monetary Affairs known as the Group of 30.

Albert A. Benchimol joined the Company as Executive Vice President and Chief Financial Officer in January 2011 and has served as a director since January 2012. Mr. Benchimol also is a director of AXIS Specialty Holdings Bermuda Limited and AXIS Specialty Limited. Prior to joining the Company, Mr. Benchimol served as Executive Vice President and Chief Financial Officer of PartnerRe Ltd. from April 2000 through September 2010, and Chief Executive Officer of PartnerRe Ltd.’s Capital Markets Group business unit from June 2007 through September 2010. Prior to joining PartnerRe, Mr. Benchimol was Senior Vice President and Treasurer at Reliance Group Holdings, Inc. for 11 years and was formerly with the Bank of Montreal from 1982 to 1989.

Robert L. Friedman has served as a director since our inception. Since 1999, Mr. Friedman has been a Senior Managing Director of The Blackstone Group L.P., and from January 2003 to August 2010 he was also that firm’s Chief Legal Officer. Prior to joining Blackstone, Mr. Friedman was a partner at Simpson Thacher & Bartlett LLP for 25 years, where he served as a senior member of that law firm’s mergers and acquisitions practice. Mr. Friedman currently serves as a director of TRW Automotive Holdings Corp, Orbitz Worldwide Inc., YRC Worldwide Inc. and FGIC Corporation.

Donald J. Greene has served as a director since our inception. Mr. Greene was a name partner of LeBoeuf, Lamb, Greene & MacRae LLP (now known as Dewey & LeBoeuf LLP), where he practiced from 1964 until his retirement in 2001. Mr. Greene also is a director of Associated Electric & Gas Insurance Services Limited and of its wholly-owned Lloyd’s syndicate management company, AEGIS Managing Agency Limited. He is a former director of AXA Financial Holdings and Equitable Life Assurance Company. He was a founding director and former Chairman of the International Insurance Foundation and a former director of the International Insurance Council. He is a member of the Board of Overseers of the School of Risk Management of St. John’s University (formerly the College of Insurance) and a director of the Risk Foundation. In addition, he is an invested Commander of the Most Excellent Order of the British Empire by order of Her Majesty’s Government for service to Lloyd’s, the British insurance industry and the community of international insurance and law.

Christopher V. Greetham has served as a director since October 2006. He also is a director of AXIS Re Limited and AXIS Specialty Europe Limited. From 1996 to 2006, he served as Chief Investment Officer of XL Capital Ltd. From 1982 to 1996, Mr. Greetham was Chief Financial Officer of OIL Insurance Ltd. and President of OIL Investment Corporation Ltd. Between 1975 and 1982, he served as an investment analyst and a portfolio manager at Bankers Trust Company.

Maurice A. Keane has served as a director since September 2002. He also is a director of AXIS Re Limited and AXIS Specialty Europe Limited. Mr. Keane formerly was the Group Chief Executive Officer of the Bank of Ireland, a position he held from 1998 until 2002. He was Deputy Group Chief Executive Officer from 1991 through 1997, having been a Managing Director since 1983. He is currently a member of the National Pension Reserve Fund Commission and a director of The Irish Bank Resolution Corporation Limited.

Cheryl-Ann Lister was elected as a director in September 2008. Ms. Lister began her career in 1980 in the investment department of the Bank of N.T. Butterfield & Son Limited. From 1987 to 1992, she served as the manager of the investment department at Bermuda Commercial Bank. In 1992, she joined EBT Securities Limited, a privately held international investment trading company, and ultimately served as a director with responsibilities for the company’s operations in Bermuda and Brazil. From 1999 through 2006, Ms. Lister served in both the Chairperson and Chief Executive Officer roles at the Bermuda Monetary Authority, which is responsible for regulating and supervising financial institutions in Bermuda. Ms. Lister was a founding member and President of the Bermuda Society of Financial Analysts and served as a Governor for the Association of Investment Management and Research (now the CFA Institute). She also served as President of the International Society of Financial Analysts. Ms. Lister currently serves as a consultant to the Bermuda Ministry of Justice on matters relating to anti-money laundering and anti-terrorism financing, is the Chairperson of the National Anti-Money Laundering Committee and serves as a director of FIL Limited and HSBC Bank Bermuda Limited.

Thomas C. Ramey was elected as a director in July 2009. Mr. Ramey was Chairman and President of Liberty International, a wholly owned subsidiary of Liberty Mutual Group, from 1997 to 2009. He also served as Executive Vice President of Liberty Mutual Group from 1995 through 2009. Prior to joining Liberty, he was President and Chief Executive Officer of American International Healthcare, a subsidiary of AIG, and founder and President of an international healthcare trading company. He is currently a trustee of the Brookings Institution and a director of The Warranty Group as well as Chairman of the International Fund for Animal Welfare. Mr. Ramey was formerly a member of the Chongqing Mayor’s International Advisory Council, a Director of the International Insurance Society and the Coalition of Services Industries.

Henry B. Smith has served as a director since May 2004. He is also a director of AXIS Re Limited and AXIS Specialty Europe Limited. Mr. Smith served as the Chief Executive Officer and President of W.P. Stewart & Co., Ltd. from May 2005 to March 2006. Mr. Smith is the former Chief Executive Officer of the Bank of Bermuda Limited, a position he held from March 1997 until March 2004. He joined the Bank of Bermuda in 1973 as a management trainee and held various senior positions within the Bank of Bermuda, including Executive Vice President and Chief Operations Officer, Executive Vice President, Europe and Senior Vice President and General Manager, Retail Banking. He also is a director of HSBC Bank Bermuda Limited, a wholly-owned indirect subsidiary of HSBC Holdings plc.

Wilhelm Zeller was elected as a director in July 2009. From 1996 to June 2009, Mr. Zeller served as the Chairman of the Executive Board of Hannover Re. Prior to joining Hannover Re, he was a member of the

Executive Board of Cologne Re from 1977 through 1995. In 1995, he was also a member of the Executive Council of General Re Corporation, the new principal shareholder of Cologne Re. From 1970 through 1977, Mr. Zeller served as the head of the Casualty Department and International Department Non-Life at Zurich Insurance Company. A NACD board leadership fellow, he currently is a corporate director and consultant, serving as a director of Deutsche Hypothekenbank AG, EIS Group Ltd. and Towers Watson & Co. as well as a member of several advisory boards of German companies.

CORPORATE GOVERNANCE

Independence of Directors

Our Board consists of 14 directors, of which 11 are non-management directors. The Board has determined that each of Messrs. Bell, Davis, Friedman, Greene, Greetham, Keane, Large, Ramey, Smith and Zeller and Ms. Lister is independent as defined in the listing standards of the NYSE and in accordance with the Company’s Corporate Governance Guidelines. The Board has made these determinations based primarily on a review of the responses of the directors to questions regarding employment and compensation history, family relationships and affiliations and discussions with the directors. With respect to Mr. Charles A. Davis, the Board reviewed his current relationship with Stone Point and the amount of our common stock owned by entities that are managed by or affiliated with Stone Point along with assets that we currently have under management with affiliates of Stone Point, as well as contracts for services with an affiliate of Stone Point. The Board determined that neither these relationships nor the amount of shares that may be deemed to be beneficially owned by Stone Point or its affiliates constituted a material relationship with us as defined in the listing standards of the NYSE. With respect to Mr. Robert L. Friedman, the Board reviewed his relationship with The Blackstone Group L.P. and various investments held by us in Blackstone or that are managed by affiliates of Blackstone. With respect to Mr. Christopher V. Greetham, the Board reviewed his service solely as an advisory board member to a fund group with respect to which we have an investment in one fund. The Board determined that these transactions did not constitute a material relationship with us as defined in the listing standards of the NYSE. For more details about these relationships and transactions and our share ownership, see “Certain Relationships and Related Transactions” and “Principal Shareholders” in this proxy statement.

Board Leadership Structure

The Board believes that the decision of whether to combine or separate the positions of Chief Executive Officer and Chairman will vary company to company and depends upon a company’s particular circumstances at a given point in time. For our Company, the Board currently believes that separating the Chief Executive Officer and Chairman positions is the appropriate leadership structure and is in the best interests of our shareholders. In addition, the Board also believes that AXIS’ leadership structure does not affect the Board’s role in risk oversight of the Company. Accordingly, Mr. Butt has served as our Chairman of the Board, while Mr. Charman has served as our Chief Executive Officer and President. Our Board believes that this structure best encourages the free and open dialogue of alternative views and provides for strong checks and balances. Additionally, Mr. Butt’s attention to Board and committee matters allows Mr. Charman to focus more specifically on overseeing the Company’s day-to-day operations and underwriting activities as well as strategic opportunities and planning. On December 8, 2011, the Board approved a CEO succession plan for the Company. Consequently, effective as of the close of business on May 3, 2012, the date of the Company’s 2012 Annual General Meeting of Shareholders, Mr. Charman will retire as the Company’s Chief Executive Officer and President. The Board has requested, and Mr. Charman has agreed, to remain with the Company in the position of Chairman of the Board of Directors, subject to shareholder approval, succeeding Mr. Butt, who will retire as Chairman, also effective May 3, 2012. The Board has requested, and Mr. Butt has agreed, to continue to serve the Company as a member of the Board, subject to shareholder approval. Our current Chief Financial Officer and Director, Mr. Albert A. Benchimol, will be appointed as Chief Executive Officer and President to succeed Mr. Charman, also effective May 3, 2012. The Board also believes that separating the positions of Chief Executive Officer and Chairman is the appropriate leadership structure when Mr. Benchimol begins serving as Chief Executive Officer and Mr. Charman succeeds Mr. Butt as Chairman of the Board. This structure will continue to enable Mr. Benchimol to focus on overseeing the Company’s day-to-day operations and underwriting activities as well as strategic planning and pursuit of strategic opportunities while Mr. Charman can provide his industry and Company knowledge and expertise and focus on Board and committee matters.

In addition, the Board believes that appointing a lead independent director enhances effective governance. Consequently, the Company’s Corporate Governance Guidelines provide that the Board will elect a Lead Independent Director, whose duties include presiding at executive sessions of the non-management directors as well as all meetings at which the Chairman is not present. During 2011, Mr. Greene served as our Lead Independent Director. Additionally, the responsibilities of the Lead Independent Director, which are set forth in the Company’s Corporate Governance Guidelines, include:

•	providing input on meeting agendas and information that is provided to the Board;

•	assisting in scheduling Board meetings;

•	acting as a liaison between the independent directors and the Chairman;

•	recommending, as appropriate, that the Board retain consultants who will report directly to the Board; and

•	consulting and communicating with major shareholders on an as-requested basis.

The Board also believes that one of the key elements of effective, independent oversight is that the independent directors meet in executive session on a regular basis without the presence of management. In 2011, as part of the agenda for each of the five Board meetings, the independent directors met in executive session with the Lead Independent Director presiding at such meetings.

Board Committees

Our Board maintains Executive, Audit, Compensation, Corporate Governance and Nominating, Finance and Risk Committees. Current copies of the charter for each of these committees, as well as our Corporate Governance Guidelines and Code of Business Conduct, are available on our website at www.axiscapital.com.

Executive Committee.    The Executive Committee is composed of Messrs. Butt, Charman and Davis and is chaired by Mr. Greene. This committee may exercise the authority of the Board when the entire Board is not available to meet, except in cases where the action of the entire Board is required by our memorandum of association, our bye-laws or applicable law. The Executive Committee did not meet during the year ended December 31, 2011.

Audit Committee.    The Audit Committee is composed of Messrs. Greene, Keane, Smith, Zeller and Ms. Lister and is chaired by Mr. Ramey. This committee has general responsibility for the oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent auditor’s qualifications and independence and the performance of our internal audit functions and independent auditors. The committee appoints, retains and determines the compensation for our independent auditors, pre-approves fees and services of the independent auditors and reviews the scope and results of their audit. The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). Each member of the Audit Committee is a non-management director and is independent as defined in the listing standards of the NYSE, our Corporate Governance Guidelines and under the Exchange Act. Our Board has determined that Mr. Ramey qualifies as an audit committee financial expert pursuant to the rules and regulations of the Securities and Exchange Commission, or SEC. The Audit Committee met nine times during the year ended December 31, 2011.

Compensation Committee.    The Compensation Committee is composed of Messrs. Greene, Greetham, and Ramey and is chaired by Mr. Smith. This committee establishes our Chief Executive Officer’s and our other executive officers’ compensation in light of our established corporate performance goals and makes recommendations to our Board with respect to overall officer, management and employee compensation policies, incentive compensation plans, equity-based plans and director compensation. Each member of this committee is a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act, an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”) and is independent as defined in the listing standards of the NYSE. The Compensation Committee met five times during the year ended December 31, 2011.

Compensation Committee Process

Under our Compensation Committee’s charter, the Committee has the power and duty to set the Chief Executive Officer’s annual compensation after evaluating his performance under corporate goals and objectives that the Compensation Committee sets each year. The Compensation Committee also has the authority to approve initial offers of employment, make recommendations to the Board regarding compensation programs and policies affecting our other employees, including our executive officers, and the form and amount of director compensation. The Compensation Committee must approve all equity awards to our executive officers. The Compensation Committee is also responsible for the design of our incentive and equity compensation plans and any changes or amendments to those plans. Our Compensation Committee generally receives proposals and information from our Chief Administrative Officer and Chief Executive Officer for their consideration regarding executive compensation and also receives input from our Chief Administrative Officer, senior management and the Compensation Committee’s independent consultant, as necessary, regarding director compensation. In addition, our Chief Executive Officer makes recommendations regarding salary increases, annual cash incentives and equity awards for all of our executive officers other than himself. The Compensation Committee is permitted to delegate any of its responsibilities to subcommittees in its discretion, but to date has not done so.

At the beginning of each calendar year, our Compensation Committee generally reviews the incentive plan results from the prior year, makes final determinations regarding salaries for the current year and equity awards and incentive cash payments for prior-year performance, establishes the performance goals under the incentive plan for the current year, approves the Compensation Committee’s report for our proxy statement and conducts a self-assessment. Mid-year, the Compensation Committee reviews the compensation consultant’s report, if any, regarding our executive compensation program and reviews our compensation programs. In the fall of each year, the Compensation Committee reviews our director compensation program, approves any needed changes to the director compensation program, and conducts a preliminary assessment of our performance for the year. Our Compensation Committee generally meets at the end of each calendar year to make preliminary decisions regarding the salaries for the next calendar year and to determine the equity awards and incentive cash payments that will be made at the beginning of the next calendar year, subject to final year-end results.

Compensation Consultant

Our Compensation Committee has sole authority to retain and terminate any consultants used to evaluate executive compensation, and may retain other advisors if and when it deems necessary. The Compensation Committee employs compensation consultants to assist in establishing compensation policies and programs, and considers reports prepared by compensation consultants engaged by management. The consultants prepare reports comparing our compensation programs to those of peer companies to aid the Compensation Committee in ensuring the competitiveness and appropriateness of our compensation programs. During 2011, the Compensation Committee retained Pearl Meyer & Partners (“PM&P”) as its independent compensation consultant. During the year, PM&P reviewed and advised the Compensation Committee on matters concerning compensation of the Chief Executive Officer and the other named executive officers. PM&P prepared formal presentations for the Compensation Committee in May and September 2011 regarding executive compensation. PM&P also reviews director compensation biennially, with the last review and formal report occurring in September 2010. PM&P did not provide any other services to AXIS or its affiliates during the year ended December  31, 2011.

Compensation Committee Interlocks and Insider Participation

During the year ended December 31, 2011, none of our executive officers served as a member of the compensation committee or as a director of another entity, one of whose executive officers served on our Compensation Committee or as one of our directors.

Corporate Governance and Nominating Committee.    The Corporate Governance and Nominating Committee is composed of Mr. Bell, Mr. Keane and Sir Andrew Large and is chaired by Mr. Greene. This committee takes a leadership role in shaping our corporate governance by identifying and proposing qualified director nominees, overseeing the purpose, structure and composition of the Board committees, overseeing the annual evaluation of the Board and the committees and periodically reviewing our Code of Business Conduct and Corporate Governance Guidelines. Each member of this committee is a non-management director and is independent as defined in the listing standards of the NYSE. The Corporate Governance and Nominating Committee met four times during the year ended December 31, 2011.

Finance Committee.    The Finance Committee is composed of Messrs. Bell, Friedman and Greetham and is chaired by Mr. Davis. This committee generally approves and monitors the investment of funds and financing facilities. It also is responsible for establishing our investment guidelines, reviewing the selection of investment managers, evaluating the performance of investment managers, monitoring the need for additional financing and ensuring compliance with outstanding debt facility covenants. The Finance Committee met four times during the year ended December 31, 2011.

Risk Committee.    The Risk Committee is composed of Messrs. Bell, Charman, Greene, Keane and Zeller and Ms. Lister, with Sir Andrew Large serving as Chairman. The purpose of the Risk Committee is to assist the Board in its oversight of risks to which the Company is exposed. The Risk Committee met five times during the year ended December 31, 2011.

Meetings of the Board and its Committees

Pursuant to our Corporate Governance Guidelines, we expect directors to attend all meetings of our Board, all meetings of all committees of the Board on which they serve and each annual general meeting of shareholders, absent exigent circumstances. Our Board met five times during the year ended December 31, 2011. No director attended fewer than 75% of the aggregate of the total number of meetings of the Board and the total number of meetings of all committees of the Board on which the director served (during the period that each director served on the Board or such committee(s)). All of our directors attended our 2011 annual general meeting of shareholders. Our non-management directors meet in executive session without management at each meeting of the Board. They have selected Mr. Greene as the Lead Independent Director.

Board Composition

In order for the Board to satisfy its oversight responsibilities effectively, the Board seeks members who combine the highest standards of integrity with significant accomplishment in their chosen field of endeavor. The Corporate Governance and Nominating Committee is responsible for recommending qualified candidates for directorships to be filled by the Board or by our shareholders. Directors should bring a diversity of experiences, skills and perspectives to our Board. The Committee considers qualities of intelligence, honesty, perceptiveness, good judgment, high ethics and standards, integrity and fairness to be of paramount importance. It also examines experience, knowledge and skills in business judgment, leadership, strategic planning, general management practices and crisis response. In addition, the Committee looks for candidates with financial expertise and a willingness and ability to commit the time required to fully discharge their responsibilities to the Board. The committee evaluates candidates on the basis of their qualifications and not on the basis of the manner in which they were submitted for consideration.

In addition, although the Board does not have a policy with regard to the consideration of diversity in identifying director nominees, among the many factors that the Corporate Governance and Nominating Committee carefully considers, are the benefits to the Company of diversity of race, gender, ethnicity and national origin in board composition.

When considering whether the Board’s directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Board focused primarily on the information discussed in each of the Board members’ or nominees’ biographical information set forth above. In particular, the Board considered the following:

•	Mr. Bell’s extensive background in capital markets transactions as well as economic, financial and country risk analysis;

•	Mr. Benchimol’s 30 years of experience in corporate finance, the finance and insurance industry and his specific background as the Company’s Chief Financial Officer;

•	Mr. Butt’s 45 years of insurance industry experience and expertise;

•	Mr. Charman’s 41 years of experience in the insurance industry and his extensive knowledge of insurance underwriting;

•	Mr. Davis’ distinguished career in investment banking and his extensive knowledge of corporate finance as well as his experience as a significant shareholder of insurance-related businesses;

•	Mr. Friedman’s expertise in corporate law and finance and his years of experience in the mergers and acquisition arena;

•	Mr. Greene’s 49 years of experience in the insurance law practice area and his extensive knowledge of insurance regulatory matters;

•	Mr. Greetham’s significant experience as an investment analyst and portfolio manager as well as his extensive experience in asset management and the insurance industry;

•	Mr. Keane’s significant banking experience, which includes service as the Group Chief Executive Officer of the Bank of Ireland;

•	Sir Andrew Large’s background in investment banking and his distinguished career with the Bank of England, including his service there as a Deputy Governor for Financial Stability;

•	Ms. Lister’s background in banking and finance and her experience as the Chairperson and Chief Executive Officer of the Bermuda Monetary Authority;

•	Mr. Ramey’s extensive insurance industry knowledge and significant background in international insurance operations and management;

•	Mr. Smith’s background and extensive banking experience, including his 32 year career with the Bank of Bermuda; and

•	Mr. Zeller’s extensive global reinsurance background, management experience and knowledge.

In addition, in connection with the nominations of Messrs. Butt, Charman, Davis and Large for election as directors at the 2012 Annual General Meeting of Shareholders, the Board considered their valuable contributions to the Company’s success during their years of Board service.

Consideration of Director Nominees

The Corporate Governance and Nominating Committee will consider candidates recommended by shareholders to be nominated to our Board for election at the Annual General Meeting of Shareholders. A shareholder who wishes to submit a candidate for consideration must be a shareholder of record at the time that such shareholder submits a candidate for nomination and must be entitled to vote for the candidate at the meeting. A shareholder must give written notice of the submission to our Secretary not less than 90 days nor more than 120 days prior to the anniversary of the annual general meeting of shareholders for the preceding year. The notice must include:

•	the name, age and business and residence addresses of the candidate;

•	the principal occupation or employment of the candidate;

•	the number of common shares or other securities of the Company beneficially owned by the candidate;

•	all other information relating to the candidate that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act; and

•	the candidate’s written consent to be named in the proxy statement and to serve as a director if elected.

The notice also must include information on the shareholder submitting the nomination, including the shareholder’s name and address as it appears on our books and the number of our common shares beneficially owned by the shareholder.

Risk Governance and Risk Management

The key elements of our governance framework relating specifically to risk management are described below.

Board of Directors Level

Our Board of Directors has oversight responsibility for risk management for AXIS and its subsidiaries (the “Group”). It approves any changes to the guidelines and key principles of our risk framework. The Risk Committee of our Board (“Risk Committee”), which serves as a focal point for this oversight, recommends to the Board any changes to the Group’s risk tolerances, reviews the measurement of adherence to those tolerances, monitors the aggregation of risk, and reviews top risk issues and exposures. The Risk Committee further reviews the Group’s general risk policies and procedures to satisfy itself that effective systems of risk management have been established and are maintained.

The Risk Committee assesses the independence and objectivity of our Group Risk Management function (“Group Risk”), approves its terms of reference and reviews its ongoing activities. The Risk Committee receives regular reports from Group Risk and assesses whether significant risk issues are being addressed by management.

The Finance Committee of our Board oversees the Group’s investment of funds and adequacy of financing facilities. This includes approval of the Group’s strategic asset allocation plan. The Audit Committee of our Board, which is supported by our internal audit function, is responsible for overseeing internal controls and compliance procedures and also reviews with management and the Chairman of the Risk Committee the Group’s guidelines and policies regarding risk assessment and risk management.

Group Executive Level

Our management Executive Committee formulates our business objectives and risk strategy within the overall risk appetite set by our Board. It allocates capital resources and limits across the Group, with the objective of balancing return and risk. While the Executive Committee is responsible overall for risk management, it has delegated some authority to various committees. Three executive level committees focus on the Group’s risk exposure:

•

Our Risk Management Committee (“RMC”) has responsibility for reviewing the allocation of capital, approving individual risk limits and determining changes to our internal risk capital methodology. The RMC also reviews new business plans in the context of our risk framework and defined risk appetite. Further, the RMC reviews and advises management with respect to certain individual transactions in accordance with the quantitative and qualitative criteria outlined in our business referral guidelines.

•

Our Investment & Finance Committee oversees the Group’s investment activities by, among other things, monitoring market risks, the performance of our investment managers and the Group’s asset-liability management, liquidity positions and investment policies and guidelines. The Investment & Finance Committee also prepares the Group’s strategic asset allocation and presents it to the Finance Committee of the Board for approval.

•	Our Reinsurance Security Committee sets out the financial security requirements of our reinsurance counterparties and recommends tolerance levels for different types of ceded business.

Group Risk Management Level

As a general principle, management in each of our business units is responsible in the first instance for both the risks and returns of its decisions. Management is the ‘owner’ of risk management processes and is responsible for managing our business within defined risk tolerances.

Our Chief Risk Officer leads our independent Group Risk function, which is responsible for oversight of risk taking activity across the Group and providing guidance and support for risk management practices. Group

Risk is responsible for developing methods and processes for identifying, measuring, managing and reporting risk. This forms the basis for informing the Risk Committee and RMC of the Group’s risk profile. Group Risk develops our risk management framework and oversees the adherence to this framework at the Group and operating entity level. Our Chief Risk Officer regularly reports risk matters to the Chief Executive Officer, the Company’s management Executive Committee, Risk Management Committee and the Risk Committee of the Board.

Our global risk management network also includes Risk Officers within our business units and investment department. These local risk units, which have regular and close interaction with Group Risk, assist with embedding the risk management framework into our business.

Internal Audit, an independent, objective function, reports to the Audit Committee of the Board on the effectiveness of our risk management framework. This includes assurance that key business risks have been adequately identified and managed appropriately and that our system of internal control is operating effectively. Internal audit also provides an independent validation of our internal capital model and coordinates risk-based audits, compliance reviews, and other specific initiatives to evaluate and address risk within targeted areas of our business.

Our risk governance structure is further complemented by our Legal Department which seeks to mitigate legal and regulatory compliance risks with support from other departments. This includes ensuring that significant developments in law and regulations are observed and that we react appropriately to legislative changes and applicable court rulings.

Code of Business Conduct

We have adopted a Code of Business Conduct that applies to all of our directors, officers and employees, including our Chief Executive Officer and President, our Chief Financial Officer and our Controller. Copies of our Code of Business Conduct and our Corporate Governance Guidelines are available on our website at www.axiscapital.com. We intend to disclose on our website any required amendment to, or waiver of, a provision of the Code of Business Conduct that applies to our Chief Executive Officer and President, our Chief Financial Officer or our Controller. In addition, waivers of the Code of Business Conduct for our directors and executive officers may be made only by our Board or the Corporate Governance and Nominating Committee and will be promptly disclosed to shareholders on our website in accordance with the listing standards of the NYSE.

Shareholder Communications with the Board

Shareholders and other interested parties may send communications to our Board by sending written notice to our Secretary. The notice may specify whether the communication is directed to the entire Board, to the non-management directors, to the Lead Independent Director or to a particular Board committee or other director. Our Secretary will handle routine inquiries and requests for information or will otherwise determine whether the communication is made for a valid purpose and is relevant to the Company and its business and, if he so determines, will forward the communication to the Chairman of the Board, to the non-management directors or to the appropriate committee chairman or director. At each meeting of our Board, our Secretary presents a summary of all communications received since the last meeting that were not forwarded and makes those communications available to the directors on request.

PRINCIPAL SHAREHOLDERS

The following table sets forth information as of February 14, 2012 regarding beneficial ownership of our common shares by each of the following, in each case based on information provided to us by these individuals:

•	each person or group known to us to be the beneficial owner of more than 5% of our common shares;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

	Number of Common Shares (1)	Percent of Outstanding Common Shares (1)
Directors and Executive Officers
Geoffrey Bell	6,483	*
Albert A. Benchimol	143,461	*
Michael A. Butt(2)	1,337,130	1.0%
John R. Charman(3)	5,966,169	4.5%
Charles A. Davis(4)	—	*
Robert L. Friedman	32,324	*
Donald J. Greene(5)	88,000	*
Christopher V. Greetham	20,057	*
Maurice A. Keane(6)	91,909	*
Sir Andrew Large	5,024	*
Cheryl-Ann Lister	16,464	*
Thomas C. Ramey	9,560	*
Henry B. Smith(7)	37,259	*
Wilhelm Zeller	9,560	*
John Gressier(8)	632,239	*
Dennis B. Reding (9)	510,748	*
All directors and executive officers as a group (17 persons)(10)	9,293,953	7.0%

Other Shareholders
BlackRock, Inc.(11)	7,509,777	5.8%
FMR LLC and related entities(12)	8,580,683	6.6%
Tradewinds Global Investors, LLC(13)	8,295,628	6.4%
Trident II, L.P. and related entities(14)	11,684,088	9.0%

*	Less than 1%

(1)	Unless otherwise indicated, the number of common shares beneficially owned and percentage ownership are based on 130,847,292 common shares outstanding as of February 7, 2012, adjusted as required by rules promulgated by the SEC. Beneficial ownership is determined in accordance with the rules of the SEC and includes sole or shared voting or investment power with respect to such shares. Except as indicated in the footnotes to the table, based on information provided by the persons named in the table, such persons have sole voting and investment power with respect to all common shares shown as beneficially owned by them. Our bye-laws reduce the total voting power of any shareholder owning 9.5% or more of our common shares to less than 9.5% of the voting power of our capital stock, but only in the event that a U.S. Shareholder, as defined in our bye-laws, owning 9.5% or more of our common shares is first determined to exist.

(2)	Includes 1,107,130 common shares held directly by Mr. Butt and options to acquire 230,000 common shares.

(3)	Includes 2,249,063 common shares held directly by Mr. Charman, 2,585,580 common shares held directly by Dragon Holdings Trust (“Dragon Trust”), 671,526 common shares held directly by N.I.M.I.C.

International Ltd., a company that is wholly owned by N.I.M.I.C. Trust (“N.I.M.I.C. Trust”), and options to acquire 460,000 common shares. It does not include 365,910 Series A preferred shares owned by N.I.M.I.C. International Ltd. Mr. Charman may be deemed to share voting and/or dispositive power with respect to the common shares held directly by Dragon Trust and indirectly by N.I.M.I.C. Trust, but he disclaims beneficial ownership of all such common shares. The trustee of Dragon Trust and N.I.M.I.C. Trust is Codan Trust Company Limited (“Codan”) whose registered office is at Richmond House, 12 Par-La-Ville Road, Hamilton HM08, Bermuda. Any two directors or one director and one officer of Codan are authorized to sign documentation on behalf of Codan as trustees of Dragon Trust with respect to its exercise of its dispositive power over the common shares held by Dragon Trust, Mr. Charman has a discretionary and contingent interest in the trust property of the Dragon Trust. He also has the power to appoint additional or successor trustees and to remove trustees of the Dragon Trust. Codan has absolute discretion as to whether or not to make any distributions to Mr. Charman and there are other family beneficiaries. Mr. Charman’s contingent interest in the Dragon Trust is subject to the positive exercise of a discretionary power by Codan. Codan Services (B.V.I.) Ltd. is authorized to sign documentation on behalf of N.I.M.I.C. International Ltd. with respect to its exercise of its dispositive power over the common shares held by N.I.M.I.C. International Ltd. Mr. Charman has no beneficial interest in the property of N.I.M.I.C. International Ltd. or N.I.M.I.C. Trust, although he has the power to appoint additional or successor trustees and to remove trustees of the N.I.M.I.C. Trust.

(4)	Mr. Davis is a member and the Chief Executive Officer of Stone Point and one of the members of Stone Point LLC who participates in the management of Trident II, L.P, (“Trident II”), Marsh and McLennan Capital Professional Fund, L.P. and Marsh & McLennan Employees’ Securities Company, L.P. Mr. Davis may be deemed to share voting and dispositive power with respect to the common shares that are beneficially owned by Trident II, Marsh & McLennan Capital Professional Fund, L.P. and Marsh & McLennan Employees’ Securities Company, L.P. Mr. Davis disclaims beneficial ownership of all such common shares, except to the extent of any pecuniary interest therein. See footnote 14 below.

(5)	Includes 72,000 common shares held directly by Mr. Greene and options to acquire 16,000 common shares. Does not include 36,797 phantom shares issued in lieu of director’s fees and in lieu of dividend payments on phantom shares.

(6)	Includes 75,909 common shares held directly by Mr. Keane and options to acquire 16,000 common shares.

(7)	Includes 29,259 common shares held directly by Mr. Smith and options to acquire 8,000 common shares.

(8)	Includes 552,239 common shares held directly by Mr. Gressier and options to acquire 80,000 common shares.

(9)	Includes 380,748 common shares held directly by Mr. Reding and options to acquire 130,000 common shares.

(10)	Includes 8,273,953 common shares and options to acquire 1,020,000 common shares.

(11)	The number of common shares beneficially held and the information set forth below is based solely on information contained in Amendment No. 2 to the Schedule 13G filed on February 13, 2012 by BlackRock, Inc. (“BlackRock”) and includes common shares beneficially held as of December 31, 2011 by BlackRock. BlackRock has sole voting power and sole dispositive power over 7,509,777 common shares. The address for BlackRock is 40 East 52nd Street, New York, New York, 10022.

(12)

The number of common shares beneficially held and the information set forth below is based solely on information contained in Amendment No. 8 to the Schedule 13G filed on February 14, 2012 by FMR LLC (“FMR”) and Edward C. Johnson 3d., and includes common shares beneficially held as of December 31, 2011 by such entities. FMR has sole voting power over 83 common shares and sole dispositive power over 8,580,683 common shares. Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, Massachusetts, 02109, a wholly-owned subsidiary of FMR and a registered investment adviser is the beneficial owner of 8,580,611 common shares. Fidelity Low-Priced Stock Fund, 82 Devonshire Street, Boston, Massachusetts, 02109, an investment company is the owner of 8,150,000 common shares.

Edward C. Johnson 3d. and FMR, through its control of Fidelity, and the funds each has sole power to dispose of the 8,580,611 shares owned by the Funds. Strategic Advisers, Inc., 82 Devonshire Street, Boston, Massachusetts, 02109, a wholly-owned subsidiary of FMR and a registered investment adviser is the beneficial owner of 72 common shares.

(13)

The number of common shares beneficially held and the information set forth below is based solely on information contained in Amendment No. 1 to the Schedule 13G filed on February 14, 2012 by Tradewinds Global Investors, LLC (“Tradewinds”) and includes common shares beneficially held as of December 31, 2011. Tradewinds has sole voting power over 6,861,118 common shares and sole dispositive power over 8,295,628 common shares. The principal address for Tradewinds is 2049 Century Park East, 20th Floor, Los Angeles, CA 90067.

(14)	The number of common shares beneficially held and the information set forth below is based solely on information contained in Amendment No. 7 to the Schedule 13G filed on February 14, 2012 by Trident II, Trident Capital II, L.P. (“Trident GP”), Stone Point Capital LLC (“Stone Point”), Marsh & McLennan Capital Professional Fund, L.P. (“Trident PF”) and Marsh & McLennan Employees’ Securities Company, L.P. (“Trident ESC”) and includes common shares beneficially held as of December 31, 2011 by such entities. The sole general partner of Trident II is Trident GP. As the general partner, Trident GP holds voting and investment power with respect to the securities of the Company that are, or may be deemed to be, beneficially owned by Trident II. The manager of Trident II is Stone Point, and the members of Stone Point are Charles A. Davis, Stephen Friedman, Meryl D. Hartzband, James D. Carey, Nicolas D. Zerbib and David J. Wermuth. In its role as manager, Stone Point has authority delegated to it by Trident GP to exercise voting rights of common shares on behalf of Trident II but does not have any power with respect to disposition of common shares held by Trident II. The general partners of Trident GP are four single member limited liability companies that are owned by individuals who are members of Stone Point (Messrs. Davis, Carey and Wermuth and Ms. Hartzband). Each of the single member limited liability companies that is a general partner of Trident GP has disclaimed beneficial ownership of the common shares that are, or may be deemed to be, beneficially owned by Trident II, except to the extent of their individual pecuniary interest therein. Stone Point also has disclaimed beneficial ownership of the common shares that are, or may be deemed to be, beneficially owned by Trident II. Trident PF and Trident ESC have agreed with Trident II that (i) Trident ESC will divest its holdings in the Company only in parallel with Trident II, (ii) Trident PF will not dispose of its holdings in the Company before Trident II disposes of its interest, and (iii) to the extent that Trident PF elects to divest its interest in the Company at the same time as Trident II, Trident PF will divest its holdings in the Company in parallel with Trident II. As a result of this agreement, Trident II may be deemed to beneficially own 621,189 common shares held by Trident PF and Trident ESC, and Trident PF and Trident ESC may be deemed to be beneficially own 11,065,034 common shares held by Trident II. Trident II disclaims beneficial ownership of the common shares that are, or may be deemed to be, beneficially owned by Trident PF and Trident ESC, and Trident PF and Trident ESC each disclaims beneficial ownership of the common shares that are, or may be deemed to be, beneficially owned by Trident II. The sole general partner of Trident PF is a company controlled by individuals who are members of Stone Point. The sole general partner of Trident ESC is a company that is a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. The principal address for Trident II, Trident GP, Trident PF and Trident ESC is c/o Maples & Calder, Ugland House, Box 309, South Church Street, Georgetown, Grand Cayman, Cayman Islands. The principal address for Stone Point is 20 Horseneck Lane, Greenwich, Connecticut 06830.

EXECUTIVE OFFICERS

The table below sets forth certain information concerning our executive officers:

Name	Age	Position
Michael A. Butt(1)	69	Chairman of the Board
John R. Charman(1)	59	Chief Executive Officer and President
Albert A. Benchimol(1)	54	Chief Financial Officer
William A. Fischer	51	Chief Underwriting Officer, AXIS Re
John Gressier	44	Chairman, AXIS Insurance
Dennis B. Reding	63	Chief Operating Officer

(1)	On December 8, 2011, the Board approved a CEO succession plan for the Company. Effective as of the close of business on May 3, 2012, the date of the Company’s 2012 Annual General Meeting of Shareholders, Mr. Charman will retire as the Company’s Chief Executive Officer and President. The Board has requested, and Mr. Charman has agreed, to remain with the Company in the position of Chairman of the Board of Directors, subject to shareholder approval, succeeding Mr. Butt, who will retire as Chairman, also effective May 3, 2012. The Board has requested, and Mr. Butt has agreed, to continue to serve the Company as a member of the Board, subject to shareholder approval. Our current Chief Financial Officer and Director, Mr. Albert A. Benchimol, will be appointed as Chief Executive Officer and President to succeed Mr. Charman, also effective May 3, 2012. Biographies for Messrs. Butt, Charman and Benchimol are available under “Proposal 1: Election of Directors.”

William A. Fischer has served as the Chief Underwriting Officer of AXIS Reinsurance since June 2011. Prior to that appointment, Mr. Fischer served as the Chief Executive Officer and President of AXIS Re Bermuda since 2001 and as Chief Executive Officer of AXIS Re globally since 2009. Mr. Fischer has 25 years of industry experience. Mr. Fischer began his career at Skandia America Reinsurance in 1987 as a treaty underwriter, where he served until November 1991. From November 1991 to October 1994, he served as Vice President of Treaty Property Underwriting at Transatlantic Reinsurance Company. Mr. Fischer then served as Executive Vice President with responsibilities for property, accident and health, and financial products at Everest Re Group, Ltd. from October 1994 to May 2001. He then served as a Senior Vice President of the Broker Market Group of American Re, where he was responsible for all property business, until joining the Company in late 2001.

John Gressier was appointed Chairman of AXIS Insurance in January 2007. Prior to that appointment, he served as Deputy Chairman of AXIS Insurance since January 2005 and Chief Executive Officer and President of AXIS Global Insurance since April 2002. Mr. Gressier has over 25 years of experience in the insurance industry. Mr. Gressier served as an underwriter at Charman Underwriting Agencies from 1989 until 1998, when ACE Limited acquired that entity. Mr. Gressier then served as Deputy Underwriter of Syndicates 488/2488, Director of ACE Global Markets Underwriting Limited and Director of Marine and Specialty Lines for Syndicate 2488. He also was a member of ACE Global Markets Executive Underwriting Committee. In February 2001, Mr. Gressier was appointed Joint Active Underwriter of Syndicate 2488 and director of the ACE Agency Board, where he served until joining the Company in 2002.

Dennis B. Reding was appointed Chief Operating Officer of the Company in January 2007 and, prior to that appointment, served as Chairman of AXIS Insurance since January 2005. From January 2003 until December 2004, he was Chief Executive Officer of AXIS U.S. Insurance. Mr. Reding has 42 years of industry experience. Mr. Reding was President and Chief Executive Officer of Westchester Specialty Group from 1992 to 1998. He then served as President and Chief Executive Officer of ACE USA, Inc. from 1998 to 2001 and President of ACE INA Holdings, Inc. from 2001 to 2002. Mr. Reding was Chairman and Chief Executive Officer of Combined Specialty Group, Inc., an Aon subsidiary, in 2002.

On February 6, 2012, the Company announced that John “Jay” Nichols will join the Company as Chief Executive Officer of AXIS Re, effective April 2, 2012. Mr. Nichols will report to the Company’s Chief Executive Officer and President and will assume responsibility for the leadership and management of all reinsurance business units. He will also serve as a member of the Company’s management Executive Committee.

Mr. Nichols is the former President of RenaissanceRe Ventures Ltd. Prior to joining RenaissanceRe in 1995, he held various positions at Hartford Steam Boiler, Monarch Capital and the accounting firm of Matson, Driscoll and D’Amico.

PROPOSAL 2. NON-BINDING VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934 (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”)) and the related rules of the SEC, we are including in the proxy statement a separate resolution subject to shareholder vote to approve, in a non-binding vote, the compensation of our named executive officers as disclosed below. The language of the resolution is as follows:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and any related narrative discussion is hereby APPROVED.”

In considering their vote, shareholders may wish to review with care the information on AXIS’ compensation policies and decisions regarding the named executive officers presented in the Compensation Discussion and Analysis section below as well as the discussion regarding the Compensation Committee and Compensation Committee Process above.

In particular, shareholders should note the following:

•

Our key metrics for measuring performance include return on average common equity (ROACE) and growth in diluted book value per share. In 2011 our business and industry faced extraordinary natural disasters, a prolonged soft underwriting market, the persistence of abnormally low interest rates and continued volatility in the financial markets. Against this backdrop, we finished the year with net income available to common shareholders of $9.4 million. Our return on average common equity was a nominal 0.2% and our diluted book value per share declined by 3.3%. Based on these results, and consistent with the Company’s pay for performance philosophy, the Compensation Committee of our Board of Directors did not approve salary increases or bonus payments to our named executive officers.

•

Despite our disappointing performance in 2011, we believe that our long term performance is outstanding. For the ten year period from 2002 through 2011, our return on average common equity has averaged 14.2%. Diluted book value per common share rose at an annual compounded rate of 11.8% from 2002 through 2011 and total value creation for our common shareholders (measured by growth in diluted book value per common share plus accumulated dividends) increased at a 13.7% annual compounded rate for the same period.

•

We believe that our compensation is appropriately aligned with our long-term performance. Specifically, incentive-based compensation represents a meaningful portion of our named executive officers’ target total compensation opportunity. Also, 100% of our long-term incentives consist of restricted stock, which vests 25% per year over four years. Further, our executives are subject to stock ownership guidelines (and holding requirements) that align their long-term interests with those of our shareholders and encourage a long-term focus in managing the Company.

•	We continue to refine our compensation arrangements with recognition of the best practices for alignment of executive compensation with our shareholders’ long-term best interests.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Overview:

2011 was an extremely challenging year for AXIS and the insurance and reinsurance industry. Devastating natural perils losses in Australia, New Zealand, Japan, Thailand and the United States have made 2011 one of the costliest years in insurance history with industry losses projected to be over $100 billion. Additionally, net investment income continued to be under significant pressure due to historically low interest rate yields and the continued volatility experienced in the global financial markets. Despite these headwinds, AXIS was able to maintain capital and finish the year with net income available to shareholders of $9.4 million.

While we did not achieve the financial targets that we established at the beginning of the year, the fundamentals of our businesses remain strong. We continue to grow our new global Accident and Health line that we established in 2010 and continue to invest in our newer geographies and business lines, internal technology infrastructure and risk management framework.

Based on these results, the Compensation Committee of the Board of Directors approved the following with respect to the 2011 performance year:

•	Base salaries for named executive officers were held flat with no increases awarded;

•	No bonuses were awarded to named executive officers because 2011 performance targets were not met;

•	An overall bonus pool that represents 58% of target (a 56% reduction from the prior year’s bonus pool) was distributed to staff other than named executive officers;

•	Equity grants for named executive officers ranged from between 150% and 200% of target; and

•

Total direct compensation for named executive officers, which we define as 2011 salary and bonus and equity awarded for 2011 performance, was reduced by between 35% and 59% from the prior year with the exception of Mr. Butt who realized a 3% increase based in part on his outstanding performance in leading the Company as its Chairman since 2002 and orchestrating the Company’s senior officer succession plan.

Advisory Vote on Executive Compensation and Frequency of Advisory Vote on Executive Compensation Results

The Compensation Committee considered the result of the 2011 advisory vote to approve the compensation of our named executive officers in connection with the discharge of its responsibilities. Because our shareholders approved the compensation programs described in our proxy statement for the 2011 Annual General Meeting of Shareholders by a substantial margin (97% of the votes cast), the Compensation Committee has not implemented changes to our compensation programs as a result of last year’s shareholder advisory vote.

In light of the voting results with respect to the frequency of shareholder votes on executive compensation at the 2011 Annual General Meeting, the Board decided to hold an advisory vote on the compensation of named executive officers at each annual meeting of shareholders until the next required vote on the frequency of shareholder votes on executive compensation. Because the Dodd-Frank Act requires that such shareholder votes on frequency be held at least once every six years, we currently expect the next shareholder vote on frequency to occur at the Company’s 2017 Annual General Meeting.

Objectives of Our Executive Compensation Program

At AXIS, our stated mission is to become the leading diversified global specialty insurance and reinsurance company as measured by quality, sustainability and profitability. Since inception, AXIS has achieved an average ROACE of 14.2%. To achieve superior performance in a highly cyclical business, we must ensure that our capital is adequately protected to take full advantage of market opportunities for our shareholders when they are available. To achieve this objective, it is critical that we recruit and retain the best talent in the global marketplace. Accordingly, we have designed our executive compensation program with a goal of attracting, retaining and motivating superior talent globally and maximizing shareholder value in the long-term. The overall combination of executive compensation and benefits that we pay our named executive officers is structured to reward above-median performance with above-median levels of compensation as compared to our peer companies. Although we review our competitive position annually, the primary consideration for our compensation decisions continues to be the assessment of our overall financial performance based on certain financial metrics in any given performance year. Further, our executive compensation program is designed to provide a combination of fixed and variable components of compensation so that below-median performance can be appropriately addressed with reductions in levels of compensation commensurate with such performance.

Our industry is highly cyclical in nature, largely due to fluctuations in industry capital levels. These industry capital levels are out of our named executive officers’ control, but drive the overall competitive environment in our underwriting operations. As a result, flexibility is of the utmost importance in our compensation programs. Additionally, conditions in the broader global capital markets can significantly impact the performance of our invested assets. We believe that we should reward our named executive officers for adequately protecting our capital under difficult market conditions so that, going forward, we can participate in value creation opportunities for our shareholders. We also believe that we should reward our named executive officers for outperforming leaders of similar businesses and achieving results for our shareholders that are beneficial under varying market conditions. Therefore, our executive compensation program is designed to take into account all relevant circumstances and provide competitive compensation to attract, reward, motivate and retain our named executive officers. We generally seek to avoid creating incentive compensation plans that are inflexible or that are overly formulaic.

Individual performance also plays a role in our decisions regarding named executive officers’ compensation; however, consistent with our emphasis on strategic and organizational flexibility, we do not generally have structured individual goals for our named executive officers. Instead, our Chief Executive Officer evaluates and makes a recommendation to the Compensation Committee on the performance of the portion of our business for which the named executive officer is responsible (other than for himself). The Compensation Committee reviews the individual performance of the named executive officer, considers the opinion of our Chief Executive Officer (except with regard to his own individual performance), considers the overall performance of the Company, and considers any other factors it deems relevant in evaluating the individual performance and approving the compensation recommendations for our named executive officers.

Our Chief Executive Officer’s and other named executive officers’ compensation is designed to reflect their significant level of responsibility and their overall contributions to our success. In addition to leading the Company’s day–to–day underwriting and operating activities, our named executive officers have built and lead a team of senior professionals that we believe is one of the strongest teams in our industry. The significant diversity of our operations and successful management of these operations ultimately serve to maintain our capital and drive long-term shareholder returns. Therefore, we have designed our named executive officers’ compensation to reflect this situation, both to compensate them for the functions they perform and to ensure that their compensation is connected to the successes attributable to their skills and responsibilities.

Risk Management and Compensation

The Compensation Committee believes that AXIS’ executive compensation program does not encourage inappropriate risk-taking and the Compensation Committee seeks to ensure that our executive compensation program does not encourage executives to take risks that are inconsistent with the long-term success of the Company. Specifically:

•	Our compensation program balances base salary, annual bonus opportunity and long-term equity and we avoid relying exclusively on formulaic approaches to our compensation plans;

•	The total bonus pool for the Company’s Annual Incentive Plan is tied to our (i) operating ROACE (which is calculated by dividing operating income (loss) (which represents after-tax operational results without consideration of after-tax net realized investment gains (losses) and foreign exchange losses (gains)) for the period by the average common shareholders’ equity determined by using the common shareholders’ equity balances at the beginning and end of the period), and (ii) growth in diluted book value per share relative to our peer group, which ensures that our shareholders’ long-term interests are at the forefront of decision-making for our employees and named executive officers;

•

Our Compensation Committee retains discretion in overseeing our compensation programs, such that meaningful reductions in compensation are possible if our financial results do not meet our expectations, as was the case this year; and

•	Our stock ownership guidelines are designed to ensure that the long-term interests of our executives are aligned with those of our shareholders.

Competitive Market Analysis:

Although AXIS gives careful consideration to each element of total compensation, we evaluate our competitive position with respect to our named executive officers on a total direct compensation basis, which consists of base salary, annual bonus and long-term incentives. We believe these are the most significant elements of compensation and also recognize that other elements vary greatly from company to company and are therefore difficult to compare. The Compensation Committee has engaged Pearl Meyer & Partners (“PM&P”) as an independent consultant to periodically review the appropriateness of our executive compensation program so the Committee can make any needed adjustments. PM&P provides the Committee with a competitive market perspective of total direct compensation based on an analysis of proxy disclosures of publicly-traded insurance and reinsurance companies that we consider to be our peers and/or competitors. In designing a competitive executive compensation program, we take into account the need to attract qualified executives in geographic areas where we operate, such as Bermuda, Dublin, New York, London, Singapore, Sydney and Zurich, that have a relatively higher cost of living, as well as the costs associated with relocating executives to those areas.

In May 2011, PM&P reviewed our 2010 executive compensation program and company performance to determine if we should make changes to our compensation programs and policies. Our Chief Executive Officer and Chief Financial Officer’s compensation was compared to that of chief executive officers and chief financial officers at our peer companies. Because executive job functions at our peer companies vary, we compared our named executive officers’ compensation, other than our Chief Executive Officer’s and Chief Financial Officer’s, to that of executive officers at the peer companies who have the most similar positions to those of our named executive officers. However, to address in part the variation in business structures and because consistent information regarding comparable officers at other companies is difficult to obtain, PM&P also compared our named executive officers’ compensation, other than our Chief Executive Officer’s and Chief Financial Officer’s, to that of the third through fifth highest-paid officers at the peer companies.

Components included in Total Direct Compensation Analysis

•	Base Salary

•	Bonus

•	Total Cash Compensation (base salary plus bonus)

•	Long-Term Incentives (which for AXIS consisted solely of restricted stock grants)

•	Total Direct Compensation (consisting of total cash compensation plus long-term incentives)

Peer Group Companies

•	ACE Limited

•	XL Group plc

•	Everest Re Group, Ltd.

•	PartnerRe Ltd.

•	Arch Capital Group Ltd.

•	Endurance Specialty Holdings Ltd.

•	Platinum Underwriters Holdings, Ltd.

•	Renaissance Re Holdings Ltd.

•	Aspen Insurance Holdings Limited

•	Allied World Assurance Company Holdings, Ltd.

•	Validus Holdings Ltd.

On a relative basis, as compared to our peer group, AXIS falls between the 62nd and 65th percentiles in terms of size measures such as underwriting revenues and total assets.

The review performed by PM&P examined our performance under several growth and profitability measures as compared to that of our peer companies. The growth measures included total revenues, gross premiums written, diluted book value per share and total assets over a one-year and three-year compounded annual growth rate. The profitability measures included one- and three-year average combined ratio, which is the sum of our net loss and loss expense, acquisition cost, and general and administrative expense ratios, ROACE, operating ROACE and total shareholder return, defined as annualized rates of return reflecting price appreciation plus reinvestment of dividends and the compounding effect of dividends paid on reinvested dividends (TSR). The review showed that for 2010:

•	Performance on growth measures improved significantly as one-year performance was at or above the 65th percentile for all measures.

•	Profitability and return measures were also good as ROACE, operating ROACE and TSR were at the 73rd percentile or higher.

•	Our Combined Ratio was ranked in the 60th percentile.

•	Accordingly, 2010 annual incentives and total cash compensation for our NEOs improved from 2009 due to strong financial performance.

PM&P also reviewed our 2010 pay versus performance as compared to our peer companies based on a weighted average of growth in diluted book value per share, operating ROACE and TSR. The review indicated that our one-year performance was at the 85th percentile of our peer group while our Total Direct Compensation (Base Salary, Bonus and Equity) for one year was at the 79th percentile. Accordingly, PM&P determined that our total direct compensation was generally aligned with our financial performance.

As a result of this analysis, the Compensation Committee determined that no changes to our compensation program design were required for 2011.

2011 Performance:

Elements of Compensation:

Executive compensation at AXIS is primarily a combination of base salary, annual cash bonus paid under our 2004 Annual Incentive Plan (the “Annual Incentive Plan”), long-term incentive awards made under our 2007 Long-Term Equity Compensation Plan and supplemental retirement programs. We also provide general employee benefits to our named executive officers.

Compensation of our named executive officers is governed in part by the employment agreements we have entered into with our named executive officers. Effective January 1, 2011, we amended the employment agreements for Messrs. Butt and Charman and entered into new employment agreements with Messrs. Gressier and Reding. Each of the amended or new agreements eliminated provisions providing for payment or reimbursement for club memberships, use of an automobile and financial and tax planning, while the amendments to Mr. Butt’s and Mr. Charman’s agreements also eliminated a tax gross up provision for the payment of excise taxes in the context of a change in control of AXIS. This excise tax gross-up provision was not present in the agreements with Messrs. Gressier or Reding. The terms and conditions of the employment agreements are described in detail under the narrative disclosure to the Summary Compensation Table and Grants of Plan-Based Awards Table and in the section entitled “Potential Payments Upon Termination or Change in Control” below.

Base Salary:

Base salaries are the most basic form of compensation and are integral to any employment arrangement. Our main consideration in determining base salaries is to remain competitive. We also seek to balance a logical salary structure within the Company globally with the demands of the market for executive talent. A competitive base salary allows us to attract individuals from other organizations, both within our industry and outside our industry. Paying our existing named executive officers a competitive base salary that is updated to compete with market pressures helps us retain key staff by minimizing their need or desire to leave us to increase their level of basic compensation. In addition, base salary enables our named executive officers to maintain a sufficient standard of living in the locations where we operate and, accordingly, base salaries differ by geographic location.

AXIS uses a salary grade structure created with the assistance of an external human resource consultant firm. Each salary grade has a minimum, midpoint and maximum salary that were established with a midpoint at the 60th to 65th percentile compared to similar positions at comparable companies. The ranges of permitted salaries for each grade were established utilizing approximately the top one-third of the salary range for our industry based on the data provided by our consultant. Our named executive officers are generally in the highest salary grade because they have the highest level of responsibility among our employees, but their placement within the range of salaries in that grade is based on the individual’s type of position, historical factors, geographic location, individual performance, and the Compensation Committee’s determination of competitiveness and appropriate levels based on the Chief Executive Officer’s recommendations (except for himself).

Messrs. Charman and Butt are not graded, and their initial annual base salaries were established pursuant to their employment agreements at the time of hire based on then-current market conditions. The Compensation Committee bases salary adjustments for Messrs. Charman and Butt on the same factors used to determine the other named executive officers’ salaries within their pay grade. Mr. Charman’s salary also reflects, in part, his substantial contribution to our Company and his high level of responsibility as discussed above, and thus is higher than the salaries of our other named executive officers. Messrs. Benchimol, Gressier and Reding’s base salaries are each set in their employment agreements but are based on the salary grade structure discussed above.

Base salaries are generally reviewed at the end of each calendar year. We review external salary survey data to assist in developing the total budget for salary increases company-wide. This total amount includes annual merit increases, increases due to promotions and any increases needed for market adjustments to remain competitive. A merit increase guideline is then expressed in terms of a percentage of current annual base salary for each geographic location. We expect that the merit increase guidelines will ensure that our salaries remain competitive and reflect cost of living adjustments and other pay increases for the geographic location as reported in external compensation surveys.

The Chief Executive Officer recommends annual base salary increases, if any, for our named executive officers (except for himself). The Compensation Committee reviews and approves those increases using the guidelines described above. The Compensation Committee reviews and evaluates the performance of the Chief Executive Officer and approves any changes to his base salary. Those decisions are then reviewed and ratified by the independent directors of our Board.

Under the amendments to the employment agreements for Messrs. Butt and Charman, effective January 1, 2011, Mr. Butt’s base salary is set at $750,000 per year and Mr. Charman’s base salary is $1,575,000. Pursuant to the new employment agreements with Messrs. Gressier and Reding, Mr. Gressier’s base salary is $910,000 and Mr. Reding’s base salary is set at $780,000. Mr. Benchimol, in accordance with his employment agreement is paid a base salary of $910,000. There were no adjustments on January 1, 2012 to the 2011 base salaries for any of the named executive officers. Similarly, the Compensation Committee did not approve any merit base salary increases for any of our other employees. The Committee did approve a small pool for increases for promotional and/or market adjustments in certain cases.

Annual Incentive Plan:

Annual incentive compensation, which we refer to as the annual bonus, for our named executive officers is provided under our Annual Incentive Plan, which is described below in the narrative to the Summary Compensation Table and Grants of Plan-Based Awards in 2011 Table. The Annual Incentive Plan is a critical tool for rewarding the achievement of corporate goals while providing us with the flexibility to reduce or eliminate the incentive amount if those goals are not met.

In order to achieve a competitive total compensation package, in consultation with its outside consultant, in 2003 AXIS established individual annual bonus targets expressed as a percentage of base salary for each salary grade. Target amounts represent a starting point for the Compensation Committee to use in allocating bonuses among the named executive officers and are not guaranteed for named executive officers or our other employees. All named executive officers’ target bonuses are 125% of their annual salaries, except for Mr. Charman, whose annual incentive target award is set under his employment agreement at 150% of his base salary, subject to a minimum of $1,875,000 if performance targets are met. Mr. Charman’s base salary for the purpose of calculating his incentive target for 2011 performance remains at $1,250,000 and did not increase with the January 1, 2011 change in his base salary as a result of his amended employment contract.

To further our goal of keeping the best interests of shareholders at the forefront of decision-making for our employees and executive officers, the total bonus pool is tied to our operating ROACE and our 12 month growth in diluted book value per share as compared to our peers (measured as of September 30th of each respective year). As discussed in March 2011 and approved in May 2011, the Compensation Committee determined that if AXIS achieved an operating ROACE of 9% for 2011 and if 12 month growth in diluted book value per share, measured as of September 30, 2011, was at or above the median for our peer group, the target bonus pool would be equal to 100% of the aggregate total target bonus amounts for all employees. This value reflects the Committee’s view that our industry continues to operate in a soft underwriting market cycle and a historically low interest rate environment. While the first quarter of 2011 experienced significant natural perils loss activity making the achievement of these goals highly unlikely, the Committee believed that the targets for 2011 represented a reasonable goal as of the beginning of the year and accepted management’s recommendation that the goals not be adjusted despite the negative results experienced during the first quarter.

The Compensation Committee in 2011 further decided to set the objective for superior results at 133% of the operating ROACE target level, which represented an increase in difficulty from prior years, when the target for superior performance results was 120% of the operating ROACE target level. Accordingly, if AXIS achieved an operating ROACE target of 133% of 9%, or 12%, and if our 12 month growth in diluted book value per share was in the top one-third of our peer group, the annual incentive plan pool would be 150% of the aggregate target bonus amounts for all employees.

The Compensation Committee also retained the discretion to approve a downward or upward adjustment to any bonus pool amount, in the event of performance below the target level, between the target and superior levels or above the superior level. The goal of the Compensation Committee, both in setting the targets and in retaining discretion to make adjustments based on ultimate results and the circumstances behind those results, was to establish a program that provides appropriate incentive for behavior that focuses on business decisions that are in the best interests of AXIS and our shareholders and comports with our business strategy of underwriting discipline and appropriate risk-taking.

In all cases, each of our named executive officer’s actual incentive award is subject to the discretion of the Compensation Committee. Each executive may receive no bonus or a lower than target bonus for an unsatisfactory individual performance, may receive a bonus based on the level of pool funding if they meet expectations, or may receive a higher bonus at the discretion of the Compensation Committee. The amount actually awarded reduces the total bonus pool available for other executive officers and employees.

In 2011, as previously stated, AXIS did not achieve the financial targets approved in May 2011. In determining the overall bonus pool amount, the Compensation Committee took into consideration the continuing soft property and casualty pricing market, the historically low interest rate environment and the significant global catastrophic loss activity in 2011, which was one of the most costly in history. Despite these factors, the Company was nevertheless able to produce net income available to shareholders of $9.4 million, maintain capital and continue to build our global platform. Based on these factors, the Compensation Committee awarded an overall bonus pool that was 58% of target (a 56% decrease over the aggregate bonus amount awarded the prior year) to be distributed to staff other than named executive officers.

In determining the bonus amount for each of the named executive officers, the Committee considered the relative performance of each of the named executive officers, as recommended by the Chief Executive Officer, and determined that no bonuses would be awarded to the named executive officers for 2011 performance.

2011 Annual Incentive Plan

Metric	Target	Superior	Actual
Operating ROACE	9%	12%	(3.1%)
12-month growth in Book Value per Share	At or above median for peer group	Top one-third for peer group	Below median

Named Executive Officer Bonus Payouts	100% of individual target	150% of individual target	$0

Long-Term Equity Compensation Plan:

In 2011, we provided long-term incentive compensation through equity awards under our 2007 Long-Term Equity Compensation Plan, or 2007 LTEP, which previously was approved by our shareholders. Equity awards are an especially valuable tool in linking the personal interests of executive officers to those of our shareholders because the amount the executive officers will ultimately receive under these awards is determined by our stock price. A higher stock price benefits our shareholders and increases the value of the executive officers’ equity awards. In addition, the vesting requirement for our equity awards is a valuable retention tool that we consider very important in a competitive industry. Furthermore, because other employers with whom we compete for executive talent grant equity as part of their compensation packages, we believe that we need to include this element as part of our executive officers’ compensation in order to be competitive.

In 2003, with the help of our outside consultant at that time, we established equity award guidelines for a target annual award of stock options and restricted stock for each executive. The targets were designed to provide an above median total compensation package for above median performance when compared to our industry peer group, when the equity awards are combined with base salary and annual incentive payments. In 2005, we modified our practice to discontinue the granting of stock options and increase the grants of restricted stock because we desired a more effective equity vehicle for rewarding performance and retaining valuable executive talent. We believe that the use of restricted stock provides executive officers with the motivation to meet or exceed individual goals and make decisions that enhance longer-term shareholder value.

Under these equity award guidelines, the target annual award of restricted stock is 90,000 shares for Mr. Charman and 75,000 shares for Mr. Butt. The target annual award for Mr. Reding is 37,500 shares and for Messrs. Benchimol and Gressier, the target annual award is 35,000 shares. At the end of each fiscal year, the Compensation Committee determines the actual awards to be made in its discretion, considering competitiveness, retention needs, Company and individual performance and any other factors it deems relevant. The awards are generally granted in the first quarter of the following year.

As discussed in our proxy statement for our 2011 annual general meeting, in February 2011 the Compensation Committee determined that the following annual awards of restricted stock under the 2007 LTEP were appropriate for the named executive officers as a result of our Company performance in 2010:

Mr. Charman—110,000 shares; Mr. Butt—75,000 shares; Mr. Reding—100,000 shares; and Mr. Gressier—50,000 shares. On February 6, 2012, the Compensation Committee approved annual awards of restricted stock under the 2007 LTEP to the named executive officers for 2011 performance at 150% of each named executive officer’s respective targets to provide an additional long-term incentive for these executives to achieve superior long-term results; except for Mr. Butt, whose award was 200% of target in consideration of his performance as Chairman over the course of his tenure, generally, and in particular his extensive efforts in orchestrating the Company’s senior officer succession program. The Compensation Committee approved the following awards: Mr. Charman—135,000 shares; Mr. Butt—150,000 shares; Mr. Benchimol—52,500 shares; Mr. Gressier—52,500 shares and Mr. Reding—56,250 shares. The restricted stock vests 25% per year over four years. The equity awards reflected in the Summary Compensation Table and the Grants of Plan-Based Awards Table were in respect of the 2010 fiscal year. Because the awards reflecting performance for the 2010 fiscal year were granted early in 2011, they are reflected in the Summary Compensation Table and the Grants of Plan-Based Awards Table for the 2011 fiscal year. The awards reflecting the 2011 fiscal year performance that were granted on February 6, 2012, will be reflected in the Summary Compensation Table and the Grants of Plan-Based Awards Table in our proxy statement for the 2012 fiscal year.

Stock Ownership Guidelines:

Our minimum stock ownership guidelines require the Chief Executive Officer and Chairman to hold AXIS securities with a value equal to a minimum of five times their annual base salary, and require the other named executive officers and covered members of senior management to hold AXIS securities with a value equal to a minimum of two to three times their annual base salary. Individuals subject to the guidelines have five years from the later of: (a) September 2009 (the date of adoption of the guidelines), or (b) the date of promotion or appointment to a position subject to the guidelines to meet the applicable minimum requirement.

Deferred Compensation and Supplemental Executive Retirement Plans:

In January 2004, AXIS implemented supplemental executive retirement plans, or SERPs, for Messrs. Charman and Butt. The plans are described more fully below under the Pension Benefits Table. Mr. Charman’s plan generally requires us to make annual payments to Mr. Charman upon his retirement for a period of 20 years or beginning on January 1, 2009 even if he is not retired. This date was set during the negotiation of Mr. Charman’s employment agreement to coincide with the original termination date of the agreement. The first annual installment of Mr. Charman’s SERP was paid in February 2009. Mr. Butt’s plan generally requires us to make annual payments to Mr. Butt upon his retirement for a period of ten years or beginning on January 1, 2010 even if he is not retired. The first annual installment of Mr. Butt’s SERP was paid in January 2010.

If the executive dies, is permanently disabled or a change in control of AXIS occurs, the remaining benefits under the SERP become fully payable in a lump sum. Payments are accelerated upon these events because these are circumstances under which the executive and his family would likely need additional security. These plans were established to provide competitive retirement benefits for our most senior leaders and to aid in their retention.

Severance Benefits:

Although we do not maintain a general severance plan for our named executive officers, each of our named executive officers has rights upon termination of his employment under his employment agreement. The terms and conditions of the separation benefits and payments are described in detail in the section entitled “Potential Payments Upon Termination or Change in Control.” We provide these benefits in order to be competitive as an employer. We also provide various benefits in connection with a change in control, in part because a change in control situation often undermines our named executive officers’ job security, and it is to the benefit of AXIS and its shareholders to encourage the named executive officers to seek out beneficial business transactions and to remain with us through the closing of the transaction, even though their futures may be uncertain as a result. As such, we structured the change in control provisions in the named executive officers’ agreements with a “double trigger,” which requires termination of the executive without cause or termination by the executive for good reason in connection with a change in control. Because the consummation of a transaction alone would not trigger this benefit, this structure essentially places the decision of whether or not to trigger change in control benefits largely in the hands of the acquiring company.

We provide named executive officers with benefits and severance payments if we terminate them without cause and in some cases if they voluntarily leave under certain circumstances. These benefits add a level of security to the named executive officer’s position. We believe that these benefits are needed to attract and retain talented executive officers in our industry. These provisions encourage individuals to move from more established firms in the industry to our firm, which has less history, and help attract individuals from outside of the industry to take a position in our industry, which is generally more volatile. In addition, we face significant competition within our industry for experienced leaders, and we believe that these benefits are needed to remain competitive as an employer. Furthermore, we provide these benefits in part so that we can obtain valuable agreements from the named executive officers to assign to us certain intellectual property rights, not to compete with us for a certain period of time after leaving, not to solicit our employees or customers after leaving and to maintain the confidentiality of our information. Moreover, providing termination payments allows us to obtain a release of claims from the named executive officer upon their departure from AXIS, which we consider a valuable benefit to us.

Other Compensation:

Because our business is global and we are headquartered in Bermuda, many of our named executive officers are required to relocate or to maintain a second residence or travel for business in order to work for us. To reduce the likelihood that this factor will prevent talented executive officers from joining AXIS, we provide reimbursements for a certain amount of personal travel for return trips home to named executive officers who work away from their home countries, as well as in some cases housing allowances to help defray the cost of maintaining a second residence or working in multiple locations. We also pay for certain U.S. tax expenses for any non-U.S. resident, Bermuda-based employee who may be subject to incremental taxes as a result of travel to the U.S. for business purposes. These payments are designed to make whole our Bermuda-based non-U.S. citizen employees who, but for required business travel, would not otherwise have incurred an obligation for U.S. taxes. We also provide certain other perquisites and benefits, as well as the general health plan and other benefits provided to all employees, which make us a competitive employer and do not represent a significant cost to us. These benefits also provide our named executive officers with the security and convenience that allows them to focus their attention on carrying out their responsibilities to AXIS.

U.S. Tax Considerations:

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to certain executive officers, although performance-based compensation arrangements may qualify for an exemption from the deduction limit if they satisfy various requirements under Section 162(m). For AXIS, this rule has limited effect because our Company is headquartered in Bermuda and U.S. tax law only affects a portion of our income. Therefore, although we are aware of and consider the impact of this rule when developing and implementing our executive compensation program, compliance with the requirements of Section 162(m) requires a somewhat formulaic approach, and we believe that flexibility is more important in our compensation programs. Therefore, this has not been a driving factor in the operation of our executive compensation program.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE

Henry B. Smith, Chairman

Donald J. Greene

Christopher V. Greetham

Thomas C. Ramey

Summary Compensation Table

The following table sets forth compensation earned by (1) each individual who served as a Chief Executive Officer of AXIS in 2011, (2) each individual who served as a Chief Financial Officer of AXIS in 2011, and (3) the other three most highly compensated executive officers for the year ended December 31, 2011. These individuals are referred to as the “named executive officers.”

Name and Principal Position	Year	Salary ($)			Bonus ($)		Stock Awards ($) (1)		Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Nonquali- fied Deferred Compensation Earnings ($) (2)			All Other Compensation ($)			Total ($)
John R. Charman Chief Executive Officer, President and Director	2011 2010 2009	$ $ $	1,575,000 1,250,000 1,250,000		$ $ $	— 937,500 375,000	$ $ $	4,021,600 2,725,550 2,363,400	$ $ $	— 2,812,500 1,875,000	$ $ $	1,040,599 — 407,000		$ $ $	1,280,887 1,875,661 709,487	(3)	$ $ $	7,918,086 9,601,211 6,979,887

Michael A. Butt Chairman of the Board	2011 2010 2009	$ $ $	750,000 850,000 850,000		$ $ $	— 265,650 107,500	$ $ $	6,330,000 2,151,750 1,181,700	$ $ $	— 1,593,750 1,062,500	$ $ $	— — 237,000	(4)	$ $ $	391,503 433,608 376,975	(5)	$ $ $	7,471,503 5,294,758 3,815,675

Albert A. Benchimol Chief Financial Officer and Director	2011		$857,500	(6)		$—		$3,529,000		$—		$—			$341,368	(7)		$4,727,868

John Gressier Chairman, AXIS Insurance	2011 2010 2009	$ $ $	910,000 880,000 800,000		$ $ $	— 550,000 160,000	$ $ $	1,828,000 1,147,600 787,800	$ $ $	— 1,650,000 800,000	$ $ $	— — —		$ $ $	696,488 548,542 364,705	(8)	$ $ $	3,434,488 4,776,142 2,912,505

Dennis B. Reding Chief Operating Officer	2011		$780,000			$—		$3,656,000		$—		$—			$93,095	(9)		$4,529,095

(1)	The grant date fair value of the awards is based on the closing price of our common stock on the NYSE on the day of the grant, without taking into account estimated forfeitures.

(2)	Pension benefit obligation is calculated assuming a 4% discount rate and a 3% annual increase in total pension benefits.

(3)	The amount for Mr. Charman includes $180,000 in housing allowances, $157,500 in Company contributions to the AXIS Specialty Limited International Pension Plan (the “International Pension Plan”), $761,685 for payment of certain incremental tax expenses incurred as a result of travel to the U.S. for business purposes, as approved by our Compensation Committee for all Bermuda-based employees. The payment of this incremental tax expense is designed to make whole our Bermuda-based non-U.S. citizen employees who, but for required business travel, would not otherwise have incurred an obligation for U.S. taxes. The amount also includes $150,000 for personal use of aircraft that we lease. We calculate our incremental cost for personal use of corporate aircraft based on variable operating costs, including fuel costs, crew travel, hourly costs, landing fees and other miscellaneous variable costs. Fixed costs that do not change based on usage, such as the lease costs for the aircraft, are not included. On certain occasions, a family member or other guest may accompany the executive on a flight. The incremental cost incurred in these situations is included. Additionally, the total amount also includes the costs to the Company for travel allowances related to a home leave benefit and personal income tax planning expensed in 2011 for 2010 tax services. Payment for tax planning services was eliminated effective January 1, 2011.

(4)	The actuarial present value of Mr. Butt’s pension decreased by $104,681 between December 31, 2010 and December 31, 2011. The pension benefits paid to Mr. Butt for 2011 were greater than the actuarial adjustment made to the pension benefit obligation in 2011.

(5)	The amount for Mr. Butt includes $180,000 in housing allowances, $75,000 in Company contributions to the International Pension Plan, $23,893 for payment of certain incremental U.S. tax expenses incurred as a result of travel to the U.S. for business purposes, as approved by our Compensation Committee for all Bermuda-based employees. The payment of this incremental tax expense is designed to make whole our Bermuda-based non-U.S. citizen employees who, but for required business travel, would not otherwise have incurred an obligation for U.S. taxes. The amount also includes $49,539 for travel allowance related to a home leave benefit, and $60,139 for personal use of aircraft that we lease. We calculate our incremental cost for personal use of corporate aircraft based on variable operating costs, including fuel costs, crew travel, hourly costs, landing fees and other miscellaneous variable costs. Fixed costs that do not change based on usage, such as the lease costs for the aircraft, are not included. On certain occasions, a family member or other guest may accompany the executive on a flight. The incremental cost incurred in these situations is included. The total amount also includes the cost to the Company relating to an annual executive medical examination.

(6)	Mr. Benchimol joined AXIS on January 17, 2011. The amount reflects the salary he was actually paid for the 2011 calendar year.

(7)	The amount for Mr. Benchimol includes $225,000 in housing allowances and $76,563 in Company cash contributions in lieu of a Company contribution to the AXIS Specialty U.S. Services, Inc. Supplemental Retirement Plan in which Mr. Benchimol is not eligible to participate due to changes to Section 457A of the Internal Revenue Code and $24,500 in Company contributions under the AXIS Specialty U.S. Services, Inc. 401(k) Plan (the “AXIS 401(k) Plan”). Additionally, the total amount also includes the cost to the Company for legal fees paid in connection with the negotiation of Mr. Benchimol’s employment agreement.

(8)	The amount for Mr. Gressier includes $180,000 in housing allowances, $91,000 in Company contributions to the International Pension Plan, $275,679 for payment of certain incremental tax expenses incurred as a result of travel to the U.S. for business purposes, as approved by our Compensation Committee for all Bermuda-based employees. The payment of this incremental tax expense is designed to make whole our Bermuda-based non-U.S. citizen employees who, but for required business travel, would not otherwise have incurred an obligation for U.S. taxes. The amount also includes $105,749 in travel allowance relating to a home leave benefit, costs to the Company for an annual executive medical examination, and travel allowance relating to a home leave benefit incurred in 2010, but not expensed until 2011.

(9)	The amount for Mr. Reding includes $66,875 in Company cash contributions in lieu of a Company contribution to the AXIS Specialty U.S. Services, Inc. Supplemental Retirement Plan in which Mr. Reding is no longer eligible to participate due to changes to Section 457A of the Internal Revenue Code and $24,500 in Company contributions under the AXIS 401(k) Plan. Additionally, the total amount also includes the cost to the Company for an annual executive medical examination.

Grants of Plan-Based Awards in 2011

The following table provides information on annual incentive payments and restricted stock awards granted in 2011 to each of our named executive officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock & Option Awards ($)
Name	Grant Date (1)	Target ($)
John R. Charman	2/7/2011		110,000	$4,021,600	(3)
	n/a	$1,875,000
Michael A. Butt	1/1/2011		100,000	$3,588,000	(4)
	2/7/2011		75,000	$2,742,000	(3)
	n/a	$937,500
Albert A. Benchimol	1/17/2011		100,000	$3,529,000	(5)
	n/a	$1,137,500
John Gressier	2/7/2011		50,000	$1,828,000	(3)
	n/a	$1,137,500
Dennis B. Reding	2/7/2011		100,000	$3,656,000	(3)
	n/a	$975,000

(1)	Grants of restricted stock under the 2007 Long-Term Equity Compensation Plan, the terms of which are summarized in the narrative below and under “Compensation Discussion and Analysis—Long-Term Equity Compensation Plans.”

(2)	Amounts reflect the annual target incentive bonus opportunity pursuant to each named executive officer’s employment agreement. There are no thresholds or maximums set forth in such agreements.

(3)	Amounts represent the grant date fair value of the restricted stock awards granted in 2011, which had a grant date fair value per share of $36.56. The restricted stock vests in four equal installments on the first, second, third and fourth anniversaries of the date of the grant.

(4)	Amounts represent the grant date fair value of the restricted stock awards granted on January 1, 2011 in connection with the execution of his amended employment agreement, which had a grant date fair value per share of $35.88. The restricted stock vests in four equal installments on the first, second, third and fourth anniversaries of the date of the grant.

(5)	Amounts represent the grant date fair value of the restricted stock award granted on January 17, 2011 upon commencement of employment with the company, which had a grant date fair value per share of $35.29. The restricted stock vests in four equal installments on the first, second, third and fourth anniversaries of the date of the grant.

Employment Agreements with Named Executive Officers

John R. Charman

Under Mr. Charman’s employment agreement, dated as of December 15, 2003 and as amended on October 23, 2007, February 19, 2008, May 20, 2008 and December 31, 2010, Mr. Charman serves as our Chief Executive Officer and President, a member of our Board and a member of the Executive Committee of our Board for a term of service to December 31, 2013. Under the employment agreement, Mr. Charman is entitled to an annual base salary of at least $1,575,000, and an annual target incentive bonus opportunity of at least $1,875,000 should performance targets be met. Mr. Charman is entitled to participate in our 2007 Long-Term Equity Compensation Plan and any employee benefit plans in which our senior executives are eligible to participate.

Mr. Charman is entitled to: (1) reimbursement of first-class air fare for up to 14 personal trips per year for Mr. Charman or members of his family between London and Bermuda, Bermuda and New York, London and New York, Bermuda and Newark, or London and Newark; (2) $15,000 per month housing allowance for residence in Bermuda; and (3) any fringe benefits provided to our senior executives generally. These benefits are reflected in the “All Other Compensation” column of the Summary Compensation Table and the related footnote.

The employment agreement also entitles Mr. Charman to a supplemental executive retirement benefit, which has been established and is the subject of a separate written agreement that is described under the Pension Benefits Table below. Mr. Charman’s employment agreement provides for certain benefits upon termination of his employment for various reasons, as described below in the section entitled “Potential Payments Upon Termination or Change in Control.”

The employment agreement also provides for a 12-month notice period should Mr. Charman desire to voluntarily terminate his employment with the Company and non-compete and non-solicitation provisions for a period of 24 months from the date of termination.

Michael A. Butt

Mr. Butt serves as Chairman of our Board under a service agreement dated as of December 15, 2003, as amended on May 12, 2006, September 19, 2008, May 6, 2009 and December 31, 2010, for a term of service to December 31, 2012. Under the service agreement, Mr. Butt is entitled to an annual base salary of at least $750,000, and an annual target incentive bonus opportunity of no less than 125% of his annual base salary should performance targets be met. Mr. Butt is entitled to participate in our 2007 Long-Term Equity Compensation plan and any employee benefit plans in which our senior executives are eligible to participate.

Mr. Butt is entitled to: (1) reimbursement of first-class air fare for up to four personal trips per year for Mr. Butt or members of his family between Bermuda and Europe; and (2) any fringe benefits provided to our senior executives generally. These benefits are reflected in the “All Other Compensation” column of the Summary Compensation Table and the related footnote.

The service agreement also entitles Mr. Butt to a supplemental executive retirement benefit, which has been established and is the subject of a separate written agreement that is described under the Pension Benefits Table below. Mr. Butt’s service agreement provides for certain benefits upon termination of his employment for various reasons, as described below in the section entitled “Potential Payments Upon Termination or Change in Control.”

The service agreement also includes non-compete and non-solicitation provisions for a period of 12 months from the date of termination.

Albert A. Benchimol

Under the terms of an employment agreement between Mr. Benchimol and the Company dated November 1, 2010, Mr. Benchimol serves as our Chief Financial Officer and is entitled to an annual base salary of $910,000 and an annual target incentive bonus opportunity of no less than 125% of his base salary should performance targets be met. Mr. Benchimol is entitled to participate in our 2007 Long-Term Equity Compensation Plan with an initial annual target of 35,000 restricted shares and is entitled to participate in any employee benefit plans in which our senior executives are eligible to participate. Mr. Benchimol is entitled to: (1) a monthly housing allowance of $25,000 so long as he resides in Bermuda; (2) reimbursement of reasonable costs incurred during 2011 for tax preparation and planning services; and (3) any fringe benefits provided to our senior executives generally. These benefits are reflected in the “All Other Compensation” column of the Summary Compensation Table and the related footnote.

The employment agreement provides for certain benefits upon termination of his employment for various reasons, as described below in the section entitled “Potential Payments Upon Termination or Change in Control.”

The employment agreement provides for a 12-month notice period should Mr. Benchimol desire to voluntarily terminate his employment with the Company and non-compete and non-solicitation provisions for a period of 12 months from the date of termination.

John Gressier

On December 31, 2010, the Company and Mr. Gressier entered into a new employment agreement to serve as Chairman of AXIS Insurance for a term of service to December 31, 2013. Under the employment agreement,

Mr. Gressier is entitled to an annual base salary of at least $910,000 and an annual target incentive bonus opportunity of no less than 125% of his annual base salary should performance targets be met. Mr. Gressier is eligible to participate in the Company’s 2007 Long-Term Equity Compensation Plan, with an annual target grant of 35,000 restricted shares.

Under the employment agreement, Mr. Gressier is entitled to: (1) a monthly housing allowance of $15,000 so long as he is on assignment in Bermuda; (2) reimbursement in an amount up to $110,000 per calendar year for return trips to the United Kingdom for Mr. Gressier or members of his family; and (3) any fringe benefits we provide to senior executives generally. These benefits are reflected in the “All Other Compensation” column of the Summary Compensation Table and the related footnote.

Mr. Gressier’s employment agreement provides for certain benefits upon termination of his employment for various reasons, as described below in the section entitled “Potential Payments Upon Termination or Change in Control.”

The employment agreement also provides for a 12-month notice period should Mr. Gressier desire to voluntarily terminate his employment with the Company and non-compete and non-solicitation provisions for a period of 12 months from the date of termination.

Dennis B. Reding

Mr. Reding serves as the Company’s Chief Operating Officer pursuant to an employment agreement dated December 31, 2010, for a term of service to December 31, 2013. Under the agreement, Mr. Reding is entitled to an annual base salary of at least $780,000 and an annual target incentive bonus opportunity of no less than 125% of his base salary should performance targets be met. Mr. Reding is eligible to participate in the Company’s 2007 Long-Term Equity Compensation Plan and any employment benefit plans in which our senior executives are eligible to participate.

Mr. Reding is entitled to any fringe benefits we provide to senior executives generally. These benefits are reflected in the “All Other Compensation” column of the Summary Compensation Table and the related footnote.

Mr. Reding’s employment agreement provides for certain benefits upon termination of his employment for various reasons, as described below in the section entitled “Potential Payments Upon Termination or Change in Control.”

The employment agreement also provides for a six month notice period should Mr. Reding desire to voluntarily terminate his employment with the Company and non-compete and non-solicitation provisions for a period of 12 months from the date of termination.

Long-Term Equity Compensation

2007 Long-Term Equity Compensation Plan

In 2007, our Board adopted and our shareholders approved the AXIS Capital Holdings Limited 2007 Long-Term Equity Compensation Plan, or “2007 LTEP.” The 2007 LTEP provides for the grant of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance units and other equity-based or equity-related awards to our employees, directors and consultants. The Compensation Committee has broad authority to administer the plan, including the authority to select plan participants, determine when awards will be made, determine the type and amount of awards, determine the exercise price of options and stock appreciation rights, determine any limitations, restrictions or conditions applicable to each award and determine the terms of any agreement or other document that evidences an award. During 2011, only restricted stock was awarded under the 2007 LTEP to the named executive officers. We are asking our shareholders to approve an amendment to the 2007 LTEP increasing the number of shares authorized for issuance under the plan, as described in more detail in Proposal 3 below.

Restricted stock awards represent a grant of shares of our common stock, subject to restrictions on transfer of the shares, any other restrictions the Compensation Committee imposes and forfeiture of the shares if the participant terminates employment before the shares vest. The restricted stock we granted during 2011 vests (and the restrictions lapse) in four equal installments on the first, second, third and fourth anniversaries of the date of grant. Vesting is fully accelerated upon the death or permanent disability of the participant or a change in control, as described below in the section entitled “Potential Payments Upon Termination or Change in Control.” Holders of restricted stock receive accumulated dividends paid with respect to the underlying shares only upon vesting.

In September 2010, the Compensation Committee approved revised forms of award agreements for use by the Company for awards of restricted stock and restricted stock units made on and after January 1, 2011. Under the revised agreements, awards continue to vest in four equal installments on the first, second, third and fourth anniversaries of the grant date. The awards also vest automatically upon the awardee’s death or permanent disability. Additionally, the “single trigger” change of control provision was replaced with a “double trigger” vesting provision under which awards will automatically vest upon a change of control only if an awardee’s employment is subsequently terminated: (1) by the Company without cause; or (2) by the awardee with good reason, in each case within 24 months of the change of control.

In February 2012, the Compensation Committee approved a revised form of award agreement for use by the Company for awards of restricted stock units to the Company’s Canadian employees. Under this revised agreement, award units vest in four equal installments on the first, second and third anniversaries of the date of grant with the fourth installment vesting on December 15 of the third anniversary year from the date of the grant.

Annual Incentive Plan

We fund annual incentive payments, under our Annual Incentive Plan, to provide performance-based cash annual bonuses for our employees. For a full description of the funding for our Annual Incentive Plan in 2011, see “Compensation Discussion and Analysis—2011 Performance—Annual Incentive Plan” above.

Retirement Benefits

Our named executive officers participate in our International Pension Plan and our U.S. 401(k) Plan. Messrs. Charman, Butt and Gressier participated in our International Pension Plan during 2011 and Messrs. Benchimol and Reding participated in the AXIS 401(k) Plan during 2011.

The International Pension Plan permits employees to make contributions to their own accounts in the plan, and requires us to contribute an amount equal to at least 10% of each participant’s base salary each year, reduced by any amounts that we are required to contribute to another plan, although we may contribute more in our discretion. For 2011, we contributed an amount equal to 10% of base salary to the International Pension Plan for our named executive officers. Our contributions to the International Pension Plan vest fully after the employee has been in the plan for two years. Benefits are paid after termination of employment or upon death or disability either in cash or by transfer to another retirement plan or retirement product.

In the United States, we maintain the AXIS 401(k) Plan, under which employees may contribute a portion of their earnings on a tax-deferred basis and we make matching contributions. We also may make annual employer discretionary contributions. For 2011, we made matching contributions equal to 100% of each employee’s contributions, subject to a maximum match of 4% of eligible earnings. We also made annual employer discretionary contributions equal to 6% of each participant’s eligible earnings. For purposes of calculating the matching and employer discretionary contributions, only the first $245,000 of each named executive officer’s earnings was taken into account, due to limitations imposed by the Internal Revenue Code. Named executive officers are always fully vested in our matching contributions, and vest in our employer discretionary contributions 25% per year, with full vesting in the plan after four years of service. Benefits are distributable upon death, disability, retirement, termination of employment or upon reaching age 59-1/2.

In addition, we provide non-tax-qualified retirement programs to eligible employees, including our named executive officers, as described in detail below under the Pension Benefits Table and the Nonqualified Deferred Compensation Table.

Additional Benefits

We maintain an Executive Health Examination Program, under which we pay for an annual physical examination for each of our named executive officers. Executive officers are encouraged to participate in this program, and each of our executive officers was entitled to have a physical exam between January 1, 2011 and December 31, 2011. We pay the full cost of the physical examination, plus any travel-related expenses. In 2011, Messrs. Butt, Gressier and Reding completed physical examinations, and reimbursed amounts are included in the 2011 “All Other Compensation” column of the Summary Compensation Table.

In 2005, our Compensation Committee adopted a formal practice permitting personal use of corporate aircraft by certain of our executive officers. We permit our Chairman to use corporate aircraft for up to 12 personal trips per year, and we allow our Chief Executive Officer 24 trips per year, subject to a cap of $75,000 for the Chairman and $150,000 for the Chief Executive Officer.

Outstanding Equity Awards at 2011 Fiscal Year-End

The following table sets forth information regarding all outstanding equity awards held by the named executive officers at December 31, 2011.

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)
John R. Charman	200,000	$14.50	12/11/12	559,584	(3)	$17,884,305
	130,000	$29.62	01/01/14
	130,000	$28.02	01/12/15

Michael A. Butt	80,000	$12.65	09/29/12	253,750	(4)	$8,109,850
	40,000	$14.50	12/11/12
	55,000	$29.62	01/01/14
	55,000	$28.02	01/12/15

Albert A. Benchimol	—	$—	—	100,000	(5)	$3,196,000

John Gressier	40,000	$29.62	01/01/14	95,000	(6)	$3,036,200
	40,000	$28.02	01/12/15

Dennis B. Reding	35,000	$13.45	11/13/12	156,250	(7)	$4,993,750
	40,000	$29.62	01/01/14
	55,000	$28.02	01/12/15

(1)	All options were granted pursuant to the 2003 Long-Term Equity Compensation Plan (the “2003 LTEP”). As a result of the approval of the 2007 Long-Term Equity Compensation Plan, grants are no longer made under the 2003 LTEP. All option grants vested 1/3 on each anniversary of the date of grant.

(2)	Based on the closing price of our common stock on December 30, 2011 which was $31.96.

(3)	Mr. Charman’s 559,584 shares of stock vest as follows:

- 166,667 shares vested on January 1, 2012,

- 27,500 shares vested on February 7, 2012,

- 23,750 shares vested on February 8, 2012,

- 22,500 shares vested on February 9, 2012,

- 166,667 shares will vest on January 1, 2013,

- 27,500 shares will vest on February 7, 2013,

- 23,750 shares will vest on February 8, 2013,

- 22,500 shares will vest on February 9, 2013,

- 27,500 shares will vest on February 7, 2014,

- 23,750 shares will vest on February 8, 2014, and

- 27,500 shares will vest on February 7, 2015.

(4)	Mr. Butt’s 253,750 shares of stock vest as follows:

- 25,000 shares vested on January 1, 2012,

- 18,750 shares vested on February 7, 2012,

- 18,750 shares vested on February 8, 2012,

- 11,250 shares vested on February 9, 2012,

- 25,000 shares will vest on January 1, 2013,

- 18,750 shares will vest on February 7, 2013,

- 18,750 shares will vest on February 8, 2013,

- 11,250 shares will vest on February 9, 2013,

- 25,000 shares will vest on January 1, 2014,

- 18,750 shares will vest on February 7, 2014,

- 18,750 shares will vest on February 8, 2014.

- 25,000 shares will vest on January 1, 2015, and

- 18,750 shares will vest on February 7, 2015.

(5)	Mr. Benchimol’s 100,000 shares will vest as follows:

- 25,000 shares vested on January 17, 2012,

- 25,000 shares will vest on January 17, 2013,

- 25,000 shares will vest on January 17, 2014, and

- 25,000 shares will vest on January 17, 2015.

(6)	Mr. Gressier’s 95,000 shares of stock vest as follows:

- 12,500 shares vested on February 7, 2012,

- 10,000 shares vested on February 8, 2012,

- 7,500 shares vested on February 9, 2012,

- 12,500 shares will vest on February 7, 2013,

- 10,000 shares will vest on February 8, 2013,

- 7,500 shares will vest on February 9, 2013,

- 12,500 shares will vest on February 7, 2014,

- 10,000 shares will vest on February 8, 2014, and

- 12,500 shares will vest on February 7, 2015.

(7)	Mr. Reding’s 156,250 shares of stock vest as follows:

- 25,000 shares vested on February 7, 2012,

- 12,500 shares vested on February 8, 2012,

- 9,375 shares vested on February 9, 2012,

- 25,000 shares will vest on February 7, 2013,

- 12,500 shares will vest on February 8, 2013,

- 9,375 shares will vest on February 9, 2013,

- 25,000 shares will vest on February 7, 2014,

- 12,500 shares will vest on February 8, 2014, and

- 25,000 shares will vest on February 7, 2015.

Option Exercises and Stock Vested in 2011

The following table sets forth information regarding all exercises of stock options by or vesting of restricted stock held by the named executive officers during the 2011 fiscal year.

Name	Option Awards			Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
John R. Charman	251,999	$7,156,781	(1)	106,250	(2)	$3,876,725
Michael A. Butt	—	$—		120,000	(3)	$4,363,500
Albert A. Benchimol	—	$—		—		$—
John Gressier	—	$—		77,500	(4)	$2,816,950
Dennis B. Reding	—	$—		96,875	(5)	$3,521,188

(1)	Mr. Charman completed a cashless exercise of 450,112 stock options on September 1, 2011 with an option price of $12.50 at a fair market value of $28.40.

(2)	Total shares vested consist of:

- 60,000 on February 4, 2011 based on the closing price of our common stock on February 4, 2011 of $36.20.

- 23,750 on February 8, 2011 based on the closing price of our common stock on February 8, 2011 of $36.82.

- 22,500 on February 9, 2011 based on the closing price of our common stock on February 9, 2011 of $36.90.

(3)	Total shares vested consist of:

- 90,000 on February 4,2011 based on the closing price of our common stock on February 4, 2011 of $36.20.

- 18,750 on February 8, 2011 based on the closing price of our common stock on February 8, 2011 of $36.82.

- 11,250 on February 9, 2011 based on the closing price of our common stock on February 9, 2011 of $36.90.

(4)	Total shares vested consist of:

- 60,000 on February 4, 2011 based on the closing price of our common stock on February 4, 2011 of $36.20.

- 10,000 on February 8, 2011 based on the closing price of our common stock on February 8, 2011 of $36.82.

- 7,500 on February 9, 2011 based on the closing price of our common stock on February 9, 2011 of $36.90.

(5)	Total shares vested consist of:

- 75,000 on February 4, 2011 based on the closing price of our common stock on February 4, 2011 of $36.20.

- 12,500 on February 8, 2011 based on the closing price of our common stock on February 8, 2011 of $36.82.

- 9,375 on February 9, 2011 based on the closing price of our common stock on February 9, 2011 of $36.90.

Pension Benefits for 2011

The following table sets forth information regarding the defined benefit pension plans in which our named executive officers participated in 2011.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
John R. Charman	Supplemental Executive Retirement Agreement between us and Mr. Charman dated January 1, 2004, as amended in September, 2008.	n/a	$14,496,035	$885,207

Michael A. Butt	Supplemental Executive Retirement Agreement between us and Mr. Butt dated January 1, 2004, as amended May 12, 2006 and September 2008.	n/a	$2,671,711	$339,147
Albert A. Benchimol	—	—	$—	$—
John Gressier	—	—	$—	$—
Dennis B. Reding	—	—	$—	$—

In January 2004, we entered into supplemental executive retirement plans, or “SERPs,” with Messrs. Charman and Butt, both of which were amended and restated in May 2008. Mr. Butt’s SERP was further amended in September 2008 to increase by $100,000 the amount payable for each of the last five years of the agreement. The SERP for Mr. Charman requires us to make annual payments to Mr. Charman beginning January 1, 2009 for a period of 20 years, even if he is not retired. Mr. Charman received the first payment under his SERP in February 2009. The SERP for Mr. Butt requires us to make annual payments to Mr. Butt beginning January 1, 2010 for a period of 10 years, even if he is not retired. Mr. Butt received the first payment under his SERP in January 2010. Any remaining SERP benefits will be immediately paid in a lump sum upon the respective executive officer’s death, disability or upon a change in control. Payments are accelerated upon these events because these are circumstances under which the executive and his family would likely need additional security.

The present values shown in the table above are calculated assuming a 4% discount rate, a 3% annual increase in total pension benefits for each executive, and payment of benefits beginning in 2009 for Mr. Charman and 2010 for Mr. Butt.

Mr. Charman’s payment amount for each of the 20 years of benefit payments is determined pursuant to the table below. The annual amount is equal to $750,000, adjusted each year with compound interest at an annual rate of 3% for each year after 2004, and then offset by $37,199, which is derived from the amount Mr. Charman was entitled to under the International Pension Plan (described above in the narrative following the Summary Compensation Table and Grants of Plan-Based Awards in 2011 Table) as of December 31, 2008 expressed as a 20-year certain annuity, as reflected in the following table:

Year of Payment	Pension Amount After Offset for Mr. Charman
2009	$832,257
2010	$858,340
2011	$885,207
2012	$912,879
2013	$941,381
2014	$970,738
2015	$1,000,976
2016	$1,032,122
2017	$1,064,201
2018	$1,097,243
2019	$1,131,277
2020	$1,166,331
2021	$1,202,437
2022	$1,239,626
2023	$1,277,931
2024	$1,317,385
2025	$1,358,023
2026	$1,399,880
2027	$1,442,992
2028	$1,487,398

Mr. Butt’s payment amount for each of the 10 years of benefit payments is determined pursuant to the table below. The annual amount is equal to $250,000 adjusted each year with compound interest at an annual rate of 3% for each year after 2004, and then offset by $68,321, which is derived from the amount Mr. Butt was entitled to under the International Pension Plan (described above in the narrative following the Summary Compensation Table and Grants of Plan-Based Awards in 2011 Table) as of December 31, 2009 expressed as a ten-year certain annuity, as reflected in the following table:

Year of Payment	Pension Amount After Offset for Mr. Butt
2010	$330,192
2011	$339,147
2012	$348,372
2013	$357,872
2014	$367,658
2015	$377,737
2016	$388,119
2017	$398,812
2018	$409,826
2019	$421,170

Nonqualified Deferred Compensation for 2011

The following table sets forth information regarding our named executive officers’ deferred compensation arrangements that are not tax qualified.

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(1)(2)
John R. Charman	$157,500	$157,500	$(72,421)	$—	$1,587,963
Michael A. Butt	$—	$75,000	$(34,814)	$—	$749,162
Albert A. Benchimol	$—	$—	$—	$—	$—
John Gressier	$—	$91,000	$37	$—	$450,074
Dennis B. Reding	$—	$—	$33,154	$—	$686,494

(1)	These amounts would include contributions and/or balances in the International Plan in Bermuda and the U.S. Supplemental Plan. Effective January 1, 2009, Mr. Reding was no longer eligible to participate in the U.S. Supplemental Plan due to IRS regulation 457A; however, he still maintains a plan balance.

(2)	Includes the following amounts that have been reported in “All Other Compensation” column of the Summary Compensation Table for 2011 and previous years.

Name	2011	Previous Years
John R. Charman	$157,500	$625,000
Michael A. Butt	$75,000	$425,000
Albert A. Benchimol	$—	$—
John Gressier	$91,000	$352,615
Dennis B. Reding	$—	$—

In the United States, we maintain the U.S. Supplemental Plan. Prior to January 1, 2009, Mr. Reding participated in this plan. The U.S. Supplemental Plan is designed to permit eligible employees to accumulate additional retirement income through a non-qualified deferred compensation plan that enables them to make salary contributions in excess of those allowed under the AXIS 401(k) Plan, to make additional employee contributions from their bonus payments, and to receive discretionary employer contributions. Each year, we make a discretionary contribution to all participants in the U.S. Supplemental Plan expressed as a percentage of the employee’s base salary that is above the Internal Revenue Code maximum under the AXIS 401(k) Plan. For 2011, no named executive officer was eligible for participation in the U.S. Supplemental Plan.

Each named executive officer’s own contributions under the U.S. Supplemental Plan are always fully vested. Our contributions vest based on the participant’s years of service, at a rate of 25% a year with full vesting after four years of service is completed. The named executive officer’s own contributions may be distributed upon separation of employment or upon the earlier of separation of employment or a specified date in either a lump sum or over a period of annual installments between two and 10 years. Benefits will be paid immediately in a lump sum in the event of the executive’s death.

Internationally, we maintain the International Pension Plan. Messrs. Charman, Butt and Gressier participated in the International Pension Plan during 2011. The International Pension Plan is discussed in more detail in the narrative following the Summary Compensation Table and Grants of Plan-Based Awards in 2011 Table above.

Potential Payments Upon Termination or Change in Control

This section describes payments that would be made to our named executive officers upon a change in control of AXIS or following termination of employment or upon the named executive officer’s death or disability. In the first part of this section, we describe benefits under general plans that apply to any executive officer participating in those plans. We then describe specific benefits to which each named executive officer is entitled, along with estimated amounts of benefits assuming a triggering event of December 31, 2011.

2007 Long-Term Equity Compensation Plan

Under the 2007 LTEP, as described above in the narrative to the Summary Compensation Table and the Grants of Plan-Based Awards in 2011 Table, upon the occurrence of a change in control, unless otherwise provided in the applicable award agreement or other agreement and unless provision is made in connection with the change of control for the assumption of awards previously granted or substitution for such awards of new awards covering stock of a successor corporation, executive officers receive the following benefits:

(1) options and stock appreciation rights become immediately exercisable, and remain exercisable throughout their entire term, unless exercised, cashed out, or replaced;

(2) performance units are paid out as if the date of the change in control were the last day of the applicable performance period and “target performance levels” had been attained; and

(3) all other outstanding awards will automatically be deemed exercisable and vested and all restrictions and forfeiture provisions related to the awards will lapse.

In September 2010, the Compensation Committee approved revised forms of award agreements for use by the Company for awards of restricted stock and restricted stock units made on and after January 1, 2011. The revised agreements amended the change of control provision to replace the existing “single trigger” change of control provision with a “double trigger” vesting provision under which awards would automatically vest upon a change of control of the Company only upon an awardee’s subsequent termination of employment: (a) by the Company without cause; or (b) by the awardee with good reason, in each case within 24 months of the change of control.

Under the 2007 LTEP, a “change in control” occurs if:

(1) a person, company, government, or political subdivision, agency, or instrumentality of a government becomes the beneficial owner of 50% or more of the combined voting power of our outstanding voting securities, except for: (a) any acquisition directly from us, (b) any acquisition by us, (c) any acquisition by one of our employee benefit plans, or (d) any acquisition that complies with clauses (a), (b) and (c) of paragraph (3) below;

(2) our Board is no longer composed of a majority of individuals who were either members as of the date the 2003 LTEP was adopted, or whose election or nomination for election was approved by a majority of the directors then comprising the incumbent Board;

(3) a merger, sale of substantially all of the assets or other similar transaction occurs between us and another person, company, government, or political subdivision, agency, or instrumentality of a government, unless, following the transaction, (a) substantially all of the beneficial owners of our voting securities immediately before the transaction beneficially own more than 50% of the combined voting power of the successor entity, in substantially the same proportions as their ownership of our voting securities immediately prior to the transaction; (b) no person, company, government, or political subdivision, agency, or instrumentality of a government (excluding the successor entity) beneficially owns 50% or more of the outstanding shares of our common stock or the combined voting power of the successor entity, or owns all or substantially all of our assets, except to the extent that such ownership existed with respect to us before the transaction; and (c) at least a majority of the members of the board of directors of the successor entity or person that owns all or substantially all of our assets as a result of the transaction were members of our incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, pursuant to which the merger or other transaction occurs; or

(4) our shareholders approve a complete liquidation or dissolution of AXIS Capital Holdings Limited, or the sale or other disposition of all or substantially all of our assets.

U.S. Supplemental Plan

Mr. Reding is entitled to his own contribution, if any, and the vested portion of our contributions under the U.S. Supplemental Plan (described above under the Nonqualified Deferred Compensation Table) upon termination of his employment for any reason.

Mr. Charman

In addition to the benefits described above for all executive officers, Mr. Charman is entitled to additional benefits under his employment agreement upon termination of his employment. Upon termination for any reason, Mr. Charman is entitled to any annual, long-term or other incentive award earned but not yet paid.

If Mr. Charman’s employment terminates as a result of his death, Mr. Charman’s employment agreement automatically terminates, and his designated beneficiary or legal representatives are entitled to:

(1) base salary through the end of the month in which he dies;

(2) one year’s base salary;

(3) a separation bonus of at least (a) $1,250,000; or (b) Mr. Charman’s highest annual bonus for any of the three years immediately preceding his death; and

(4) continued vesting and exercisability, as the case may be, for all other equity awards, including any restricted shares or stock options, in accordance with their vesting terms.

Either Mr. Charman or we may terminate his employment agreement if Mr. Charman becomes disabled by providing 15 days’ prior written notice to the other party. Under the employment agreement, disability means Mr. Charman has been unable to substantially perform his duties due to physical or mental incapacity for 180 consecutive days. If Mr. Charman’s employment ends because of disability, then Mr. Charman is entitled to the benefits listed above ((1) through (4)) that would be payable upon his death, plus continued coverage for one year under all employee benefit programs he was participating in immediately before the date of his termination, offset by any coverage provided to Mr. Charman in connection with subsequent employment.

If we terminate Mr. Charman’s employment agreement for “cause,” or if Mr. Charman voluntarily terminates his employment agreement with us without “good reason,” Mr. Charman is entitled to receive continued eligibility for one year under all medical benefit programs he was participating in immediately prior to the date of his termination, at Mr. Charman’s expense for the full cost of premiums for such coverage.

Under the employment agreement, “cause” means Mr. Charman is convicted of a felony involving moral turpitude or Mr. Charman is guilty of gross negligence or gross misconduct in performing his duties that result in material economic harm to us. We are required to give Mr. Charman written notice, after which he must be given 15 days to correct the failures, and Mr. Charman is entitled to a hearing and a unanimous vote of all disinterested members of the Board, before termination can become effective due to gross misconduct or gross negligence. Felonies involving moral turpitude would be determined based on Bermuda law, but would likely include crimes such as fraud that reflect negatively on Mr. Charman’s honesty, integrity or personal values. Gross misconduct and gross negligence would be based on the facts of a particular event, but would be more than minor wrongful (or minor careless or neglectful) behavior.

Under the employment agreement, “good reason” means:

(1) our assignment to Mr. Charman of duties materially inconsistent with his positions and responsibilities;

(2) material reduction in Mr. Charman’s authorities or responsibilities;

(3) our removal of Mr. Charman from, or failure to elect Mr. Charman to, the positions of President and Chief Executive Officer, or our Board or Executive Committee, except in connection with a termination of his employment;

(4) a reduction in Mr. Charman’s base salary or target bonus opportunity;

(5) following a change in control, our failure to pay Mr. Charman an annual bonus of at least $1,250,000 or, if higher, the largest annual bonus he received in the three years before the year in which the change in control occurs, or our failure to calculate Mr. Charman’s bonus as favorably as the method used to calculate the most recent annual bonus paid before the change in control;

(6) our failure to obtain the specific assumption of the employment agreement by any successor;

(7) our material breach of any of our material obligations to Mr. Charman or members of his family; or

(8) our requiring Mr. Charman to be based at any office or location other than his current location.

If we terminate Mr. Charman’s employment without cause or if Mr. Charman terminates his employment with good reason (other than in connection with a change in control as described below), then Mr. Charman is entitled to:

(1) two years’ base salary;

(2) a separation bonus of at least two times (a) $1,250,000 or (b) Mr. Charman’s highest annual bonus for any of the three years immediately preceding his termination of employment;

(3) continued vesting and exercisability, as the case may be, for all other equity awards, including any restricted shares or stock options, in accordance with their vesting terms; and

(4) continued coverage for one year under all employee benefit programs he was participating in immediately before the date of his termination, offset by any coverage provided to Mr. Charman in connection with subsequent employment.

If we terminate Mr. Charman’s employment agreement without cause, or if Mr. Charman terminates his employment with good reason, in anticipation of, or within the 12-month period following, a change in control, Mr. Charman is entitled to:

(1) two years’ base salary;

(2) a separation bonus of at least three times (a) $1,250,000 or (b) Mr. Charman’s highest annual bonus for any of the three years immediately preceding his termination of employment;

(3) continued vesting and exercisability, as the case may be, for all other equity awards, including any restricted shares or stock options, in accordance with their vesting terms; and

(4) continued coverage for 24 months under all employee benefit programs he was participating in immediately before the date of his termination, offset by any coverage provided to Mr. Charman in connection with subsequent employment.

Under the employment agreement, a “change in control” would occur if (1) any person, company, government, or political subdivision, agency, or instrumentality of a government becomes a beneficial owner of 30% or more of our voting stock; (2) the majority of the Board consists of individuals other than incumbent directors; (3) we adopt a plan of liquidation; (4) we dispose of all or substantially all of our assets or business in a merger or other business transaction unless our shareholders beneficially own, directly or indirectly, in substantially the same proportion, all of the voting stock or other ownership interests of the entity or entities, if any, that succeed to our business; or (5) we combine with another entity and are the surviving entity but, immediately after the combination, our shareholders immediately prior to the combination hold, directly or indirectly, 50% or less of the voting stock of the combined entity. The incumbent directors are our directors as of November 20, 2001, and any individual whose election or nomination for election was supported by two-thirds of those incumbent directors.

Any amount payable to Mr. Charman under his employment agreement upon his termination of employment for any reason must be paid in a lump sum with respect to 50% of the amount promptly following his termination, and with respect to the remaining 50%, with accrued interest, on the first anniversary of his termination date.

Mr. Charman also is subject to non-competition restrictions and provisions prohibiting solicitation of our employees and our customers, each for a period of 24 months after termination of the agreement, along with ongoing confidentiality and non-disparagement requirements.

Mr. Charman also is entitled to benefits under his SERP upon termination of employment, death or disability, as described above under the Pension Benefits Table.

The following table sets forth the termination and/or change in control benefits payable to Mr. Charman under the benefits applicable to all executive officers as well as under Mr. Charman’s employment agreement and SERP, assuming termination of employment on December 31, 2011. With the exception of insured benefits, all payments will be made by us.

Executive Benefits and Payments	Death	Disability	Executive Termination for Good Reason or Company Termination Without Cause (pre-CIC)	Executive Termination for Good Reason or Company Termination in Connection with Change in Control	Executive Voluntary Termination or Company Termination for Cause
Compensation:
Base Pay	$1,575,000	$1,575,000	$3,150,000	$3,150,000	$—
Separation Bonus(1)	$3,750,000	$3,750,000	$7,500,000	$11,250,000	$—
Value of Equity Awards(2)	$17,884,305	$17,884,305	$17,884,305	$17,884,305	$—
Benefits and Perquisites:
Medical(3)	$—	$7,000	$7,000	$14,000	$—
Disability Benefits(3)	$—	$—	$904	$1,808	$—
Other Continued Benefits(4)		$157,500	$315,000	$315,000	$—
SERP	$20,042,825	$20,042,825	$20,042,825	$20,042,825	$20,042,825

(1)	Bonus calculations are based on the highest annual bonus paid to Mr. Charman for any of the three preceding years, which was the bonus paid in 2011 with respect to the 2010 fiscal year.

(2)	Indicates value of unvested equity awards for which vesting accelerates upon termination for death or disability and for which vesting continues in accordance with the vesting terms set forth in the applicable award agreements in the case of termination by Mr. Charman for good reason or by the Company without cause, with or without a change in control. Aggregate value of unvested restricted stock is calculated at a price of $31.96, the closing price of our common stock on December 30, 2011.

(3)	Value of continued coverage under medical plans assumes continuation of premiums paid by us as of December 31, 2011 for the maximum coverage period, and that benefits are not discontinued due to coverage by a subsequent employer.

(4)	Consists of Company contributions to the International Pension Plan, assuming benefits are not discontinued due to coverage by a subsequent employer, and assuming an employer contribution each year equal to 10% of the base salary as in effect on December 31, 2011.

Mr. Butt

In addition to the benefits described above for all executive officers, Mr. Butt is entitled to additional benefits under his service agreement upon termination of his service with us.

If Mr. Butt’s service terminates as a result of death, Mr. Butt’s service agreement automatically terminates, and his spouse, other beneficiary or legal representatives are entitled to:

(1) base salary through the end of the month in which he dies;

(2) a separation bonus of at least (a) $850,000; or (b) Mr. Butt’s highest annual bonus for any of the three years immediately preceding his death;

(3) continued vesting and exercisability, as the case may be, for all other equity awards, including any restricted shares or stock options, in accordance with their vesting terms; and

(4) an extended exercise period for options granted upon commencement of Mr. Butt’s service agreement, through one year after termination of his service due to death, but not beyond the maximum term of the option.

Either Mr. Butt or we may terminate his service agreement if Mr. Butt becomes disabled, by providing 15 days’ prior written notice to the other party. Under the service agreement, disability means Mr. Butt has been unable to substantially perform his duties due to physical or mental incapacity for 180 consecutive days. If Mr. Butt’s employment ends because of disability, then Mr. Butt is entitled to the benefits listed above ((1) through (4)) that would be payable upon his death, plus a lump sum equal to one year’s base salary and continued coverage for one year under all benefit programs he was participating in immediately prior to the date of his termination.

If we terminate Mr. Butt’s service agreement for “cause,” or if Mr. Butt voluntarily terminates his service agreement with us without “good reason,” Mr. Butt is not entitled to any post-termination benefits under his service agreement.

Under the service agreement, “cause” means conviction of Mr. Butt for a felony involving moral turpitude, or Mr. Butt’s gross negligence or gross misconduct in performing his duties that result in material economic harm to us. We must give Mr. Butt 15 days’ notice, and give him an opportunity to cure the defects, before we can terminate him for gross negligence or gross misconduct. In addition, Mr. Butt is entitled to a hearing before our full Board and a unanimous vote of all disinterested members of the Board for the termination to take effect. “Good reason” means:

(1) our assignment to Mr. Butt of duties materially inconsistent with his positions and responsibilities;

(2) material reduction in Mr. Butt’s authorities or responsibilities;

(3) our removal of Mr. Butt from, or failure to elect Mr. Butt to, the position of Chairman of the Board, except in connection with a termination of his employment;

(4) a reduction in Mr. Butt’s base salary or target bonus opportunity;

(5) following a change in control, our failure to pay Mr. Butt an annual bonus at least $850,000, or, if higher, the largest annual bonus he received in the three years before the year in which the change in control occurs or our failure to calculate Mr. Butt’s bonus in a manner as favorable to Mr. Butt as that used to calculate the most recent annual bonus paid prior to the change in control;

(6) our failure to obtain the specific assumption of the employment agreement by any successor;

(7) our material breach of any of our material obligations to Mr. Butt or members of his family; or

(8) our requiring Mr. Butt to be based at any office or location other than his current location.

If we terminate Mr. Butt’s employment without cause or if Mr. Butt terminates his employment with good reason (other than in connection with a change in control as described below), then Mr. Butt is entitled to:

(1) two years’ base salary;

(2) a separation bonus of at least (a) $850,000; or (b) Mr. Butt’s highest annual bonus for any of the three years immediately preceding his termination;

(3) an extended exercise period for options granted upon commencement of Mr. Butt’s service agreement, through one year after termination of his service, but not beyond the maximum term of the option;

(4) continued vesting and exercisability, as the case may be, for all other equity awards, including any restricted shares or stock options, in accordance with their vesting terms; and

(5) continued coverage for 12 months under all benefit programs he was participating in immediately prior to the date of his termination, offset by any benefits received from subsequent employment.

The definition of change in control under Mr. Butt’s service agreement is the same as the definition summarized above from Mr. Charman’s employment agreement. If we terminate Mr. Butt’s agreement without cause or if Mr. Butt terminates his employment with good reason in anticipation of, or within the 12-month period following, a change in control, Mr. Butt is entitled to:

(1) two years’ base salary;

(2) a separation bonus of at least two times (a) $850,000; or (b) Mr. Butt’s highest annual bonus for any of the three years immediately preceding his termination;

(3) an extended exercise period for options granted upon commencement of Mr. Butt’s service agreement, through one year after termination of his service, but not beyond the maximum term of the option;

(4) continued vesting and exercisability, as the case may be, for all other equity awards, including any restricted shares or stock options, in accordance with their vesting terms; and

(5) continued coverage for 24 months under all benefit programs he was participating in immediately prior to the date of his termination, offset by any benefits received from subsequent employment.

Upon any termination of his employment, Mr. Butt is entitled to any earned but unpaid bonus accrued as of the date of his termination.

Any amount payable to Mr. Butt pursuant to his service agreement upon his termination of employment for any reason must be paid in a lump sum promptly following his termination. Mr. Butt is subject to non-competition provisions for a period of one year after termination of the service agreement, provisions prohibiting solicitation of our employees and customers for a period of one year after termination of the service agreement, and ongoing confidentiality and non-disparagement requirements.

Mr. Butt also is entitled to benefits under his SERP upon termination of employment, death or disability as described above under the Pension Benefits Table.

The following table sets forth the termination and/or change in control benefits payable to Mr. Butt under the benefits applicable to all executive officers as well as under Mr. Butt’s service agreement and SERP, assuming termination of employment on December 31, 2011. With the exception of insured benefits, all payments will be made by us.

Executive Benefits and Payments	Death	Disability	Executive Termination for Good Reason or Company Termination Without Cause (pre-CIC)	Executive Termination for Good Reason or Company Termination in Connection with Change in Control	Executive Voluntary Termination or Company Termination for Cause
Compensation:
Base Pay	$—	$750,000	$1,500,000	$1,500,000	$—
Separation Bonus(1)	$1,859,400	$1,859,400	$1,859,400	$3,718,800	$—
Value of Equity Awards(2)	$8,109,850	$8,109,850	$8,109,850	$8,109,850	$—
Benefits and Perquisites:
Medical(3)	$—	$14,711	$14,711	$29,422	$—
Life Insurance(3)	$—	$—	$204	$408	$—
Other Continued Benefits(4)		$75,000	$150,000	$150,000	$—
SERP	$3,069,564	$3,069,564	$3,069,564	$3,069,564	$3,069,564

(1)	Bonus calculations are based on the highest annual bonus paid to Mr. Butt for any of the three preceding years, which was the bonus paid in 2011 with respect to the 2010 fiscal year.

(2)	Indicates value of unvested equity awards for which vesting accelerates upon termination for death or disability and for which vesting continues in accordance with the vesting terms set forth in the applicable award agreements in the case of termination by Mr. Butt for good reason or termination by the Company without cause, with or without a change in control. Aggregate value of unvested restricted stock is calculated at a price of $31.96, the closing price of our common stock on December 30, 2011.

(3)	Value of continued coverage under medical and life insurance plans assumes continuation of premiums paid by us as of December 31, 2011 for the maximum coverage period, and that benefits are not discontinued due to coverage by a subsequent employer.

(4)	Life insurance premiums are waived under our plan in the event of disability; however, Mr. Butt’s life insurance coverage would otherwise continue.

Mr. Benchimol

In addition to the benefits described above for all executive officers, Mr. Benchimol is entitled to additional benefits under his employment agreement, dated November 1, 2010, upon termination of his employment.

Mr. Benchimol’s employment will automatically terminate upon his death, and we may terminate Mr. Benchimol’s employment as a result of his disability if he is unable to work for 181 days in any 12-month period due to illness or injury. We also may terminate Mr. Benchimol’s employment without cause upon 30 days’ notice. Mr. Benchimol may terminate his employment upon at least twelve months’ notice to us. In addition, Mr. Benchimol’s employment may be terminated as a result of either party declining to extend the term of the agreement.

Under the employment agreement, we may terminate Mr. Benchimol’s employment for cause upon Mr. Benchimol’s:

(1) material breach of the terms of his employment;

(2) conviction for a felony or commission of any act which would rise to the level of a felony;

(3) commission of a lesser crime or offense that materially harms or could harm our business or reputation;

(4) willful violation of our specific directives;

(5) commission of a dishonest or wrongful act involving fraud, misrepresentation, or moral turpitude causing us damage or potential damage;

(6) willful failure to perform a substantial part of his duties; or

(7) breach of fiduciary duty.

Under the employment agreement, Mr. Benchimol may terminate his employment for good reason if (i) (A) the scope of his position, authority or duties is materially adversely changed, (B) his compensation is not paid or his base salary or his target bonus is reduced below the levels specified in the agreement or there is a material adverse change in his employee benefits, (C) he is required to relocate to a place outside of Bermuda, (D) he is assigned duties that are materially inconsistent with his position with the Company, (E) he is required to report to anyone other than the Company’s Chief Executive Officer or the Board; (ii) he gives the Company written notice of his intent to terminate his employment as a result of such event within thirty (30) days of such event occurring; (iii) the Company does not make the necessary corrections within thirty (30) days of receipt of such written notice; and (iv) he terminates his employment no later than ten (10) days following the end of such thirty (30) day period.

In the event that Mr. Benchimol’s employment is terminated for any reason, he is entitled to receive payment for any accrued but unpaid base salary up to the date of termination, any bonus awarded in respect of a prior year’s target annual bonus but not yet paid as of the date of termination, any accrued but unpaid reimbursable expenses, any unused vacation accrued to the date of termination and any unpaid housing allowance accrued to the date of termination.

In addition, in the event that Mr. Benchimol’s employment is terminated due to death or disability, then his beneficiary or he will be paid a pro-rata portion of the annual bonus that he would have been entitled to receive for the calendar year in which his termination occurred, and all outstanding and unvested restricted shares of the Company’s common stock held by Mr. Benchimol pursuant to the 2007 Long-Term Equity Compensation Plan shall immediately vest.

In the event that Mr. Benchimol’s employment is terminated by the Company without cause or by Mr. Benchimol with good reason, then he will be entitled to: (i) a lump sum amount equal to one year’s base salary, (ii) an amount equal to the annual bonus that he would have been entitled to receive for the calendar year in which his termination occurs, (iii) a pro-rata portion of the annual bonus that he would have been entitled to receive for the calendar year in which his termination occurs, (iv) continued payment by the Company of COBRA premiums in order to continue his coverage pursuant to COBRA and the applicable insurance policies up and until the earlier of: (a) 12 months from the date of termination, or (b) the date upon which he ceases to be eligible for COBRA continuation coverage under applicable law and the terms of the applicable policies; and (v) all outstanding and unvested restricted shares of the Company’s common stock held by Mr. Benchimol pursuant to the 2007 Long-Term Equity Compensation Plan shall continue to vest on the applicable dates set forth in the applicable award agreements granting such restricted shares.

Under Mr. Benchimol’s, Mr. Gressier’s and Mr. Reding’s employment agreements, a “change in control” occurs if:

(1) a person or entity becomes the beneficial owner of 50% or more of the combined voting power of our outstanding voting securities, except for: (a) any acquisition directly from us, (b) any acquisition by us, (c) any acquisition by one of our employee benefit plans, or (d) any acquisition that complies with clauses (a), (b) and (c) of paragraph (3) below;

(2) our Board is no longer composed of a majority of individuals who were either members as of the date of the agreement, or whose election or nomination for election was approved by a majority of the directors then comprising the incumbent Board;

(3) a merger, sale of substantially all of the assets or other similar transaction occurs between us and another person, company, government, or political subdivision, agency, or instrumentality of a government, unless, following the transaction, (a) substantially all of the beneficial owners of our voting securities immediately before the transaction beneficially own more than 50% of the combined voting power of the successor entity, in substantially the same proportions as their ownership of our voting securities immediately prior to the transaction; (b) no person, company, government, or political subdivision, agency, or instrumentality of a government (excluding the successor entity) beneficially owns 50% or more of the shares of common stock or the combined voting power of the successor entity, or owns all or substantially all of our assets, except to the extent that such ownership existed with respect to us before the transaction; and (c) at least a majority of the members of the board of directors of the successor entity or person that owns all or substantially all of our assets as a result of the transaction were members of our incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, pursuant to which the merger or other transaction occurs; or

(4) our shareholders approve a complete liquidation or dissolution of AXIS Capital Holdings Limited, or the sale or other disposition of all or substantially all of our assets.

In the event that Mr. Benchimol’s employment is terminated by the Company without cause or by Mr. Benchimol with good reason, in each case within 24 months following a change in control, then he will be entitled to: (i) a lump sum amount equal to one year’s base salary, (ii) an amount equal to two times the annual bonus that he would have been entitled to receive for the calendar year in which his termination occurs, (iii) a pro-rata portion of the annual bonus that he would have been entitled to receive for the calendar year in which his termination occurs, (iv) continued payment by the Company of COBRA premiums in order to continue his coverage pursuant to COBRA and the applicable insurance policies up and until the earlier of: (a) 12 months from the date of termination, or (b) the date upon which he ceases to be eligible for COBRA continuation coverage under applicable law and the terms of the applicable policies; and (v) all outstanding and unvested restricted shares of the Company’s common stock held by Mr. Benchimol pursuant to the 2007 Long-Term Equity Compensation Plan shall immediately vest upon the termination.

If, upon the expiration of the January 17, 2011 — December 31, 2013 term of Mr. Benchimol’s employment agreement, the Company does not offer Mr. Benchimol a written agreement for the period January 1, 2014 through December 31, 2014 on terms and conditions at least as favorable as specified in the agreement, the following will be provided to him upon any termination of his employment, other than for Cause, that occurs prior to January 31, 2014: (i) a lump sum amount equal to one year’s base salary, (ii) an amount equal to his target annual bonus for the calendar year 2013, (iii) continued payment by the Company of COBRA premiums in order to continue his coverage pursuant to COBRA and the applicable insurance policies up and until the earlier of: (a) 12 months from the date of termination, or (b) the date upon which he ceases to be eligible for COBRA continuation coverage under applicable law and the terms of the applicable policies; and (v) all outstanding and unvested restricted shares of the Company’s common stock held by Mr. Benchimol pursuant to the 2007 Long-Term Equity Compensation Plan shall continue to vest on the applicable dates set forth in the applicable award agreements granting such restricted shares.

Under the employment agreement, Mr. Benchimol is required to execute a general release and waiver of claims against us and to resign from all of his positions upon termination of his employment for any reason. Mr. Benchimol is subject to non-competition provisions for a period of twelve months after termination of employment, non-solicitation of our employees and customers for a period of twelve months after termination of employment and ongoing confidentiality requirements.

The following table sets forth the termination and/or change in control benefits payable to Mr. Benchimol under the benefits applicable to all executive officers as well as under Mr. Benchimol’s employment agreement, assuming termination of employment on December 31, 2011. With the exception of insured benefits, all termination payments will be made by us.

Executive Benefits and Payments	Death	Disability	Executive Termination for Good Reason or Company Termination Without Cause (pre-CIC)	Executive Termination for Good Reason or Company Termination in Connection with Change in Control
Compensation:
Base Pay	$—	$—	$910,000	$910,000
Separation Bonus	$1,137,500	$1,137,500	$2,275,000	$3,412,500
Value of Equity Awards(1)	$3,196,000	$3,196,000	$3,196,000	$3,196,000
Benefits and Perquisites:
Medical, Dental, Vision(2)	$—	$—	$19,515	$19,515

(1)	Indicates value of unvested equity awards for which vesting accelerates upon termination for death or disability and for which vesting continues in accordance with the vesting terms set forth in the applicable award agreements in the case of Company termination without cause. In the case of Mr. Benchimol’s termination for specified reason after a change in control, unvested equity awards accelerate unless the successor company assumes or issues replacement awards. Aggregate value of unvested restricted stock calculated at a price of $31.96, the closing price of our common stock on December 30, 2011.

(2)	Value of continued coverage under medical, dental, vision assumes the Company is paying full cost of COBRA premiums for one year.

Mr. Gressier

In addition to the benefits described above for all executive officers, Mr. Gressier is entitled to additional benefits under his employment agreement, effective January 1, 2011, upon termination of his employment.

Mr. Gressier’s employment will automatically terminate upon his death, and we may terminate Mr. Gressier’s employment as a result of his disability if he is unable to work for 181 days in any 12-month period due to illness or injury. We also may terminate Mr. Gressier’s employment without cause upon 30 days’ notice. Mr. Gressier may terminate his employment upon at least twelve months’ notice to us. In addition, Mr. Gressier’s employment may be terminated as a result of either party declining to extend the term of the agreement.

Under the employment agreement, we may terminate Mr. Gressier’s employment for cause upon Mr. Gressier’s:

(1) material breach of the terms of his employment;

(2) conviction for a felony or commission of any act which would rise to the level of a felony;

(3) commission of a lesser crime or offense that materially harms or could harm our business or reputation;

(4) willful violation of our specific directives;

(5) commission of a dishonest or wrongful act involving fraud, misrepresentation, or moral turpitude causing us damage or potential damage;

(6) willful failure to perform a substantial part of his duties; or

(7) breach of fiduciary duty.

Under the employment agreement, Mr. Gressier may terminate his employment for good reason if (i) (A) the scope of his position, authority or duties is materially adversely changed, (B) his compensation is not paid or his base salary or his target bonus is reduced below the levels specified in the agreement or there is a material adverse change in his employee benefits, (C) he is required to relocate to a place outside of Bermuda, (D) he is assigned duties that are materially inconsistent with his position with the Company, or (E) he is required to report to anyone other than the Company’s Chief Operating Officer, Chief Executive Officer or the Board; (ii) he gives the Company written notice of his intent to terminate his employment as a result of such event within thirty (30) days of such event occurring; (iii) the Company does not make the necessary corrections within thirty (30) days of receipt of such written notice; and (iv) he terminates his employment no later than ten (10) days following the end of such thirty (30) day period.

In the event that Mr. Gressier’s employment is terminated for any reason, he is entitled to receive payment for any accrued but unpaid base salary up to the date of termination, any bonus awarded in respect of a prior year’s target annual bonus but not yet paid as of the date of termination, any accrued but unpaid reimbursable expenses, any unused vacation accrued to the date of termination and any unpaid housing allowance accrued to the date of termination.

In addition, in the event that Mr. Gressier’s employment is terminated due to death or disability, then his beneficiary or he will be paid a pro-rata portion of the annual bonus that he would have been entitled to receive for the calendar year in which his termination occurred, and all outstanding and unvested restricted shares of the Company’s common stock held by Mr. Gressier pursuant to the 2007 Long-Term Equity Compensation Plan shall immediately vest.

In the event that Mr. Gressier’s employment is terminated by the Company without cause or by Mr. Gressier with good reason, then he will be entitled to: (i) a lump sum amount equal to one year’s base salary, (ii) an amount equal to the annual bonus that he would have been entitled to receive for the calendar year in which his termination occurs, (iii) a pro-rata portion of the annual bonus that he would have been entitled to receive for the calendar year in which his termination occurs, (iv) reimbursement for premiums paid for continuing medical coverage at the level comparable to the coverage provided during his employment, for the period ending on the earlier of (a) the last day of the 12-month period beginning on his last day of employment, or (b) the date on which he becomes eligible for other group health coverage; and (v) all outstanding and unvested restricted shares of the Company’s common stock held by Mr. Gressier pursuant to the 2007 Long-Term Equity Compensation Plan shall continue to vest on the applicable dates set forth in the applicable award agreements granting such restricted shares.

In the event that Mr. Gressier’s employment is terminated by the Company without cause or by Mr. Gressier with good reason, in each case within 24 months following a change in control, then he will be entitled to: (i) a lump sum amount equal to one year’s base salary, (ii) an amount equal to two times the annual bonus that he would have been entitled to receive for the calendar year in which his termination occurs, (iii) a pro-rata portion of the annual bonus that he would have been entitled to receive for the calendar year in which his termination occurs, (iv) reimbursement for premiums paid for continuing medical coverage at the level comparable to the coverage provided during his employment, for the period ending on the earlier of (a) the last day of the 12-month period beginning on his last day of employment, or (b) the date on which he becomes eligible for other group health coverage; and (v) all outstanding and unvested restricted shares of the Company’s common stock held by Mr. Gressier pursuant to the 2007 Long-Term Equity Compensation Plan shall immediately vest upon the termination.

If, upon the expiration of the January 1, 2011—December 31, 2013 term of Mr. Gressier’s employment agreement, the Company does not offer Mr. Gressier a written agreement for the period January 1, 2014 through December 31, 2014 on terms and conditions at least as favorable as specified in the agreement, the following will be provided to him upon any termination of his employment, other than for Cause, that occurs prior to January 31, 2014: (i) a lump sum amount equal to one year’s base salary, (ii) an amount equal to his target annual bonus for the calendar year 2013, (iii) reimbursement for premiums paid for continuing medical coverage at the level comparable to the coverage provided during his employment, for the period ending on the earlier of (a) the last day of the 12-month period beginning on his last day of employment, or (b) the date on which he becomes eligible for other group health coverage; and (v) all outstanding and unvested restricted shares of the Company’s common stock held by Mr. Gressier pursuant to the 2007 Long-Term Equity Compensation Plan shall continue to vest on the applicable dates set forth in the applicable award agreements granting such restricted shares.

Under the employment agreement, Mr. Gressier is required to execute a general release and waiver of claims against us and to resign from all of his positions upon termination of his employment for any reason. Mr. Gressier is subject to non-competition provisions for a period of twelve months after termination of employment, non-solicitation of our employees and customers for a period of twelve months after termination of employment and ongoing confidentiality requirements.

The following table sets forth the termination and/or change in control benefits payable to Mr. Gressier under the benefits applicable to all executive officers as well as under Mr. Gressier’s employment agreement, assuming termination of employment on December 31, 2011. With the exception of insured benefits, all termination payments will be made by us.

Executive Benefits and Payments	Death	Disability	Executive Termination for Good Reason or Company Termination Without Cause (pre-CIC)	Executive Termination for Good Reason or Company Termination in Connection with Change in Control
Compensation:
Base Pay	$—	$—	$910,000	$910,000
Separation Bonus	$1,137,500	$1,137,500	$2,275,000	$3,412,500
Value of Equity Awards(1)	$3,036,200	$3,036,200	$3,036,200	$3,036,200
Benefits and Perquisites:
Medical, Dental, Vision(2)	$—	$—	$18,915	$18,915

(1)	Indicates value of unvested equity awards for which vesting accelerates upon termination for death or disability and for which vesting continues in accordance with the vesting terms set forth in the applicable award agreements in the case of Company termination without cause. In the case of Mr. Gressier’s termination for specified reason after a change in control, unvested equity awards accelerate unless the successor company assumes or issues replacement awards. Aggregate value of unvested restricted stock calculated at a price of $31.96, the closing price of our common stock on December 30, 2011.

(2)	Value of continued coverage under medical, dental, vision assumes the Company pays for individual policy with comparable coverage to the Company’s group plan. Value in table represents the amount the Company currently pays for Mr. Gressier as of December 31, 2011 under our group plan.

Mr. Reding

In addition to the benefits described above for all executive officers, Mr. Reding is entitled to additional benefits under his employment agreement, effective January 1, 2011, upon termination of his employment. Mr. Reding’s employment will automatically terminate upon his death, and we may terminate Mr. Reding’s employment as a result of his disability if he is unable to work for 181 days in any 12 month period due to illness or injury, or for cause. We also may terminate Mr. Reding’s employment without cause upon 30 days’ notice. Mr. Reding may terminate his employment upon at least six months’ notice to us. In addition, Mr. Reding’s employment may be terminated as a result of either party declining to extend the term of the agreement.

Under the employment agreement, we may terminate Mr. Reding’s employment for cause upon his:

(1) material breach of the terms of his employment;

(2) conviction for a felony or commission of any act which would rise to the level of a felony;

(3) commission of a lesser crime or offense that materially harms or could harm our business or reputation;

(4) willful violation of our specific directives;

(5) commission of a dishonest or wrongful act involving fraud, misrepresentation, or moral turpitude causing us damage or potential damage;

(6) willful failure to perform a substantial part of his duties; or

(7) breach of fiduciary duty.

Under the employment agreement, Mr. Reding may terminate his employment for good reason if (i) (A) the scope of his position, authority or duties is materially adversely changed, (B) his compensation is not paid or his base salary or his target bonus is reduced below the levels specified in the agreement or there is a material adverse change in his employee benefits, (C) he is required to relocate to a place more than 50 miles from the Company’s Alpharetta, Georgia office, (D) he is assigned duties that are materially inconsistent with his position with the Company, (E) he is required to report to anyone other than the Company’s Chief Executive Officer or the Board of Directors; (ii) he gives the Company written notice of his intent to terminate his employment as a result of such event within thirty (30) days of such event occurring; (iii) the Company does not make the necessary corrections within thirty (30) days of receipt of such written notice; and (iv) he terminates his employment no later than ten (10) days following the end of such thirty (30) day period.

In the event that Mr. Reding’s employment is terminated for any reason, he is entitled to receive payment for any accrued but unpaid base salary up to the date of termination, any bonus awarded in respect of a prior year’s target annual bonus but not yet paid as of the date of termination, any accrued but unpaid reimbursable expenses and any unused vacation accrued to the date of termination.

In addition, in the event that Mr. Reding’s employment is terminated due to death or disability, then his beneficiary or he will be paid a pro-rata portion of the annual bonus that he would have been entitled to receive for the calendar year in which his termination occurred, and all outstanding and unvested restricted shares of the Company’s common stock held by Mr. Reding pursuant to the 2007 Long-Term Equity Compensation Plan shall immediately vest.

In the event that Mr. Reding’s employment is terminated by the Company without cause or by Mr. Reding with good reason, then he will be entitled to: (i) a lump sum amount equal to one year’s base salary, (ii) an amount equal to the annual bonus that he would have been entitled to receive for the calendar year in which his termination occurs, (iii) a pro-rata portion of the annual bonus that he would have been entitled to receive for the calendar year in which his termination occurs, (iv) continued payment by the Company of COBRA premiums in order to continue his coverage pursuant to COBRA and the applicable insurance policies up and until the earlier of: (a) 12 months from the date of termination, or (b) the date upon which he ceases to be eligible for COBRA continuation coverage under applicable law and the terms of the applicable policies; and (v) all outstanding and unvested restricted shares of the Company’s common stock held by Mr. Reding pursuant to the 2007 Long-Term Equity Compensation Plan shall continue to vest on the applicable dates set forth in the applicable award agreements granting such restricted shares.

In the event that Mr. Reding’s employment is terminated by the Company without cause or by Mr. Reding with good reason, in each case within 24 months following a change in control, then he will be entitled to: (i) a lump sum amount equal to one year’s base salary, (ii) an amount equal to two times the annual bonus that he would have been entitled to receive for the calendar year in which his termination occurs, (iii) a pro-rata portion of the annual bonus that he would have been entitled to receive for the calendar year in which his termination occurs, (iv) continued payment by the Company of COBRA premiums in order to continue his coverage pursuant to COBRA and the applicable insurance policies up and until the earlier of: (a) 12 months from the date of termination, or (b) the date upon which he ceases to be eligible for COBRA continuation coverage under applicable law and the terms of the applicable policies; and (v) all outstanding and unvested restricted shares of the Company’s common stock held by Mr. Reding pursuant to the 2007 Long-Term Equity Compensation Plan shall immediately vest upon the termination.

If, upon the expiration of the January 1, 2011—December 31, 2013 term of Mr. Reding’s employment agreement, the Company does not offer Mr. Reding a written agreement for the period January 1, 2014 through December 31, 2014 on terms and conditions at least as favorable as specified in the agreement, the following will be provided to him upon any termination of his employment, other than for Cause, that occurs prior to January 31, 2014: (i) a lump sum amount equal to one year’s base salary, (ii) an amount equal to his target annual bonus for the calendar year 2013, (iii) continued payment by the Company of COBRA premiums in order to continue his coverage pursuant to COBRA and the applicable insurance policies up and until the earlier of: (a) 12 months from the date of termination, or (b) the date upon which he ceases to be eligible for COBRA continuation coverage under applicable law and the terms of the applicable policies; and (v) all outstanding and unvested restricted shares of the Company’s common stock held by Mr. Reding pursuant to the 2007 Long-Term Equity Compensation Plan shall continue to vest on the applicable dates set forth in the applicable award agreements granting such restricted shares.

Under the employment agreement, Mr. Reding is required to execute a general release and waiver of claims against us and to resign from all of his positions upon termination of his employment for any reason. Mr. Reding is subject to non-competition provisions for a period of twelve months after termination of employment, non-solicitation of our employees and customers for a period of twelve months after termination of employment and ongoing confidentiality requirements.

The following table sets forth the termination and/or change in control benefits payable to Mr. Reding under the benefits applicable to all executive officers as well as under Mr. Reding’s employment agreement, assuming termination of employment on December 31, 2011. With the exception of insured benefits, all payments will be made by us.

Executive Benefits and Payments	Death	Disability	Executive Termination for Good Reason or Company Termination Without Cause (pre-CIC)	Executive Termination for Good Reason or Company Termination in Connection with Change in Control
Compensation:
Base Pay	$—	$—	$780,000	$780,000
Separation Bonus	$975,000	$975,000	$1,950,000	$2,925,000
Value of Equity Awards(1)	$4,993,750	$4,993,750	$4,993,750	$4,993,750
Benefits and Perquisites:
Medical, Dental, Vision(2)	$—	$—	$14,643	$14,643

(1)	Indicates value of unvested equity awards for which vesting accelerates upon termination for death or disability. In the case of Mr. Reding’s termination for specified reason after a change in control, unvested equity awards accelerate unless the successor company assumes or issues replacement awards. Aggregate value of unvested restricted stock calculated at a price of $31.96, the closing price of our common stock on December 30, 2011.

(2)	Value of continued coverage under medical, dental, vision assumes the Company is paying full cost of COBRA premiums for one year.

DIRECTOR COMPENSATION

The table below sets forth information regarding compensation earned by our non-employee directors in 2011.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)	Total ($)
Geoffrey Bell	$119,500		$100,000	$219,500
Charles A. Davis	$216,000	(2)	$—	$216,000
Robert L. Friedman	$107,500	(3)	$100,000	$207,500
Donald J. Greene	$251,000	(2)	$—	$251,000
Christopher V. Greetham	$113,500		$100,000	$213,500
Jurgen Grupe	$6,657	(4)	$—	$6,657
Maurice A. Keane	$171,000	(5)	$100,000	$271,000
Sir Andrew Large	$223,500	(2)	$—	$223,500
Cheryl-Ann Lister	$121,000		$100,000	$221,000
Thomas C. Ramey	$152,500		$100,000	$252,500
Henry B. Smith	$201,500	(6)	$100,000	$301,500
Wilhelm Zeller	$119,500		$100,000	$219,500

(1)	Each non-employee director is entitled to an annual grant of common stock under the 2007 LTEP, valued at $100,000 based on the fair market value of common stock on the tenth business day after January 1 of the applicable year.

(2)	This amount includes $100,000 in cash paid to Messrs. Davis, Greene and Large in lieu of shares of common stock, pursuant to their elections for 2011.

(3)	This amount was paid to Mr. Friedman in shares of common stock, in lieu of cash, pursuant to his elections for 2011. As a result, he received 3,074 fully vested shares of our common stock.

(4)	Cash payment for Mr. Grupe includes $6,657 for serving on the Board of AXIS Specialty Holdings Ireland Limited, AXIS Re Limited and AXIS Specialty Europe Limited from January 1, 2011 until his retirement from each of these boards on March 22, 2011.

(5)	Cash payment for Mr. Keane includes $44,000 for serving on the Board of AXIS Specialty Holdings Ireland Limited, AXIS Re Limited and AXIS Specialty Europe Limited.

(6)	Cash payment for Mr. Smith includes $39,000 for serving on the Board of AXIS Specialty Holdings Ireland Limited, AXIS Re Limited and AXIS Specialty Europe Limited.

2011 Directors Annual Compensation Program

Compensation for our directors generally consists of cash compensation in the form of retainers and fees and equity compensation in the form of stock grants.

Compensation Elections

Prior to the commencement of each calendar year, directors may elect to receive:

(1) common shares in lieu of the cash compensation that would otherwise be payable to them during that year or for meeting fees for the following year, or

(2) cash in lieu of the equity compensation that would otherwise be payable to them during that year.

For 2011, Messrs. Davis, Greene and Sir Andrew Large elected to receive cash in lieu of the common stock grant to which they were entitled. Mr. Keane elected to receive shares of common stock in lieu of the cash to which he was entitled.

Cash Compensation

Directors who also are employees do not receive compensation for their service as directors. Pursuant to the 2011 Directors Annual Compensation Program, our non-employee directors received an annual retainer of $100,000 for service on the Board. The chairman of the Audit Committee received an annual fee of $30,000, the chairman of each of the Risk Committee, Finance Committee and Compensation Committee received an annual fee of $10,000, the chairman of the Corporate Governance and Nominating Committee received an annual fee of $7,500 and the Lead Independent Director received an annual fee of $15,000. Non-employee directors also receive $1,500 for each committee meeting attended. Non-employee directors who become directors after January 1 of any year are entitled to a pro-rated portion of any cash compensation and are not entitled to any equity compensation (or cash compensation in lieu thereof) until January 1 of the next year.

In addition to compensation received for service on our Board, Mr. Keane receives an annual retainer in the amount of $35,000 for services as Chairman of the Board of AXIS Specialty Holdings Ireland Limited and as a director of AXIS Re Limited and AXIS Specialty Europe Limited, plus $3,000 for each meeting attended. Mr. Smith also receives an annual retainer in the amount of $30,000 for service as a director of AXIS Specialty Holdings Ireland Limited, AXIS Re Limited and AXIS Specialty Europe Limited, plus $3,000 for each meeting attended.

Equity Compensation

In addition to the annual retainer, committee chairman fees and meeting fees, our director compensation program also provides that each non-employee director is entitled to an annual grant of common stock under the 2007 LTEP, valued at $100,000 based on the fair market value of our common stock on the tenth business day after January 1 of the applicable year.

Shares issued to our directors in lieu of cash payments and equity grants made to our directors are made under and subject to the terms of our 2007 LTEP, which is discussed above in the narrative following the Summary Compensation Table and Grants of Plan-Based Awards in 2011 Table.

Deferred Compensation Plan

Prior to 2009, each non-employee director was eligible to participate in an unfunded nonqualified deferred compensation plan known as the AXIS Capital Holdings Limited 2003 Directors Deferred Compensation Plan (the “Directors Deferred Plan”), which was adopted by our Board and approved by our shareholders. The Directors Deferred Plan allowed participating directors to elect (1) the amount, if any, of cash or stock received as fees for services to be deferred (expressed as a dollar amount, number of shares or percentage) and (2) the form in which payment is to be made (lump sum or three annual installments). Directors who chose to defer fees otherwise payable in shares are credited a number of phantom stock units equal in amount to the number of shares of stock deferred. When a cash dividend is paid on the stock, the portion of the participant’s deferral account denominated in phantom share units is credited with additional phantom share units (or portions thereof). Amounts deferred are 100% vested at all times. Generally, benefits are paid upon termination of service as a director. The plan was administered by our Board. Mr. Greene holds phantom stock units under the plan. As of January 1, 2009, our non-employee directors no longer have the option to defer compensation for services rendered after December 31, 2008. Amounts deferred prior to January 1, 2009 must be included as income as of the date the deferred amount is distributed or if no distribution has occurred as of the later of (a) the last taxable year beginning before 2018, or (b) the first taxable year that the amounts are no longer subject to a substantial risk of forfeiture.

Director Compensation for 2012

In September 2011, our Compensation Committee reviewed the director compensation program and made no changes to the director compensation program for 2012 board service.

EQUITY COMPENSATION PLAN INFORMATION

The following table presents information concerning our equity compensation plans as of December 31, 2011.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise price of outstanding options, warrants and rights (2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column) (3)
Equity compensation plans approved by security holders	2,083,318	$24.71	2,528,926
Equity compensation plans not approved by security holders	—	$—	—

Total	2,083,318	$24.71	2,528,926

(1)	Includes (i) 1,667,584 stock options granted under the AXIS Capital Holdings Limited 2003 Long-Term Equity Compensation Plan and the AXIS Capital Holdings Limited 2003 Directors Long-Term Equity Compensation Plan, (ii) 26,079 phantom stock units granted under the AXIS Capital Holdings Limited 2003 Directors Long-Term Equity Compensation Plan and 10,718 phantom stock units granted under the AXIS Capital Holdings Limited 2007 Long-Term Equity Compensation Plan, and (iii) 378,937 restricted stock units granted under the AXIS Capital Holdings Limited 2007 Long-Term Equity Compensation Plan. This balance does not include 3,437,038 outstanding restricted shares.

(2)	Represents the weighted-average exercise price of the 1,667,584 outstanding options. The weighted-average remaining term of all outstanding options is 2.09 years.

(3)	Includes common shares available for issuance under the AXIS Capital Holdings Limited 2007 Long-Term Equity Compensation Plan pursuant to awards of stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance units and other equity-based or equity-related awards.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mr. Davis, one of our directors, is the Chief Executive Officer of Stone Point. Stone Point is the manager of Trident II, which was a founding investor of AXIS and currently is a beneficial holder of greater than 5% of our common stock. We also have contracted with StoneRiver RegEd Inc., an affiliate of Stone Point, for broker and adjuster licensing, appointment and compliance services. In 2011, we paid $398,943 to StoneRiver RegEd Inc. for these services. Subsequent to year end we invested funds in an account managed by SKY Harbor Capital Management, LLC, an affiliate of Stone Point.

Mr. Friedman, one of our directors, is a Senior Managing Director of The Blackstone Group L.P., which is an affiliate of Blackstone Debt Advisors L.P. and Blackstone Alternative Asset Management, L.P. During the year ended December 31, 2011, we were invested in several collateralized loan obligations. The collateral manager for four of these investments was Blackstone Debt Advisors L.P., which as collateral manager is entitled to management fees payable by the collateralized obligations in the ordinary course of business. In addition, during the year ended December 31, 2011, we were invested in two fund-of-funds and a credit fund managed by Blackstone Alternative Asset Management L.P., which is entitled to management fees in the ordinary course of business. We paid The Blackstone Group or its affiliates $2.2 million in fees during 2011. Pursuant to a consulting services agreement dated January 1, 2008, Alliant Insurance Services, an indirect, majority owned subsidiary of The Blackstone Group, performs certain retirement plan consulting services for our management. The 2011 fee for those services was $86,250. Also, we hold 350,000 common units of The Blackstone Group in our investment portfolio.

We provide insurance in the ordinary course of business to various entities that are affiliated with some of our directors and/or principal shareholders. These transactions are negotiated on an arm’s-length basis.

Policies and Procedures for Transactions with Related Persons

We analyze all transactions in which AXIS participates and in which a related person may have a direct or indirect material interest, both due to the potential for a conflict of interest and to determine whether disclosure of the transaction is required under applicable SEC rules and regulations. Related persons include any of our directors, director nominees or executive officers, certain of our shareholders and their respective immediate family members. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with our interests. Our Code of Business Conduct requires all directors, officers and employees who may have a potential or apparent conflict of interest to fully disclose all the relevant facts promptly to our General Counsel. A copy of our Code of Business Conduct is available on our website at www.axiscapital.com.

In addition to the reporting requirements under the Code of Business Conduct, to identify related person transactions, each year we submit and require our directors and executive officers to complete Director and Officer Questionnaires identifying any transactions with us in which the officer or director or their family members have an interest. Any potential related person transactions are reviewed by our Corporate Governance and Nominating Committee, which pursuant to its charter is responsible for reviewing and approving any proposed transaction with any related person.

PROPOSAL 3. AMENDMENT TO 2007 LONG-TERM EQUITY COMPENSATION PLAN

We are asking our shareholders to consider and vote on a proposal to increase the number of shares of common stock authorized to be issued under our 2007 Long-Term Equity Compensation Plan, as amended and restated, which we refer to as the “2007 LTEP.” We also are proposing three additional administrative changes to the 2007 LTEP language that will further enhance the Plan’s linkage to shareholder interests.

The Board of Directors has approved, subject to shareholder approval, an amendment to the 2007 LTEP to increase by 6,000,000 shares the number of shares of common stock authorized to be issued under the 2007 LTEP. Additionally, we are seeking approval to amend the 2007 LTEP to state that:

(1)	stock options or stock appreciation rights granted under the 2007 LTEP may not, without shareholder approval, be (i) amended to decrease the exercise price, or (ii) cancelled in exchange for cash or the grant of substitute awards, if the grant of the substitute award would have the effect of reducing the exercise price of the outstanding option or stock appreciation right,

(2)	no grant of “other stock-based awards”, as defined in the 2007 LTEP, may become vested with respect to all the other stock-based awards that are subject to such grant over a period that is shorter than three years after the date of grant; provided, that other stock-based awards that are subject to performance-based vesting criteria may become vested with respect to all the awards subject to the grant over a period that is not shorter than one year after the date of grant, and

(3)	no grant of “performance units”, also defined in the 2007 LTEP, may become vested with respect to all the performance units subject to such grant over a period that is shorter than one year after the date of the grant.

Although we currently do not award stock options, stock appreciation rights or performance-based awards, we believe these proposed amendments reflect best practices in equity plan governance and further align our compensation philosophy with the best interests of our shareholders.

Under the 2007 LTEP, which was adopted by shareholders at the 2007 Annual General Meeting of Shareholders and amended and restated with shareholder approval in May 2009, the maximum number of authorized shares of common stock that currently may be issued is 9,000,000 shares. As of March 5, 2012, after deducting 1,789,700 shares awarded in 2012 in connection with our 2011 performance year, approximately 959,585 shares of common stock remain available for issuance under the 2007 LTEP. As a result of the limited number of shares of common stock remaining available under the 2007 LTEP, we are requesting that shareholders authorize 6,000,000 additional shares of common stock under the 2007 LTEP to cover anticipated awards to be granted in the future in accordance with our existing compensation practices. As amended, the maximum number of authorized shares of common stock that could be issued under the 2007 LTEP is 15,000,000 shares.

The 2007 LTEP is a significant component of our total compensation package, allowing us to establish long-term incentives that link the financial interest of our employees to those of our shareholders. We believe that the increase in the number of shares will allow us to continue to remain competitive within the market in both the retention and recruitment of key employees. To date, we have achieved our objective of retaining key employees. Specifically, our turnover rate for equity-eligible employees has averaged 5.3% over the past three years. We attribute the success in employee retention in part to our long-term incentive compensation practices. Without the ability to grant equity compensation in the future, we believe that our cash compensation costs would increase significantly in order to attract and retain key employees. Please refer to “Proposal 2: Non-Binding Vote on Executive Compensation” and “Compensation Discussion and Analysis”, above, for a comprehensive discussion of our compensation objectives and policies, Company performance and competitive market analysis.

Key Features of the 2007 LTEP

The 2007 LTEP has been designed to include a number of provisions that we believe promote best practices by reinforcing the alignment between equity compensation arrangements for non-employee directors, officers, employees and consultants and shareholders’ interests. These provisions include, but are not limited to, the following:

•	Provides for the issuance of stock options, stock appreciation rights, restricted shares, restricted stock units, performance units and other stock-based awards

•	Administered by the independent Compensation Committee of our Board of Directors

•	Four year pro-rata vesting for restricted stock and restricted stock unit awards

•	Shareholder approval required for material amendments

•	No reload or “evergreen” share replenishment features

•	Ten year maximum term for stock options and stock appreciation rights

•	One year minimum performance period for performance-based awards

•	No re-pricing of stock options or stock appreciation rights without prior shareholder approval

•	Stock options and stock appreciation rights may not be granted below fair market value on the date of grant

•	Service-based awards generally may not become vested with respect to all the shares subject to such grant over a period that is shorter than three years

•

Other “equity-based” or “equity-related” awards, as defined in the 2007 LTEP, and award shares with respect to which restrictions may be waived or lapsed, other than in connection with a change of control or in the case of the death, disability or retirement of a participant, shall not exceed 10% of the plan shares

•	Limited transferability—awards generally may not be transferred, except by will or the laws of descent and distribution, unless approved by the Compensation Committee

Key Components of Our Current Plan Administration Practices

•	Broad-based participation

•	Double-trigger change in control provisions in all award agreements

•	No automatic vesting upon retirement

•	Payment of accrued dividends only upon vesting

•	No automatic grants to any plan participant

•	No tax gross-ups

Additional Award Information

We understand the importance of preserving value for shareholders. Accordingly, when determining our annual equity awards, we carefully monitor and consider the impact of those awards on shareholder dilution and our burn rate.

Dilution:

Dilution is a measure of assessing the amount of shareholder equity that may be transferred from a company to its award recipients under an equity plan. Our share authorization request of 6,000,000 additional shares will result in an overall dilution level of 9.15%.

We calculate dilution as follows:

	Dilution Inputs	Amount
A	Granted but unexercised stock options*	1,652,584
B	Granted but unvested restricted stock and restricted stock units*	4,428,548
C	Phantom share units*	36,797
D	Shares available for issuance under all plans*	959,585
E	Additional shares requested	6,000,000
F	Total common shares outstanding*	129,808,851

Full Dilution = (A + B + C + D + E) ÷ (A + B + C + D + E + F)		9.15%

*	All amounts are as of March 5, 2012

Burn Rate:

Burn rate is a measure of assessing a company’s historical use of equity compensation. We calculate burn rate by dividing the number of award shares granted each year by the weighted average common shares outstanding for the year. As shown in the table below, the Company’s three-year average annual burn rate is 1.23%. Note that our Company has on occasion repurchased our common stock in the open market as part of our capital management strategy. Shares that are repurchased reduce the number of common shares outstanding and, as a result, increase our burn rate. To reflect this, we also have included in the table below a pro forma presentation of our annual burn rates assuming that no share repurchases occurred.

Year	Full Value Awards Granted	Basic-Weighted Average Common Shares Outstanding (CSO)	Burn Rate = Total Granted ÷ CSO	Annual Share Repurchases	Adjusted Burn Rate (without Share Repurchases)
2011	1,868,458	122,498,635	1.53%	1,608,654	1.51%
2010	1,528,299	121,728,337	1.26%	21,812,871	1.06%
2009	1,312,581	137,278,835	0.96%	5,851,248	0.92%
Three Year Average	1,569,779	127,168,602	1.23%	9,757,591	1.15%

Participation:

•	Participation in the 2007 LTEP is broad-based, but generally is limited to Senior Vice Presidents and above and outstanding performers within the Assistant Vice President and Vice President levels.

•	In February 2012, we granted awards to 285 employees relating to our 2011 performance. This represents approximately 28% of the employee population eligible for year-end compensation rewards.

Description of the 2007 LTEP

The following paragraphs summarize material terms of the 2007 LTEP. This summary is qualified in its entirety by the specific terms of the 2007 LTEP. A copy of the 2007 LTEP, incorporating the proposed plan amendments, is included as Appendix A to this proxy statement.

Purpose.    The 2007 LTEP is intended to promote the best interests of the Company and our shareholders by attracting and retaining exceptional directors, officers, employees and consultants (including prospective directors, officers, employees and consultants). The 2007 LTEP is also intended to enable such individuals to participate in our long-term growth and financial success.

Types of Awards.    The 2007 LTEP provides for a variety of types of equity and cash-based awards to provide flexibility in the compensation program. Employees and other eligible persons may receive awards of incentive stock options, nonqualified stock options, stock appreciation rights, restricted share awards, restricted stock units, performance units and other equity-based or equity-related awards as determined by the Committee.

Eligible Persons.    Any of our or our affiliates’ directors, officers, employees or consultants (including any prospective director, officer, employee or consultant) are eligible to participate in the 2007 LTEP. As of March 5, 2012, the record date for our annual general meeting, approximately 174 participants have equity award targets and would be eligible to receive annual awards under the 2007 LTEP. In addition, we expect to continue to award grants to outstanding performers within the Assistant Vice President and Vice President level.

The following table indicates the number shares of restricted stock granted under the 2007 LTEP since its adoption in 2007 to the individuals below, including our named executive officers. The closing price of our common stock as of our March 5, 2012 record date was $31.92.

Name and Position	Number of Shares of Restricted Stock
John R. Charman Chief Executive Officer, President and Director	1,610,000
Michael A. Butt Chairman of the Board	535,000
Albert A. Benchimol Chief Financial Officer and Director	152,500
John Gressier Chairman, AXIS Insurance	232,500
Dennis B. Reding Chief Operating Officer	318,750
Executive Officers as a Group	3,054,000
Non-Executive Directors as a Group	149,371	(1)
Non-Executive Officer Employees as a Group	5,428,130	(2)

(1)	Consists of unrestricted common shares and phantom share units.

(2)	Includes 709,000 restricted stock units.

Plan Administration.    The 2007 LTEP is administered by the Compensation Committee of our Board of Directors. The Compensation Committee has the power and complete discretion to select participants of awards, to determine the nature, terms, and conditions of each award, and to make any other determination and take other action that it deems necessary or desirable for the administration of the 2007 LTEP, including amending an outstanding award.

Shares Available For Awards.    The total number of our common shares that may be delivered pursuant to awards granted under the 2007 LTEP (following the proposed amendment) is 15,000,000, of which the maximum number of shares that may be delivered pursuant to incentive stock options granted under the 2007 LTEP is 15,000,000. The total number of shares subject to awards granted in the form of “other equity-based or equity-related awards” or with respect to which restrictions may be waived or lapsed may not exceed 10% of plan shares (unless due to a change of control or in the case of death, disability or retirement of a participant). If an award granted under the 2007 LTEP is forfeited, or otherwise expires, terminates or is cancelled without the delivery of shares, then the shares covered by that award will again be available for new awards under the 2007 LTEP. If our common shares are surrendered or tendered to us in payment of the exercise price of an award or any taxes required to be withheld in respect of an award, such shares will again become available for new awards (other than incentive stock options) under the 2007 LTEP.

The Compensation Committee will make adjustments and other substitutions to awards under the 2007 LTEP in order to preserve the value of the awards in the event of any extraordinary dividend or other extraordinary distribution, recapitalization, stock split, reverse stock split, split-up or spin-off affecting our common shares. The Compensation Committee may, in its discretion, make such adjustments and other substitutions to the authorized shares under the 2007 LTEP and awards under the 2007 LTEP as it deems equitable or desirable in its sole discretion in the event of any reorganization, merger, consolidation, combination, repurchase or exchange of our shares or other similar corporate transactions.

The Compensation Committee may grant awards in assumption of, or in substitution for, outstanding awards previously granted by us or any of our affiliates or a company that we acquire or with which we combine, except that the 2007 LTEP prohibits the repricing of options and stock appreciation rights that we previously granted. Any shares issued by us through the assumption of or substitution for outstanding awards granted by a company that we acquire will not reduce the total number of our common shares available for awards under the 2007 LTEP, except that awards issued in substitution for incentive stock options will reduce the number of our common shares available for incentive stock options under the 2007 LTEP.

Stock Options.    The Compensation Committee may grant both incentive stock options and nonqualified stock options under the 2007 LTEP. Incentive stock options are designed to qualify for favorable tax treatment under Internal Revenue Code Section 422, while nonqualified stock options are not. The exercise price for either type of option cannot be less than the fair market value per share of our common shares on the date the option is granted. In the case of incentive stock options granted to an employee who, at the time of the grant of such option, owns shares representing more than 10% of the voting power of all classes of our shares or the shares of any of our affiliates, the exercise price cannot be less than 110% of the fair market value of a common share on the date the incentive stock option is granted.

Unless the award agreement states otherwise, one-third of the total award of options will vest and become exercisable on the first three anniversaries of the date the option was granted. Each option will expire at the time set forth in the award agreement, except that no option may be exercisable after the tenth anniversary of the date the option is granted. The exercise price may be paid with cash or, in the discretion of the Compensation Committee, with common shares held by the participant or through a cashless exercise.

Stock Appreciation Rights.    The Compensation Committee may grant stock appreciation rights, or SARs, under the 2007 LTEP. SARs may be granted either alone or in tandem with any other award granted under the 2007 LTEP. The base price of each of our common shares covered by a SAR cannot be less than the fair market value of such share on the grant date. Upon exercise of a SAR, the participant will receive an amount equal in value to the excess of the fair market value of the common shares subject to the SAR at the exercise date over the base price. The participant may receive cash, our common shares, other awards, other property or a combination of any of these methods of settlement, as determined by the Compensation Committee. The Compensation Committee will determine the vesting criteria, term, methods of exercise, methods and form of settlement, and any other terms and conditions of any SAR, except that no SAR may be exercisable after the tenth anniversary of the date the SAR is granted.

Restricted Shares and Restricted Stock Units.    The Compensation Committee may grant restricted shares and restricted stock units, or RSUs. Restricted shares or RSUs will vest over a period that is at least three years after the date of grant, unless otherwise stated in the award agreement. If the restricted shares or RSUs are subject to performance-based vesting criteria, the award may vest over a period that is at least one year after the date of grant. Restricted shares and RSUs may not be sold, assigned, transferred, pledged or otherwise encumbered. Upon the grant of a restricted share, a certificate will be issued and registered in the name of the participant and deposited by the participant, together with a stock power endorsed in blank, with us or a custodian. Upon the lapse of the restrictions applicable to such restricted share, we or the custodian, as applicable, will deliver the certificate to the participant.

An RSU will be granted with respect to one common share or have a value equal to the fair market value of one such share. Upon the lapse of restrictions applicable to an RSU, the RSU may be paid in cash, our common shares, other awards or other property, as determined by the Compensation Committee.

The Compensation Committee may, on such terms and conditions as it may determine, provide a participant who holds restricted shares or RSUs with dividends or dividend equivalents, payable in cash, our common shares, other awards or other property. Our policy has been to accrue dividends or dividend equivalents on unvested restricted shares or RSUs and to pay out amounts in cash only after underlying restricted shares or RSUs have vested.

Performance Units.    The Compensation Committee may grant performance units to participants. The Compensation Committee will set performance goals that, depending on the extent to which they are met during a specified performance period, will determine the number and/or value of performance units that will be paid out to the participant. The Compensation Committee may pay earned performance units in the form of cash and/or our common shares having an aggregate fair market value equal to the value of the earned performance units at the close of the applicable performance period. The determination of the form and timing of payout of performance units will be set forth in each award agreement. The Compensation Committee may provide a participant who holds performance units with dividends or dividend equivalents, payable in cash, our common shares, other awards or other property. Under our proposed amendment, no grant of performance units may become vested with respect to all the performed units subject to such grant over a period that is shorter than one year after the date of the grant.

Other Stock-Based Awards.    The Compensation Committee may grant to participants other equity-based or equity-related compensation awards, including vested common shares. The Compensation Committee may determine the amounts and terms and conditions of any such awards. Under our proposed amendment, no grant of other stock-based awards may become vested with respect to all the other stock-based awards that are subject to such grant over a period that is shorter than three years after the date of grant; provided, that other stock-based awards that are subject to performance-based vesting criteria may become vested with respect to all the awards subject to the grant over a period that is not shorter than one year after the date of grant.

Amendment and Termination of the 2007 LTEP.    Subject to any applicable law, government regulation, or requirement of the NYSE (or other exchange upon which our common shares may be listed), the 2007 LTEP may be amended, modified or terminated by our Board of Directors without the approval of our shareholders, except that shareholder approval will be required for any amendment that would (i) increase the maximum number of our common shares available for awards under the 2007 LTEP, (ii) increase the maximum number of our common shares that may be delivered pursuant to incentive stock options granted under the 2007 LTEP, (iii) change the class of employees or other individuals eligible to participate in the 2007 LTEP, or (iv) otherwise materially amend the 2007 LTEP. No modification, amendment or termination of the 2007 LTEP or a previously granted award that would materially or adversely affect a participant will be effective without the consent of the affected participant.

The Compensation Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, awards in the event of any unusual or nonrecurring corporate event (including the occurrence of a change of control of the Company) affecting us, any of our affiliates or our financial statements or the financial statements of any of our affiliates, or of changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange, accounting principles or law whenever the committee, in its discretion, determines that those adjustments are appropriate or desirable.

Change of Control.    Unless otherwise provided in the award agreement or unless provision is made in connection with the change of control for the assumption of or substitution for awards previously granted, in the event of a change of control of the Company:

•	any options and SARs outstanding will become fully exercisable and vested;

•	all performance units will be paid out as if the date of the change of control were the last day of the applicable performance period and “target” performance levels had been attained; and

•	all other outstanding awards will automatically be deemed exercisable or vested and all restrictions and forfeiture provisions related thereto will lapse.

Unless otherwise provided in an award agreement, a change of control is defined to mean any of the following events, generally:

•

an acquisition by any individual, entity or group of beneficial ownership of 50% or more of the combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors;

•	a change in the composition of a majority of our Board of Directors that is not supported by a majority of the incumbent Board of Directors;

•	the consummation of a reorganization, merger, share exchange, amalgamation, recapitalization, consolidation or similar transaction; or

•	the approval by our shareholders of a plan of our complete liquidation or dissolution or the sale or disposition of all or substantially all of our assets.

Term of the 2007 LTEP.    No award may be granted under the 2007 LTEP after the tenth anniversary of the date the 2007 LTEP was originally approved by our shareholders.

U.S. Tax Consequences.

The following provides only a general description of the application of U.S. federal income tax laws to certain types of awards and U.S. taxable participants under the 2007 LTEP. Generally, our U.S. subsidiaries will obtain U.S. tax deductions in the period and in the amount the participant is required to report as ordinary income, provided the compensation expense is attributable to the U.S. subsidiaries. With regard to award participants not subject to U.S. tax and non-U.S. operations, the tax impact to the participant and the non-U.S. operations will be dictated by local tax rules. Because of the variety of awards that may be made under the 2007 LTEP and the complexities of the tax laws, participants should seek advice, based on their particular circumstances, from an independent tax advisor about the consequences of participating in the 2007 LTEP.

This summary is not intended to be exhaustive and does not discuss the tax consequences of a participant’s death or the provisions of any income tax or other laws of any foreign country, municipality or state in which a participant may reside. Each participant should consult with, and rely on, his or her own tax advisor regarding all the possible federal, foreign, state, and local tax consequences, based on his or her individual situation, of participating in the 2007 LTEP.

With respect to awards granted under the 2007 LTEP involving common shares or other property that is restricted as to transferability and is subject to a substantial risk of forfeiture, the participant must generally recognize ordinary income when the award vests or becomes transferable. With respect to other awards that may be settled in cash, in common shares, or other property that is either not restricted as to transferability or not subject to a substantial risk of forfeiture, the participant must generally recognize ordinary income equal to the cash or fair market value of common shares or other property received.

Nonqualified Stock Options.    Neither the Company nor the participants have income tax consequences from the issuance of nonqualified stock options, or “NSOs.” Generally, in the tax year when an NSO is exercised, the participant will recognize ordinary income equal to the fair market value of the shares at the time of exercise minus the exercise price for such shares, and that amount will be subject to FICA and FUTA taxes if the participant is also an employee. We generally will have a deduction in the same amount as the ordinary income recognized by the participant in our tax year in which or with which the participant’s tax year (of exercise) ends.

Depending upon how long the participant holds the shares of common stock after exercise of the NSO, the sale or other taxable disposition of the shares generally will result in a short-term or long-term capital gain or loss. This gain or loss will equal the difference between the amount realized on such disposition and the fair market value of the shares when the NSO was exercised.

Also note that, if the participant exercises an NSO by paying the exercise price with previously acquired common stock as permitted by the 2007 LTEP, the participant will have federal tax consequences (relative to the new shares received) in two steps. In the first step, a number of new shares equivalent to the number of older shares tendered (in payment of the NSO exercised) is considered to have been exchanged in accordance with Section 1036 of the Internal Revenue Code and the rulings thereunder, and no gain or loss is recognized. In the second step, with respect to the number of new shares acquired in excess of the number of old shares tendered, the participant will recognize income on those new shares equal to their fair market value less any non-stock consideration tendered. The new shares equal to the number of the old shares tendered will have the same basis the participant had in the old shares and the participant’s holding period with respect to the tendered older shares will apply to the new shares. The excess new shares received will have a basis equal to the amount of income recognized by the participant on exercise, increased by any non-stock consideration tendered. Their holding period will commence upon the exercise of the option.

Incentive Stock Options.    Neither the Company nor the participant has any tax consequences upon issuance or, generally, upon exercise of an incentive stock option, or “ISO.” Instead, when the participant sells or exchanges the shares acquired upon exercise of the ISO, the participant will recognize income equal to the difference between the fair market value at the time of sale or exchange and the exercise price. This income will be taxed at the applicable capital gains rates if the sale or exchange occurs after the expiration of the required holding periods. Generally, the required holding periods expire two years after the date of grant of the ISO and one year after the date of acquisition of the shares pursuant to the exercise of the ISO.

If the participant disposes of the shares acquired upon exercise of an ISO before the expiration of the holding periods, the participant will recognize compensation income in an amount equal to the difference between the option exercise price and the lesser of (1) the fair market value of the shares on the date of exercise and (2) the price at which the shares are sold. This amount will be taxed at ordinary income rates. If the sale price of the shares is greater than the fair market value on the date of exercise, the participant will recognize the difference as gain and will be taxed at the applicable capital gains rate. If the sale price of the shares is less than the exercise price, the participant will recognize a capital loss equal to the excess of the exercise price over the sale price. Such capital gain or loss will be treated as long-term or short-term capital gain or loss depending upon whether the holding period applicable to long-term capital assets is satisfied.

Special tax rules will apply in the following situations: (1) if the participant uses shares acquired upon exercise of an ISO to pay the exercise price of another option (whether or not it is an ISO); (2) upon exercise of an ISO, if the aggregate fair market value of the shares subject to the ISO that first become exercisable by the participant in any one calendar year exceeds $100,000 (if this occurs, the shares exceeding $100,000 in value will be taxable an NSO according to the taxation rules described above); and (3) if the participant terminates employment with us other than due to death or disability (in which case if the participant exercises an ISO more than three months after termination it will be taxed as an NSO according to the taxation rules described above).

Finally, except to the extent that the participant has recognized income with respect to the exercise of an ISO (as described in the preceding paragraphs), the amount by which the fair market value of a share at the time of exercise of the ISO exceeds the exercise price will be included in determining the alternative minimum taxable (“AMT”) income, and may cause the participant to incur an AMT liability in the year of exercise.

To the extent that an option holder recognizes ordinary income upon exercise of an ISO, as described above, we generally will have a deduction in the same amount.

Restricted Stock.    If the participant is granted restricted stock that is subject to restrictions that lapse in increments over a period of time or upon attainment of certain performance factors, so that the participant becomes vested in a portion of the shares as the restrictions lapse, the participant will recognize income in any tax year only with respect to the shares that become nonforfeitable during that year. The income recognized will be equal to the fair market value of those shares, determined at the time the restrictions on those shares lapse. That income generally will be taxable at ordinary income tax rates. We generally will be entitled to a deduction in an amount equal to the amount of ordinary income recognized by the participant.

Alternatively, the participant may make a timely election under Section 83(b) of the Internal Revenue Code to recognize ordinary income for the taxable year in which the participant receives an award of restricted stock in an amount equal to all or a portion of the fair market value of shares of restricted stock awarded (even if the shares are subject to forfeiture). That income will be taxable at ordinary income tax rates. At the time of disposition of the shares, if such an election was made, the participant will recognize gain in an amount equal to the difference between the sales price and the fair market value of the shares at the time of the award. Such gain will be taxable at the applicable capital gains rate. A timely election under Section 83(b) of the Internal Revenue Code must be made within 30 days after the transfer of the restricted stock to the participant. We will generally be entitled to a deduction in an amount equal to the amount of ordinary income recognized the participant at the time of the participant’s election.

Restricted Stock Units.    A participant generally will not recognize any income upon the grant of a restricted stock unit. Upon the settlement of the restricted stock unit, a participant normally will recognize income in the tax year of receipt in an amount equal to the fair market value of any shares received. That income generally will be taxable at ordinary income tax rates. We generally will be entitled to a deduction in an amount equal to the amount of ordinary income recognized by the participant. Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the date on which the restricted stock units were settled, will be taxed as capital gain or loss.

Stock Appreciation Rights.    Generally, the recipient of a SAR will not recognize taxable income at the time the SAR is granted. If a participant receives the appreciation inherent in the SARs in cash, the cash will be taxed as ordinary income to the employee at the time it is received. If a participant receives the appreciation inherent in the SARs in shares, the spread between the then current fair market value of the shares and the base price will be taxed as ordinary income to the recipient at the time the shares are received. In general, there will be no federal income tax deduction allowed to the Company upon the grant or termination of SARs. However, upon the settlement of a SAR, the Company will be entitled to a deduction equal to the amount of ordinary income the recipient is required to recognize as a result of the settlement.

Section 409A.    Acceleration of income, additional taxes and interest apply to nonqualified deferred compensation that is not compliant with Section 409A of the U.S. Internal Revenue Code (“Section 409A”). To be compliant with Section 409A, rules with respect to the timing of elections to defer compensation, distribution events and funding must all be satisfied. The 2007 Plan has been designed such that awards under the Plan should not be subject to adverse tax consequences applicable to deferred compensation under Section 409A.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE

FOR ADOPTION OF THE AMENDMENT TO THE 2007 LTEP.

AUDIT COMMITTEE REPORT

The primary purpose of the Audit Committee is to assist our Board in its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications, independence and performance and the performance of our internal audit function. The Audit Committee is solely responsible for the appointment, retention and compensation of our independent registered public accounting firm. It is not the responsibility of the Audit Committee to plan or conduct audits or to determine that our financial statements are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. This is the responsibility of management and the independent auditors, as appropriate.

In performing its duties, the Audit Committee:

•	has reviewed our audited financial statements for the year ended December 31, 2011 and had discussions with management regarding the audited financial statements;

•

has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•

has received the written disclosures and the letter from independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence; and

•	has discussed with the independent registered public accounting firm their independence, the audited financial statements and other matters the Audit Committee deemed relevant and appropriate.

Based on these reviews and discussions, the Audit Committee recommended to the Board that our audited financial statements for the year ended December 31, 2011 be included in our Annual Report on Form 10-K for that year for filing with the Securities and Exchange Commission. The Board of Directors approved the Audit Committee’s recommendations.

AUDIT COMMITTEE

Thomas C. Ramey, Chairman

Donald J. Greene

Maurice A. Keane

Cheryl-Ann Lister

Henry B. Smith

Wilhelm Zeller

PROPOSAL 4. APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee and our Board have recommended the appointment of Deloitte & Touche Ltd. as our independent registered public accounting firm for the fiscal year ending December 31, 2012 and the authorization of our Board, acting through the Audit Committee, to set the fees for the independent registered public accounting firm. Representatives of the firm are expected to be present at the Annual General Meeting with an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE APPOINTMENT OF DELOITTE & TOUCHE LTD. AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND THE AUTHORIZATION OF OUR BOARD, ACTING THROUGH THE AUDIT COMMITTEE, TO SET THE FEES FOR THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PRINCIPAL ACCOUNTING FEES AND SERVICES

Audit and Non-Audit Fees

Aggregate fees for professional services rendered for us by Deloitte & Touche Ltd. for the fiscal years ended December 31, 2011 and 2010 are set forth below.

	Fiscal Year 2011	Fiscal Year 2010
Audit Fees	$3,823,781	$3,817,098
Audit-Related Fees	39,000	54,390
Tax Fees	553,509	656,933
All Other Fees	—	—

Total	$4,416,290	$4,528,421

Audit Fees for the years ended December 31, 2011 and 2010 were for professional services rendered for the audit of our annual financial statements, for the review of the financial statements included in our quarterly reports on Form 10-Q, for services in connection with the audits for insurance statutory and regulatory purposes in the various jurisdictions in which we operate and for the provision of opinions and comfort letters relating to our filings with the Securities and Exchange Commission.

Audit-Related Fees for the years ended December 31, 2011 and 2010 were for the audit of employees’ pension plans and assistance with the response to an SEC comment letter. Additionally, the fiscal year 2010 fees included professional services rendered for a review of the Company’s 2009 Loss Development Triangle report.

Tax Fees for the years ended December 31, 2011 and 2010 were for professional services rendered for tax compliance and consulting.

There were no fees in the All Other Fees category for the fiscal years ended December 31, 2011 and 2010.

Pre-Approval Policy

In September 2003, our Board adopted a policy regarding the procurement of audit services and non-audit services. The primary purpose of the policy is to ensure that we engage public accountants as external auditors to provide only audit and non-audit services that are compatible with maintaining independence. The policy requires that the Audit Committee pre-approve all audit and non-audit services for which our auditors are engaged. The Audit Committee may delegate the authority to grant pre-approvals to the Chairman of the Audit Committee or, in the event of his non-availability, to any other Audit Committee member. The Chairman of the Audit Committee or such other Audit Committee member must present to the Audit Committee at each scheduled meeting any pre-approvals that are granted. For the years ended December 31, 2011 and 2010, 100% of the audit fees, the audit-related fees and the tax fees were pre-approved.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of a registered class of our equity securities to file with the SEC and the NYSE reports on Forms 3, 4 and 5 concerning their ownership of the common shares and other equity securities of the Company. Under SEC rules, we must be furnished with copies of these reports.

Based on our review of these reports, we believe that all of our directors, executive officers and shareholders who are required to file reports filed all of such reports on a timely basis during the year ended December 31, 2011, with the exception of a single Form 4 filing on behalf of Mr. Greene regarding one transaction, which was subsequently filed two days after the required filing date.

SHAREHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

Shareholder proposals intended for inclusion in the Proxy Statement for the 2013 Annual General Meeting of Shareholders pursuant to Rule 14a-8 under the Exchange Act should be sent to our Secretary at AXIS House, 92 Pitts Bay Road, Pembroke HM 08, Bermuda and must be received by November 22, 2012 and otherwise comply with the requirements of Rule 14a-8 in order to be considered for inclusion in the 2013 proxy materials. If the date of next year’s annual general meeting is moved more than 30 days before or after the anniversary date of this year’s annual general meeting, the deadline for inclusion of proposals in our proxy materials is instead a reasonable time before we begin to print and mail our proxy materials. In addition, if a holder of our common shares intends to present a proposal at the 2013 Annual General Meeting other than pursuant to Rule 14a-8 under the Exchange Act, and if the proposal is not received by our Secretary by February 5, 2013 or, if the date of next year’s annual general meeting is moved more than 30 days before or after the anniversary date of this year’s annual general meeting, a reasonable time before we mail our proxy materials for the 2013 Annual General Meeting of Shareholders, then the proxies designated by our Board for the 2013 Annual General Meeting of Shareholders may vote in their discretion on any such proposal any common shares for which they have been appointed proxies without mention of such matter in the proxy materials for such meeting.

Any shareholder entitled to vote at a meeting may submit candidates to be nominated for election as directors. A shareholder who wishes to submit a candidate for consideration must be a shareholder of record at the time that it submits a candidate for nomination and must be entitled to vote for the candidate at the meeting. A shareholder must give written notice of the submission to our Secretary not less than 90 days nor more than 120 days prior to the anniversary of the annual general meeting of shareholders of the preceding year. The notice must include:

(1)	the name, age and business and residence addresses of the candidate,

(2)	the principal occupation or employment of the candidate,

(3)	the number of common shares or other securities of the Company beneficially owned by the candidate,

(4)	all other information relating to the candidate that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act, and

(5)	the candidate’s written consent to be named in the proxy statement and to serve as a director if elected.

The notice also must include information on the shareholder submitting the nomination, including the shareholder’s name and address as it appears on our books and the number of our common shares beneficially owned by the shareholder.

OTHER MATTERS

We know of no specific matter to be brought before the meeting that is not referred to in this proxy statement. If any other matter properly comes before the meeting, including any shareholder proposal properly made, the proxy holders will vote the proxies in accordance with their best judgment on such matter.

We will bear the cost of this solicitation of proxies. We have engaged Morrow & Co., LLC, 470 West Ave., Stamford, CT 06902, to assist us in the solicitation of proxies and the anticipated cost of such engagement is approximately $15,000. Proxies also may be solicited by our directors, officers and employees and our subsidiaries without receiving additional compensation. The solicitation may be conducted by mail, telephone, telegram, telecopy, email, internet and personal solicitation. Upon request, we also will reimburse brokers, banks and others who hold shares in their names, or in the names of nominees, for forwarding proxy materials to the beneficial owners.

WE WILL FURNISH, WITHOUT CHARGE TO ANY SHAREHOLDER, A COPY OF OUR ANNUAL REPORT ON FORM 10-K THAT WE FILE WITH THE SECURITIES AND EXCHANGE COMMISSION. A COPY OF THE REPORT FOR THE FISCAL YEAR ENDED DECEMBER 31, 2011 MAY BE OBTAINED UPON WRITTEN REQUEST TO OUR SECRETARY AT AXIS HOUSE, 92 PITTS BAY ROAD, PEMBROKE HM 08, BERMUDA.

APPENDIX A

AXIS CAPITAL HOLDINGS LIMITED

2007 LONG-TERM EQUITY COMPENSATION PLAN

SECTION 1. Purpose. The purpose of this AXIS Capital Holdings Limited 2007 Long-Term Equity Compensation Plan is to promote the interests of AXIS Capital Holdings Limited, a company organized and existing under Bermuda law, and its stockholders by (a) attracting and retaining exceptional directors, officers, employees and consultants (including prospective directors, officers, employees and consultants) of the Company (as defined below) and its Affiliates (as defined below) and (b) enabling such individuals to participate in the long-term growth and financial success of the Company.

SECTION 2. Definitions. As used herein, the following terms shall have the meanings set forth below:

“Affiliate” means (a) any entity that, directly or indirectly, is controlled by, controls or is under common control with, the Company and (b) any entity in which the Company has a significant equity interest, in either case as determined by the Committee.

“Award” means any award that is permitted under Section 6 and granted under the Plan.

“Award Agreement” means any written agreement, contract or other instrument or document evidencing any Award, which may, but need not, require execution or acknowledgment by a Participant.

“Board” means the Board of Directors of the Company.

“Change of Control” shall (a) have the meaning set forth in an Award Agreement or (b) if there is no definition set forth in an Award Agreement, will be deemed to have occurred as of the first day any of the following events occurs:

(i) Any Person is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate, or (D) any acquisition by any entity pursuant to a transaction which complies with clauses (A), (B) and (C) of paragraph (iii) below;

(ii) Individuals who, as of the Effective Date, constitute the Board (hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided however, that any individual becoming a director subsequent to the date herein whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board, excluding any individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii) Consummation of a reorganization, merger, share exchange, amalgamation, recapitalization, consolidation or similar transaction by and among the Company and another Person, including, for this purpose, a transaction as a result of which another Person owns the Company or all or substantially all of the Company’s assets, either directly or through one or more subsidiaries (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or equivalent management personnel) of the Person resulting from such Business Combination or that, as a result of such Business Combination, owns the Company or all or substantially all of the Company’s assets, either directly or through one or more subsidiaries, in substantially the same proportions as their ownership of the Outstanding Company Voting Securities immediately prior to such Business Combination; (B) no Person (excluding any Person resulting from such Business Combination, or that, as a result of such Business Combination, owns the Company or all or substantially all of the Company’s assets, either directly or through one or more subsidiaries, or any employee benefit plan (or related trust) of the foregoing) beneficially owns, directly or indirectly, 50% or more of the then outstanding shares of common stock or the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or equivalent management personnel) of the Person resulting from such Business Combination or that, as a result of such Business Combination, owns the Company or all or substantially all of the Company’s assets, either directly or through one or more subsidiaries, except to the extent that such ownership existed with respect to the Company prior to the Business Combination; and (C) at least a majority of the members of the board of directors (or equivalent management personnel) of the Person resulting from such Business Combination or that, as a result of such Business Combination, owns the Company or all or substantially all of the Company’s assets, either directly or through one or more subsidiaries, were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the board, pursuant to which such Business Combination is effected or approved; or

(iv) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the Company’s assets.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

“Committee” means the Compensation Committee of the Board, or such other committee of the Board as may be designated by the Board to administer the Plan.

“Company” means AXIS Capital Holdings Limited and any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of AXIS Capital Holdings Limited.

“Disability” shall have the meaning ascribed to such term in the employee health care plan maintained by the Company, or if no such plan exists, at the discretion of the Committee.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute thereto.

“Exercise Price” means (a) in the case of Options, the price specified in the applicable Award Agreement as the price-per-Share at which Shares may be purchased pursuant to such Option or (b) in the case of SARs, the price specified in the applicable Award Agreement as the reference price-per-Share used to calculate the amount payable to the Participant.

“Fair Market Value” means (a) with respect to any property other than Shares, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee and (b) with respect to the Shares, as of any date, (i) the closing per share sales price of the Shares (A) as reported by the NYSE for such date or (B) if the Shares are listed on any other national stock exchange, as reported on the stock exchange composite tape for securities traded on such stock exchange for such date or, with respect to each of clauses (A) and (B), if there were no sales on such date, on the closest preceding date on which there were sales of Shares or (ii) in the event there shall be no public market for the Shares on such date, the fair market value of the Shares as determined in good faith by the Committee.

“Incentive Stock Option” means an option to purchase Shares from the Company that (a) is granted under Section 6(b) and (b) is intended to qualify for special Federal income tax treatment pursuant to Sections 421 and 422 of the Code, as now constituted or subsequently amended, or pursuant to a successor provision of the Code, and which is so designated in the applicable Award Agreement.

“IRS” means the Internal Revenue Service or any successor thereto and includes the staff thereof.

“NYSE” means the New York Stock Exchange or any successor thereto.

“Non-Employee Director” means a member of the Board who is neither (a) an employee of the Company nor (b) an employee of any Affiliate.

“Nonqualified Stock Option” means an option to purchase Shares from the Company that (a) is granted under Section 6(b) and (b) is not an Incentive Stock Option.

“Option” means an Incentive Stock Option or a Nonqualified Stock Option or both, as the context requires.

“Participant” means any director, officer, employee or consultant (including any prospective director, officer, employee or consultant) of the Company or its Affiliates who is eligible for an Award under Section 5 and who is selected by the Committee to receive an Award under the Plan or who receives a Substitute Award pursuant to Section 4(c).

“Performance Criteria” means the criterion or criteria that the Committee shall select for purposes of establishing a Performance Goal for a Performance Period with respect to any Performance Unit under the Plan.

“Performance Goal” means, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon the Performance Criteria.

“Performance Period” means the one or more periods of time as the Committee may select over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Performance Unit.

“Performance Unit” means an Award under Section 6(e) that has a value set by the Committee (or that is determined by reference to a valuation formula specified by the Committee or the Fair Market Value of Shares), which value may be paid to the Participant by delivery of such property as the Committee shall determine, including without limitation, cash or Shares, or any combination thereof, upon achievement of such Performance Goals during the relevant Performance Period as the Committee shall establish at the time of such Award or thereafter.

“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

“Plan” means this AXIS Capital Holdings Limited 2007 Long-Term Equity Compensation Plan, as in effect from time to time.

“Restricted Share” means a Share delivered under the Plan that is subject to certain transfer restrictions, forfeiture provisions and/or other terms and conditions specified herein and in the applicable Award Agreement.

“Retirement” shall (a) have the meaning set forth in an Award Agreement or (b) if there is no definition set forth in an Award Agreement, means:

(i) for an employee, such employee’s termination of employment with the Company and its Affiliates but only if either (A) such termination shall have occurred on or after the date on which he or she shall have attained age 60 and prior to such termination such employee shall have completed 5 years of continuous employment with the Company and its Affiliates or (B) the Committee by affirmative action determines such termination shall constitute a Retirement for purposes of the Plan; and

(ii) for a director, such director’s termination of service with the Company and its Affiliates but only if either (A) such termination shall have occurred on or after the date on which he or she shall have attained age 60 and prior to such termination such director shall have completed 5 years of continuous employment with the Company and its Affiliates or (B) the Board by affirmative action determines such termination shall constitute a Retirement for purposes of the Plan.

Consultants shall not be eligible for Retirement hereunder.

“RSU” means a restricted stock unit Award that is designated as such in the applicable Award Agreement and that represents an unfunded and unsecured promise to deliver Shares, cash, other securities, other Awards or other property in accordance with the terms of the applicable Award Agreement.

“Rule 16b-3” means Rule 16b-3 as promulgated and interpreted by the SEC under the Exchange Act or any successor rule or regulation thereto as in effect from time to time.

“SAR” means a stock appreciation right Award that represents an unfunded and unsecured promise to deliver Shares, cash, other securities, other Awards or other property equal in value to the excess, if any, of the Fair Market Value per Share over the Exercise Price per Share of the SAR, subject to the terms of the applicable Award Agreement.

“SEC” means the Securities and Exchange Commission or any successor thereto and shall include the staff thereof.

“Shares” means shares of common stock of the Company, par value $0.0125 per share, or such other securities of the Company (a) into which such shares shall be changed by reason of a recapitalization, merger, consolidation, split-up, combination, exchange of shares or other similar transaction or (b) as may be determined by the Committee pursuant to Section 4(b).

“Subsidiary” means any entity in which the Company, directly or indirectly, possesses 50% or more of the total combined voting power of all classes of its stock.

“Substitute Awards” shall have the meaning specified in Section 4(c).

SECTION 3. Administration. (a) Composition of Committee. The Plan shall be administered by the Committee, which shall be composed of one or more directors, as determined by the Board; provided that, to the extent necessary to comply with the rules of the NYSE and Rule 16b-3 and any other applicable laws or rules, the Committee shall be composed of two or more directors, all of whom shall be Non-Employee Directors and all of whom shall (i) meet the independence requirements of the NYSE and (ii) qualify as “Non-Employee Directors” under Rule 16b-3.

(b) Authority of Committee. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have sole and plenary authority to administer the Plan, including, but not limited to, the authority to (i) designate Participants, (ii) determine the type or types of Awards to be granted to a Participant, (iii) determine the number of Shares to be covered by, or with respect to which payments, rights or other matters are to be calculated in connection with, Awards, (iv) determine the terms and conditions of any Awards, (v) determine the vesting schedules of Awards and, if certain performance criteria must be attained in order for an Award to vest or be settled or paid, establish such performance criteria and certify whether, and to what extent, such performance criteria have been attained, (vi) determine whether, to what extent and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended, (vii) determine whether, to what extent and under what circumstances cash, Shares, other securities, other Awards, other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee, (viii) interpret, administer, reconcile any inconsistency in, correct any default in and supply any omission in, the Plan and any instrument or agreement relating to, or Award made under, the Plan, (ix) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan, (x) accelerate the vesting or exercisability of, payment for or lapse of restrictions on, Awards, (xi) amend an outstanding Award or grant a replacement Award for an Award previously granted under the Plan if, in its sole discretion, the Committee determines that (A) the tax consequences of such Award to the Company or the Participant differ from those consequences that were expected to occur on the date the Award was granted or (B) clarifications or interpretations of, or changes to, tax law or regulations permit Awards to be granted that have more favorable tax consequences than initially anticipated and (xii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(c) Committee Decisions. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award shall be within the sole and plenary discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all persons, including the Company, any Affiliate, any Participant, any holder or beneficiary of any Award and any stockholder.

(d) Indemnification. No member of the Board, the Committee or any employee of the Company (each such person, a “Covered Person”) shall be liable for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award hereunder. Each Covered Person shall be indemnified and held harmless by the Company against and from (i) any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under the Plan or any Award Agreement and (ii) any and all amounts paid by such Covered Person, with the Company’s approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person; provided that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding, and, once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person’s bad faith, fraud or willful criminal act or omission or that such right of indemnification is otherwise prohibited by law or by the Company’s Memorandum of Association or Bye-Laws. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which Covered Persons may be entitled under the Company’s Memorandum of Association or Bye-Laws, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such persons or hold them harmless.

(e) Delegation of Authority to Senior Officers. The Committee may delegate, on such terms and conditions as it determines in its sole and plenary discretion, to one or more senior officers of the Company the authority to make grants of Awards to officers (other than officers subject to Section 16 of the Exchange Act), employees and consultants of the Company and its Affiliates (including any prospective officer, employee or consultant) and all necessary and appropriate decisions and determinations with respect thereto; provided, however, that the cash settlement of Awards may only be permitted with the express written consent of the Committee.

(f) Awards to Non-Employee Directors. Notwithstanding anything to the contrary contained herein, the Compensation Committee may, in its sole and plenary discretion, at any time and from time to time, grant Awards to Non-Employee Directors.

SECTION 4. Shares Available for Awards. (a) Shares Available. Subject to adjustment as provided in Section 4(b), the aggregate number of Shares that may be delivered pursuant to Awards granted under the Plan shall be 15,000,000. The maximum number of Shares that may be delivered pursuant to Incentive Stock Options granted under the Plan shall be 15,000,000 (“Plan Shares”). If, after the effective date of the Plan, any Award granted under the Plan is forfeited, or otherwise expires, terminates or is canceled without the delivery of Shares, then the Shares covered by such forfeited, expired, terminated or canceled Award shall again become available to be delivered pursuant to Awards under the Plan. If Shares issued upon exercise, vesting or settlement of an Award, or Shares owned by a Participant (which are not subject to any pledge or other security interest), are surrendered or tendered to the Company in payment of the Exercise Price of an Award or any taxes required to be withheld in respect of an Award, in each case, in accordance with the terms and conditions of the Plan and any applicable Award Agreement, such surrendered or tendered Shares shall again become available to be delivered pursuant to Awards under the Plan; provided, however, that in no event shall such Shares increase the number of Shares that may be delivered pursuant to Incentive Stock Options granted under the Plan. Notwithstanding any provision of the Plan to the contrary, the aggregate number of Shares subject to Awards (i) granted in the form of “other equity-based or equity-related Awards” pursuant to Section 6(a)(vi) and (ii) with respect to which restrictions may be waived or lapsed pursuant to Section 7(b), other than in connection with a Change of Control or in the case of the death, Disability or Retirement of a Participant, shall not exceed 10% of the Plan Shares.

(b) Adjustments for Changes in Capitalization and Similar Events. (i) In the event of any extraordinary dividend or other extraordinary distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, split-up or spin-off, the Committee shall, in order to preserve the value of the Award and in the manner determined by the Committee, adjust any or all of (A) the number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted, including (1) the aggregate number of Shares that may be delivered pursuant to Awards granted under the Plan (including pursuant to Incentive Stock Options), as provided in Section 4(a) and (2) the maximum number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted to any Participant in any fiscal year of the Company and (B) the terms of any outstanding Award, including (1) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards or to which outstanding Awards relate and (2) the Exercise Price, if applicable, with respect to any Award.

(ii) In the event that the Committee determines that any reorganization, merger, consolidation, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee in its discretion to be appropriate or desirable, then the Committee may (A) in such manner as it may deem equitable or desirable, adjust any or all of (1) the number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted, including (X) the aggregate number of Shares that may be delivered pursuant to Awards granted under the Plan, as provided in Section 4(a) and (Y) the maximum number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted to any Participant in any fiscal year of the Company and (2) the terms of any outstanding Award, including (X) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards or to which outstanding Awards relate and (Y) the Exercise Price, if applicable, with respect to any Award, (B) if deemed appropriate or desirable by the Committee, make provision for a cash payment to the holder of an outstanding Award in consideration for the cancellation of such Award, including, in the case of an outstanding Option or SAR, a cash payment to the holder of such Option or SAR in consideration for the cancellation of such Option or SAR in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the Shares subject to such Option or SAR over the aggregate Exercise Price of such Option or SAR and (C) if deemed appropriate or desirable by the Committee, cancel and terminate any Option or SAR having a per Share Exercise Price equal to, or in excess of, the Fair Market Value of a Share subject to such Option or SAR without any payment or consideration therefor.

(c) Substitute Awards. Awards may, in the discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by the Company or any of its Affiliates or a company acquired by the Company or any of its Affiliates or with which the Company or any of its Affiliates combines (such Awards, “Substitute Awards”). The number of Shares underlying any Substitute Awards shall be counted against the aggregate number of Shares available for Awards under the Plan; provided, however, that Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding awards previously granted by an entity that is acquired by the Company or any of its Affiliates or with which the Company or any of its Affiliates combines shall not be counted against the aggregate number of Shares available for Awards under the Plan; provided further, however, that Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding stock options intended to qualify for special tax treatment under Sections 421 and 422 of the Code that were previously granted by an entity that is acquired by the Company or any of its Affiliates or with which the Company or any of its Affiliates combines shall be counted against the aggregate number of Shares available for Incentive Stock Options under the Plan. Notwithstanding anything in this Section 4(c) to the contrary, without the approval of the shareholders of the Company, in no event may any Option or SAR granted under the Plan be (i) amended to decrease the Exercise Price thereof, or (ii) cancelled in exchange for cash or the grant of Substitute Awards to the extent that such grant would result in an assumption of, or substitution for, an outstanding Option or SAR previously granted by the Company or any of its Affiliates, that would have the effect of reducing the Exercise Price of such outstanding Option or SAR.

(d) Sources of Shares Deliverable Under Awards. Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares.

SECTION 5. Eligibility. Any director, officer, employee or consultant (including any prospective director, officer, employee or consultant) of the Company or any of its Affiliates shall be eligible to be designated a Participant.

SECTION 6. Awards. (a) Types of Awards. Awards may be made under the Plan in the form of (i) Options, (ii) SARs, (iii) Restricted Shares, (iv) RSUs, (v) Performance Units and (vi) other equity-based or equity-related Awards that the Committee determines are consistent with the purpose of the Plan and the interests of the Company. Awards may be granted in tandem with other Awards. No Incentive Stock Option (other than an Incentive Stock Option that may be assumed or issued by the Company in connection with a transaction to which Section 424(a) of the Code applies) may be granted to a person who is ineligible to receive an Incentive Stock Option under the Code.

(b) Options. (i) Grant. Subject to the provisions of the Plan, the Committee shall have sole and plenary authority to determine the Participants to whom Options shall be granted, the number of Shares to be covered by each Option, whether the Option will be an Incentive Stock Option or a Nonqualified Stock Option and the conditions and limitations applicable to the vesting and exercise of the Option. In the case of Incentive Stock Options, the terms and conditions of such grants shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code and any regulations related thereto, as may be amended from time to time. All Options granted under the Plan shall be Nonqualified Stock Options unless the applicable Award Agreement expressly states that the Option is intended to be an Incentive Stock Option. If an Option is intended to be an Incentive Stock Option, and if for any reason such Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Option (or portion thereof) shall be regarded as a Nonqualified Stock Option appropriately granted under the Plan; provided that such Option (or portion thereof) otherwise complies with the Plan’s requirements relating to Nonqualified Stock Options.

(ii) Exercise Price. The Exercise Price of each Share covered by an Option shall be not less than 100% of the Fair Market Value of such Share (determined as of the date the Option is granted); provided, however, that in the case of an Incentive Stock Option granted to an employee who, at the time of the grant of such Option, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Affiliate, the per Share Exercise Price shall be no less than 110% of the Fair Market Value per Share on the date of the grant.

(iii) Vesting and Exercise. Each Option shall be vested and exercisable at such times, in such manner and subject to such terms and conditions as the Committee may, in its sole and plenary discretion, specify in the applicable Award Agreement or thereafter. Except as otherwise specified by the Committee in the applicable Award Agreement, an Option may only be exercised to the extent that it has already vested at the time of exercise. Except as otherwise specified by the Committee in the Award Agreement, Options shall become vested and exercisable with respect to one-third of the Shares subject to such Options on each of the first three anniversaries of the date of grant. An Option shall be deemed to be exercised when written or electronic notice of such exercise has been given to the Company in accordance with the terms of the Award by the person entitled to exercise the Award and full payment pursuant to Section 6(b)(iv) for the Shares with respect to which the Award is exercised has been received by the Company. Exercise of an Option in any manner shall result in a decrease in the number of Shares that thereafter may be available for sale under the Option and, except as expressly set forth in Section 4(c), in the number of Shares that may be available for purposes of the Plan, by the number of Shares as to which the Option is exercised. The Committee may impose such conditions with respect to the exercise of Options, including, without limitation, any conditions relating to the application of Federal or state securities laws, as it may deem necessary or advisable.

(iv) Payment. (A) No Shares shall be delivered pursuant to any exercise of an Option until payment in full of the aggregate Exercise Price therefor is received by the Company, and the Participant has paid to the Company an amount equal to any Federal, state, local and foreign income and employment taxes required to be withheld. Such payments may be made in cash (or its equivalent) or, in the Committee’s sole and plenary discretion, any other manner, including (1) by exchanging Shares owned by the Participant (which are not the subject of any pledge or other security interest) or (2) if there shall be a public market for the Shares at such time, subject to such rules as may be established by the Committee, through delivery of irrevocable instructions to a broker to sell the Shares otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the aggregate Exercise Price, or by a combination of the foregoing; provided that the combined value of all cash and cash equivalents and the Fair Market Value of any such Shares so tendered to the Company as of the date of such tender is at least equal to such aggregate Exercise Price and the amount of any Federal, state, local or foreign income or employment taxes required to be withheld.

(B) Wherever in the Plan or any Award Agreement a Participant is permitted to pay the Exercise Price of an Option or taxes relating to the exercise of an Option by delivering Shares, the Participant may, subject to procedures satisfactory to the Committee, satisfy such delivery requirement by presenting proof of beneficial ownership of such Shares, in which case the Company shall treat the Option as exercised without further payment and shall withhold such number of Shares from the Shares acquired by the exercise of the Option.

(v) Expiration. Each Option shall expire at the time or times, and on the other terms and conditions, set forth in the applicable Award Agreement, except that no Option may be exercisable after the tenth anniversary of the date the Option is granted.

(c) SARs. (i) Grant. Subject to the provisions of the Plan, the Committee shall have sole and plenary authority to determine the Participants to whom SARs shall be granted, the number of Shares to be covered by each SAR, the Exercise Price thereof and the conditions and limitations applicable to the exercise thereof. SARs may be granted in tandem with another Award, in addition to another Award or freestanding and unrelated to another Award. SARs granted in tandem with, or in addition to, an Award may be granted either at the same time as the Award or at a later time.

(ii) Exercise Price. The Exercise Price of each Share covered by a SAR shall be not less than 100% of the Fair Market Value of such Share (determined as of the date the SAR is granted).

(iii) Exercise. A SAR shall entitle the Participant to receive an amount equal to the excess, if any, of the Fair Market Value of a Share on the date of exercise of the SAR over the Exercise Price thereof. The Committee shall determine, in its sole and plenary discretion, whether a SAR shall be settled in cash, Shares, other securities, other Awards, other property or a combination of any of the foregoing.

(iv) Other Terms and Conditions. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine, at or after the grant of a SAR, the vesting criteria, term, methods of exercise, methods and form of settlement and any other terms and conditions of any SAR. Any such determination by the Committee may be changed by the Committee from time to time and may govern the exercise of SARs granted or exercised thereafter. The Committee may impose such conditions or restrictions on the exercise of any SAR as it shall deem appropriate or desirable.

(v) Expiration. Each SAR shall expire at the time or times, and on the other terms and conditions, set forth in the applicable Award Agreement, except that no SAR may be exercisable after the tenth anniversary of the date the SAR is granted.

(d) Restricted Shares and RSUs. (i) Grant. Subject to the provisions of the Plan, the Committee shall have sole and plenary authority to determine the Participants to whom Restricted Shares and RSUs shall be granted, the number of Restricted Shares and RSUs to be granted to each Participant, the duration of the period during which, and the conditions, if any, under which, the Restricted Shares and RSUs may vest or may be forfeited to the Company (the “Period of Restriction”) and the other terms and conditions of such Awards. Subject to Section 3, no grant of Restricted Shares or RSUs shall become vested with respect to all the Restricted Shares or RSUs subject to such grant over a period that is shorter than three years after the date of grant; provided that Restricted Shares or RSUs that are subject to performance-based vesting criteria, may become vested with respect to all the Restricted Shares or RSUs covered by the applicable grant over a period that is not shorter than one year after the date of grant.

(ii) Transfer Restrictions. Restricted Shares and RSUs may not be sold, assigned, transferred, pledged or otherwise encumbered except as provided in the Plan or as may be provided in the applicable Award Agreement; provided, however, that prior to vesting, Restricted Shares and RSUs may not be transferred. Certificates issued in respect of Restricted Shares shall be registered in the name of the Participant and deposited by such Participant, together with a stock power endorsed in blank, with the Company or such other custodian as may be designated by the Committee or the Company, and shall be held by the Company or other custodian, as applicable, until such time as the restrictions applicable to such Restricted Shares lapse. Upon the lapse of the restrictions applicable to such Restricted Shares, the Company or other custodian, as applicable, shall deliver such certificates to the Participant or the Participant’s legal representative.

(iii) Payment/Lapse of Restrictions. Each RSU shall be granted with respect to one Share or shall have a value equal to the Fair Market Value of one Share. RSUs shall be paid in cash, Shares, other securities, other Awards or other property, as determined in the sole and plenary discretion of the Committee, upon the lapse of restrictions applicable thereto, or otherwise in accordance with the applicable Award Agreement.

(iv) Dividends and Other Distributions. During the Period of Restriction, Participants holding Restricted Shares or RSUs granted hereunder may, as determined by the Committee or specified in the applicable Award Agreement, be paid or credited with (A) regular dividends paid with respect to the Shares underlying the Restricted Shares while they are so held or (B) regular dividends paid with respect to the number of Shares equivalent to the number of RSUs while they are so held. Such dividends may, as determined by the Committee or specified in the applicable Award Agreement, be credited with interest from the date of the dividends through the date of payment. The Committee may also apply any restrictions to the dividends that the Committee deems appropriate and as are set forth in the Award Agreement.

(e) Performance Units. (i) Grant. Subject to the provisions of the Plan, the Committee shall have sole and plenary authority to determine the Participants to whom Performance Units shall be granted and the terms and conditions thereof.

(ii) Value of Performance Units. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. The Committee shall set Performance Goals in its discretion which, depending on the extent to which they are met during a Performance Period, will determine the number and value of Performance Units that will be paid out to the Participant.

(iii) Earning of Performance Units. Subject to the provisions of the Plan, after the applicable Performance Period has ended, the holder of Performance Units shall be entitled to receive a payout of the number and value of Performance Units earned by the Participant over the Performance Period, to be determined by the Committee, in its sole and plenary discretion, as a function of the extent to which the corresponding Performance Goals have been achieved.

(iv) Form and Timing of Payment of Performance Units. Subject to the provisions of the Plan, the Committee, in its sole and plenary discretion, may pay earned Performance Units in the form of cash or in Shares (or in a combination thereof) that has an aggregate Fair Market Value equal to the value of the earned Performance Units at the close of the applicable Performance Period. Such Shares may be granted subject to any restrictions in the applicable Award Agreement deemed appropriate by the Committee. The determination of the Committee with respect to the form and timing of payout of such Awards shall be set forth in the applicable Award Agreement; provided, subject to Section 3, no grant of Performance Units shall become vested with respect to all the Performance Units subject to such grant over a period that is shorter than one year after the date of grant.

(f) Other Stock-Based Awards. Subject to the provisions of the Plan, the Committee shall have the sole and plenary authority to grant to Participants other equity-based or equity-related Awards (including, but not limited to, fully-vested Shares) in such amounts and subject to such terms and conditions as the Committee shall determine. Subject to Section 3, no grant of such awards shall become vested with respect to all the awards subject to such grant over a period that is shorter than three years after the date of grant; provided that other equity-based or equity-related Awards that are subject to performance-based vesting criteria, may become vested with respect to all the awards covered by the applicable grant over a period that is not shorter than one year after the date of grant.

(g) Dividend Equivalents. In the sole and plenary discretion of the Committee, an Award, other than an Option or SAR, may provide the Participant with dividends or dividend equivalents, payable in cash, Shares, other securities, other Awards or other property, on a current or deferred basis, on such terms and conditions as may be determined by the Committee in its sole and plenary discretion, including, without limitation, payment directly to the Participant, withholding of such amounts by the Company subject to vesting of the Award or reinvestment in additional Shares, Restricted Shares or other Awards.

SECTION 7. Amendment and Termination. (a) Amendments to the Plan. Subject to any applicable law or government regulation, to any requirement that must be satisfied if the Plan is intended to be a shareholder approved plan for purposes of the rules of the NYSE or any successor exchange or quotation system on which the Shares may be listed or quoted, the Plan may be amended, modified or terminated by the Board without the approval of the stockholders of the Company except that stockholder approval shall be required for any amendment that would (i) increase the maximum number of Shares for which Awards may be granted under the Plan or increase the maximum number of Shares that may be delivered pursuant to Incentive Stock Options granted under the Plan; provided, however, that any adjustment under Section 4(b) shall not constitute an increase for purposes of this Section 7(a), (ii) change the class of employees or other individuals eligible to participate in the Plan, or (iii) materially amend the Plan. No modification, amendment or termination of the Plan may, without the consent of the Participant to whom any Award shall theretofor have been granted, materially and adversely affect the rights of such Participant (or his or her transferee) under such Award, unless otherwise provided by the Committee in the applicable Award Agreement.

(b) Amendments to Awards. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate any Award theretofor granted, prospectively or retroactively; provided, however, that, except as set forth in the Plan, unless otherwise provided by the Committee in the applicable Award Agreement, any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely impair the rights of any Participant or any holder or beneficiary of any Award theretofor granted shall not to that extent be effective without the consent of the impaired Participant, holder or beneficiary.

(c) Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4(b) or the occurrence of a Change of Control) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or of changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange, accounting principles or law (i) whenever the Committee, in its sole and plenary discretion, determines that such adjustments are appropriate or desirable, including, without limitation, providing for a substitution or assumption of Awards, accelerating the exercisability of, lapse of restrictions on, or termination of, Awards or providing for a period of time for exercise prior to the occurrence of such event, (ii) if deemed appropriate or desirable by the Committee, in its sole and plenary discretion, by providing for a cash payment to the holder of an Award in consideration for the cancellation of such Award, including, in the case of an outstanding Option or SAR, a cash payment to the holder of such Option or SAR in consideration for the cancellation of such Option or SAR in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the Shares subject to such Option or SAR over the aggregate Exercise Price of such Option or SAR and (iii) if deemed appropriate or desirable by the Committee, in its sole and plenary discretion, by canceling and terminating any Option or SAR having a per Share Exercise Price equal to, or in excess of, the Fair Market Value of a Share subject to such Option or SAR without any payment or consideration therefor.

SECTION 8. Change of Control. Unless otherwise provided in the applicable Award Agreement or any other agreement between the applicable Participant and the Company, in the event of a Change of Control after the date of the adoption of the Plan, unless provision is made in connection with the Change of Control for (a) assumption of Awards previously granted or (b) substitution for such Awards of new awards covering stock of a successor corporation or its “parent corporation” (as defined in Section 424(e) of the Code) or “subsidiary corporation” (as defined in Section 424(f) of the Code) with appropriate adjustments as to the number and kinds of shares and the Exercise Prices, if applicable, (i) any outstanding Options or SARs then held by Participants that are unexercisable or otherwise unvested shall automatically be deemed exercisable or otherwise vested, as the case may be, as of immediately prior to such Change of Control, (ii) all Performance Units shall be paid out as if the date of the Change of Control were the last day of the applicable Performance Period and “target performance levels” had been attained and (iii) all other outstanding Awards (including Restricted Shares and RSUs) then held by Participants that are unexercisable, unvested or still subject to restrictions or forfeiture, shall automatically be deemed exercisable and vested and all restrictions and forfeiture provisions related thereto shall lapse as of immediately prior to such Change of Control.

SECTION 9. General Provisions. (a) Nontransferability. During the Participant’s lifetime, each Award (and any rights and obligations thereunder) shall be exercisable only by the Participant, or, if permissible under applicable law, by the Participant’s legal guardian or representative, and no Award (or any rights and obligations thereunder) may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that (i) the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance and (ii) the Board or the Committee may permit further transferability, on a general or specific basis, and may impose conditions and limitations on any permitted transferability; provided, however, that Awards cannot be transferred for consideration; provided further, however, that Incentive Stock Options granted under the Plan shall not be transferable in any way that would violate Section 1.422-2(a)(2) of the Treasury Regulations. All terms and conditions of the Plan and all Award Agreements shall be binding upon any permitted successors and assigns.

(b) No Rights to Awards. No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated.

(c) Share Certificates. All certificates for Shares or other securities of the Company or any Affiliate delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award Agreement or the rules, regulations and other requirements of the SEC, NYSE or any other stock exchange or quotation system upon which such Shares or other securities are then listed or reported and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(d) Withholding. (i) Authority to Withhold. A Participant may be required to pay to the Company or any Affiliate, and the Company or any Affiliate shall have the right and is hereby authorized to withhold from any Award, from any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant, the amount (in cash, Shares, other securities, other Awards or other property) of any applicable withholding taxes in respect of an Award, its exercise or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Committee or the Company to satisfy all obligations for the payment of such taxes.

(ii) Alternative Ways to Satisfy Withholding Liability. Without limiting the generality of clause (i) above, a Participant may satisfy, in whole or in part, the foregoing withholding liability by delivery of Shares owned by the Participant (which are not subject to any pledge or other security interest and which have been owned by the Participant for at least six months) having a Fair Market Value equal to such withholding liability or, at the discretion of the Company, by having the Company withhold from the number of Shares otherwise issuable pursuant to the exercise of the Option or SAR, or the lapse of the restrictions on any other Awards (in the case of SARs and other Awards, if such SARs and other Awards are settled in Shares), a number of Shares having a Fair Market Value equal to such withholding liability.

(e) Section 409A of the Code. Participants are solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with Awards (including any taxes arising under Section 409A of the Code), and the Company shall not have any obligation to indemnify or otherwise hold any participant harmless from any or all of such taxes. The Committee shall have the discretion to organize any deferral program, to require deferral election forms, and to grant or to unilaterally modify any Award in a manner that (i) conforms with the requirements of Section 409A of the Code, (ii) voids any Participant election to the extent it would violate Section 409A of the Code and (iii) for any distribution event or election that could be expected to violate Section 409A of the Code, make the distribution only upon the earliest of the first to occur of a “permissible distribution event” within the meaning of Section 409A of the Code, or a distribution event that the participant elects in accordance with Section 409A of the Code. The Committee shall have the sole discretion to interpret the requirements of the Code, including Section 409A, for purposes of the Plan and all Awards.

(f) Award Agreements. Each Award hereunder shall be evidenced by an Award Agreement, which shall be delivered to the Participant and shall specify the terms and conditions of the Award and any rules applicable thereto, including, but not limited to, the effect on such Award of the death, disability or termination of employment or service of a Participant and the effect, if any, of such other events as may be determined by the Committee.

(g) No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of options, restricted stock, shares and other types of equity-based awards (subject to stockholder approval if such approval is required), and such arrangements may be either generally applicable or applicable only in specific cases.

(h) No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained as a director, officer, employee or consultant of or to the Company or any Affiliate, nor shall it be construed as giving a Participant any rights to continued service on the Board. Further, the Company or an Affiliate may at any time dismiss a Participant from employment or discontinue any directorship or consulting relationship, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.

(i) No Rights as Stockholder. No Participant or holder or beneficiary of any Award shall have any rights as a stockholder with respect to any Shares to be distributed under the Plan until he or she has become the holder of such Shares. Notwithstanding the foregoing, in connection with each grant of Restricted Shares, except as provided in the applicable Award Agreement, the Participant shall be entitled to the rights of a stockholder (including the right to vote and receive dividends) in respect of such Restricted Shares. Except as otherwise provided in Section 4(b), Section 7(c) or the applicable Award Agreement, no adjustments shall be made for dividends or distributions on (whether ordinary or extraordinary, and whether in cash, Shares, other securities or other property), or other events relating to, Shares subject to an Award for which the record date is prior to the date such Shares are delivered.

(j) Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of Bermuda, without giving effect to the conflict of laws provisions thereof.

(k) Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(l) Other Laws. The Committee may refuse to issue or transfer any Shares or other consideration under an Award if, acting in its sole and plenary discretion, it determines that the issuance or transfer of such Shares or such other consideration might violate any applicable law or regulation or entitle the Company to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary. Without limiting the generality of the foregoing, no Award granted hereunder shall be construed as an offer to sell securities of the Company, and no such offer shall be outstanding, unless and until the Committee in its sole and plenary discretion has determined that any such offer, if made, would be in compliance with all applicable requirements of the U.S. Federal and any other applicable securities laws.

(m) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate, on one hand, and a Participant or any other Person, on the other hand. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or such Affiliate.

(n) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

(o) Requirement of Consent and Notification of Election Under Section 83(b) of the Code or Similar Provision. No election under Section 83(b) of the Code (to include in gross income in the year of transfer the amounts specified in Section 83(b) of the Code) or under a similar provision of law (whether United States, United Kingdom or otherwise) may be made unless expressly permitted by the terms of the applicable Award Agreement or by action of the Committee in writing prior to the making of such election. If an Award recipient, in connection with the acquisition of Shares under the Plan or otherwise, is expressly permitted under the terms of the applicable Award Agreement or by such Committee action to make such an election and the Participant makes the election, the Participant shall notify the Committee of such election within ten days of filing notice of the election with the IRS or other governmental authority, in addition to any filing and notification required pursuant to regulations issued under Section 83(b) of the Code or other applicable provision.

(p) Requirement of Notification Upon Disqualifying Disposition Under Section 421(b) of the Code. If any Participant shall make any disposition of Shares delivered pursuant to the exercise of an Incentive Stock Option under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions) or any successor provision of the Code, such Participant shall notify the Company of such disposition within ten days of such disposition.

(q) Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

SECTION 10. Term of the Plan. (a) Effective Date. The Plan shall be effective as of the date of its adoption by the Board and approval by the Company’s stockholders; provided, however, that no Incentive Stock Options may be granted under the Plan unless it is approved by the Company’s stockholders within twelve (12) months before or after the date the Plan is adopted by the Board.

(b) Expiration Date. No Award shall be granted under the Plan after the tenth anniversary of the date the Plan is approved under Section 10(a). Unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted hereunder may, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Award or to waive any conditions or rights under any such Award shall, nevertheless continue thereafter.

YOUR VOTE IS IMPORTANT	VOTE BY INTERNET/TELEPHONE
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• Go to the website address listed above.	OR	• Use any touch tone telephone.	OR	• Mark, sign and date your proxy card.

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• Follow the simple instructions that appear on your computer screen.		• Follow the simple recorded instructions.		• Return your proxy card in the enclosed envelope.
DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET

AXIS CAPITAL HOLDINGS LIMITED

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD

    The undersigned hereby appoints Michael A. Butt and Richard T. Gieryn, Jr., and each of them, as proxies of the undersigned, with full power of substitution, to vote all of the common shares of AXIS Capital Holdings Limited held in the name of the undersigned at the close of business on March 5, 2012 on all matters presented at the Annual General Meeting of Shareholders of AXIS Capital Holdings Limited to be held on May 3, 2012 in Pembroke, Bermuda, and at any postponement or adjournment thereof.

    IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED BY MAIL OR PROPERLY SUBMITTED VIA THE INTERNET OR BY PHONE, THE SHARES THAT IT REPRESENTS WILL BE VOTED AS SPECIFIED. IF NO CHOICE IS SPECIFIED, THE SHARES WILL BE VOTED FOR PROPOSALS 1, 2, 3 and 4.

  (Continued, and to be marked, signed and dated, on the other side)

To include any comments, please mark this box. ☐	Computershare P.O. Box 3550 South Hackensack, NJ 07606-9250

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Shareholders to be Held on May 3, 2012:

The Proxy Statement, the 2011 Annual Report to Shareholders and the Form 10-K of AXIS Capital Holdings Limited for

2011 are available at https://materials.proxyvote.com/G0692U.

Please mark, sign and date your proxy card and return it in the enclosed envelope.	PLEASE MARK YOUR VOTE AS INDICATED IN THIS EXAMPLE ☒

THE BOARD RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, 3 AND 4.

		FOR all nominees	WITHHOLD AUTHORITY for all nominees	EXCEPTIONS

1.	To elect the following four nominees as Class I directors of AXIS Capital Holdings Limited:	☐	☐	☐

(01) Michael A. Butt (02) John R. Charman (03) Charles A. Davis (04) Sir Andrew Large

INSTRUCTIONS: To withhold authority to vote for any nominee listed, strike a line through that nominee’s name and check the “Exceptions” box above.

2.	To approve, by non-binding vote, the compensation of the named executive officers.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	To approve an amendment to our Long-Term Equity Compensation Plan which (i) increases the aggregate number of shares of common stock authorized for issuance by 6,000,000; and (ii) incorporates certain administrative changes.	FOR ☐	AGAINST ☐	ABSTAIN ☐

4.	To appoint Deloitte & Touche Ltd., Hamilton, Bermuda, to act as the independent registered public accounting firm of AXIS Capital Holdings Limited for the fiscal year ending December 31, 2012 and to authorize the Board, acting through the Audit Committee, to set the fees for the independent registered public accounting firm.	FOR ☐	AGAINST ☐	ABSTAIN ☐

In their judgment, upon such other matters as may properly come before the meeting or any postponement or adjournment thereof.

DATE:                             , 2012

SIGNATURE(S)

IMPORTANT: Please sign exactly as your name(s) appear(s) hereon. If you are acting as attorney-in-fact, corporate officer or in another representative capacity, please indicate the capacity in which you are signing.